AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1997
                                           REGISTRATION STATEMENT NO. 333-29779
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                               AMENDMENT NO. 1 TO
                                   FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                             CHS ELECTRONICS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   FLORIDA                             87-0435376
         (STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)            IDENTIFICATION NO.)

                                                                                        CLAUDIO OSORIO
                                                                                    CHAIRMAN OF THE BOARD,
                                                                             CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                                                                    CHS ELECTRONICS, INC.
                   2153 N.W. 86TH AVENUE                                            2153 N.W. 86TH AVENUE
                   MIAMI, FLORIDA 33122                                              MIAMI, FLORIDA 33122
                      (305) 716-8273                                                     (305) 716-8273
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,             (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)           INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                         COPIES OF COMMUNICATIONS TO:

          PAUL BERKOWITZ, ESQ.           BRUCE N. HAWTHORNE, ESQ.
           DANIEL REED, ESQ.                KING & SPALDING
        GREENBERG, TRAURIG, HOFFMAN,      191 PEACHTREE STREET
       LIPOFF, ROSEN & QUENTEL, P.A.   ATLANTA, GEORGIA 30303-1763
          1221 BRICKELL AVENUE               (404) 572-4600
          MIAMI, FLORIDA 33131         (FACSIMILE) (404) 572-5100
             (305) 579-0500
        (FACSIMILE) (305) 579-0717
                                ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------

                        CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                      PROPOSED MAXIMUM   PROPOSED MAXIMUM
       TITLE OF SHARES                 AMOUNT          AGGREGATE PRICE      AGGREGATE         AMOUNT OF
       TO BE REGISTERED         TO BE REGISTERED(1)     PER SHARE(2)      OFFERING PRICE   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value    13,800,000 shares         $32.125          $443,325,000       $134,340.91(3)
===========================================================================================================

(1) Includes 1,800,000 shares of Common Stock issuable upon exercise of the U.S. Underwriters' and Managers' over-allotment options.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(3) $89,734.85 of such registration fee was paid upon the original filing of the Registration Statement on June 20, 1997.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                               EXPLANATORY NOTE


     THIS REGISTRATION STATEMENT CONTAINS TWO SEPARATE PROSPECTUSES. THE FIRST PROSPECTUS RELATES TO A PUBLIC OFFERING OF SHARES OF COMMON STOCK OF CHS ELECTRONICS, INC. IN THE UNITED STATES AND CANADA (THE "U.S. OFFERING"). THE SECOND PROSPECTUS RELATES TO A CONCURRENT OFFERING OF COMMON STOCK OUTSIDE THE UNITED STATES AND CANADA (THE "INTERNATIONAL OFFERING"). THE PROSPECTUSES FOR THE U.S. OFFERING AND THE INTERNATIONAL OFFERING WILL BE IDENTICAL IN ALL RESPECTS, OTHER THAN THE FRONT COVER PAGE, THE "CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS OF COMMON STOCK" AND "UNDERWRITING" SECTIONS AND THE BACK COVER PAGE RELATING TO THE INTERNATIONAL OFFERING. SUCH ALTERNATE PAGES APPEAR IN THIS REGISTRATION STATEMENT IMMEDIATELY FOLLOWING THE COMPLETE PROSPECTUS FOR THE U.S. OFFERING.

                   SUBJECT TO COMPLETION DATED JULY 23, 1997
                               12,000,000 SHARES


                 [CHS EXCELLENCE IN DISTRIBUTION GRAPHIC OMITTED]

                                 COMMON STOCK
                               ----------------

     ALL OF THE 12,000,000 SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING ISSUED AND SOLD BY CHS ELECTRONICS, INC. ("CHS" OR THE "COMPANY"). OF THE 12,000,000 SHARES OF COMMON STOCK OFFERED HEREBY, 9,000,000 SHARES ARE BEING OFFERED IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS (AS DEFINED HEREIN) (THE "U.S. OFFERING") AND 3,000,000 SHARES ARE BEING OFFERED IN A CONCURRENT OFFERING OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL MANAGERS (AS DEFINED HEREIN) (THE "INTERNATIONAL OFFERING" AND, TOGETHER WITH THE U.S. OFFERING, THE "OFFERING"). THE PRICE TO PUBLIC AND THE UNDERWRITING DISCOUNTS AND COMMISSIONS PER SHARE WILL BE IDENTICAL FOR THE U.S. OFFERING AND THE INTERNATIONAL OFFERING. SEE "UNDERWRITING."

     THE COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET UNDER THE TRADING SYMBOL "CHSE." ON JULY 22, 1997, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $32.125 PER SHARE.


                               ----------------

     SEE "RISK FACTORS" ON PAGES 7 THROUGH 11 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

=========================================================
                              UNDERWRITING
                  PRICE TO    DISCOUNTS AND   PROCEEDS TO
                   PUBLIC    COMMISSIONS(1)   COMPANY(2)
---------------------------------------------------------
Per Share  ...... $             $              $
---------------------------------------------------------
Total(3)   ...... $             $              $
=========================================================
(1) The Company and the selling shareholders (the "Selling Shareholders") described under "Principal and Selling Shareholders" have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses estimated at $500,000, which are payable by CHS.


(3) The Company and the Selling Shareholders have granted to the U.S. Underwriters a 30-day option to purchase up to an aggregate of 1,350,000 additional shares of Common Stock, and to the International Managers a 30-day option to purchase up to an aggregate of 450,000 additional shares of Common Stock, on the same terms and conditions as the Common Stock offered hereby, solely to cover over-allotments, if any. The Company will not receive any of the proceeds for the sale of Common Stock by the Selling Shareholders. If such options are exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will
    be $     , $     and $     , respectively. See "Principal Shareholders"
    and "Underwriting."

                               ----------------

     THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL U.S. UNDERWRITERS, SUBJECT TO PRIOR SALE, WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THEM, AND SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING THE RIGHT OF THE U.S.
UNDERWRITERS TO WITHDRAW, CANCEL, MODIFY OR REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT
          , 1997 AT THE OFFICES OF RAYMOND JAMES & ASSOCIATES, INC., ST. PETERSBURG, FLORIDA.
                               ----------------
RAYMOND JAMES & ASSOCIATES, INC.
         MONTGOMERY SECURITIES
                       J.C. BRADFORD & CO.
                                             CLEARY GULL REILAND & MCDEVITT INC.

                      The date of this Prospectus is        , 1997

                             [INSIDE FRONT COVER]
                              [MAP WITH LOCATIONS]




















                                ---------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT AND STABILIZING TRANSACTIONS, THE PURCHASE OF SUCH SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE SECURITIES OFFERED HEREBY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                                ---------------

     All amounts in this Prospectus are stated in United States dollars. The translation from foreign currencies to United States dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using the average exchange rates during the period.

                              PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION AND SHARE DATA IN THIS PROSPECTUS (I) HAVE BEEN ADJUSTED TO REFLECT A ONE-FOR-TWO REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, PAR VALUE $.001 PER SHARE (THE "COMMON STOCK"), ON MARCH 14, 1996, AND (II) ASSUME NO EXERCISE OF THE OVER-ALLOTMENT OPTIONS DESCRIBED UNDER "UNDERWRITING."



                                  THE COMPANY


     CHS Electronics, Inc. ("CHS" or the "Company") is a leading international distributor of microcomputer products, including personal computers, peripherals, networking products and software. CHS operates in 29 countries across three regions, including Western Europe, Eastern Europe and Latin America, and services an active customer base of greater than 66,000 resellers. Substantially all of the products sold by the Company are manufactured by 35 vendors, including such market leaders as Hewlett-Packard, Microsoft, Seagate, IBM, Compaq, Western Digital, Intel, 3Com, Canon, Novell, Epson and Creative Labs. The Company is a focused distributor, as opposed to a broadline distributor, and seeks to represent leading vendors within specific product categories. CHS believes that it is the fourth largest distributor of microcomputer products in the world, the second largest distributor in Europe and the largest distributor in Latin America and Eastern Europe. The Company has no significant sales in the United States.


     The Company has pursued an aggressive strategy of growth through acquisitions which, together with growth in its existing business, has enabled the Company to significantly increase net sales and achieve strong operating results. Most recently, on June 20, 1997, the Company entered into an agreement to purchase, for $160 million, Karma International S.A. ("Karma"), a distributor of personal computer components to over 10,000 customers in Europe, the Middle East and Asia. Net sales and operating earnings of Karma in 1996 were $700.2 million and $18.5 million, respectively. In the three-year period ended December 31, 1996, net sales of the Company increased from $359.2 million in 1994 to $1.9 billion in 1996 and operating earnings of the Company increased from $3.4 million in 1994 to $28.9 million in 1996. On a pro forma basis, assuming all 1996 acquisitions including the European and Latin American distribution businesses of Merisel, Inc. ("Merisel") and the 1997 acquisitions of Karma and Frank & Walter Computer GmbH ("Frank & Walter") were made on January 1, 1996, the Company's 1996 net sales and operating earnings would have been $4.3 billion and $60.9 million, respectively.


     The large number and diversity of resellers make it cost efficient for vendors to outsource to distributors such as the Company a portion of their distribution, credit, inventory, marketing and customer support requirements. Similarly, due to the large number of product vendors, resellers generally cannot efficiently establish direct purchasing relationships with each vendor and instead rely on distributors to satisfy their product, financing, marketing and technical support needs. The Company believes that the computer distribution industry is consolidating as access to financial resources and economies of scale become more critical and as certain vendors limit the number of authorized distributors of their respective products.


     The Company's Pan-European and Pan-Latin American presence strategically positions the Company to take advantage of the consolidation trend in the distribution industry. According to International Data Corporation ("IDC"), in 1996, Western Europe represented approximately 24% of the worldwide personal computer market. Additionally, the regions in which the Company operates are relatively underpenetrated compared to the United States. The penetration rate with respect to computers for 1995 was 18.4% in Western Europe, 2.4% in Eastern Europe and 2.1% in Latin America as compared to a penetration rate of 36.5% in the United States. A significant portion of the Company's sales are in the emerging markets of Eastern Europe and Latin America, regions which the Company believes are underserved relative to the entire industry and offer substantial growth opportunities. According to IDC, Latin America is expected to be the most rapidly growing personal computer market in the world between 1997 and 2001. IDC projects that personal computer sales in Latin America, Eastern Europe, the Middle East, the Mediterranean and Africa, referred to by IDC as the "rest of the world," will grow from $14.9 billion in 1997 to $21.6 billion in 1999, representing a compound annual growth rate of 20.3%. This rate compares favorably to a 9.0% compound annual growth rate projected by IDC for personal computer sales in the United States over the same period.


     CHS operates under a decentralized structure under which managers familiar with the customs and needs of a particular country are delegated the authority to make daily decisions necessary to satisfy the particular demands of their respective markets. As compared to certain competitors which operate under a more centralized structure, the Company believes that its business model of focused distribution through locally managed full service facilities integrating warehousing, purchasing, sales, credit and accounting functions provides competitive and operating advantages.


     The Company's objectives are to strengthen its position as a leading distributor of microcomputer products in Western Europe, Eastern Europe and Latin America and to expand into new regions including Africa, the Middle East and Asia. In order to achieve these objectives, CHS intends to continue to implement the following strategies:


   /bullet/ GROW THROUGH ACQUISITIONS. A major portion of the Company's growth is attributable to acquisitions and the Company intends to continue its practice of making targeted purchases of high quality distributors in selected markets. During the period which began January 1, 1994 and ended March 31, 1997, the Company acquired a total of 34 companies, the most significant of which were the seven companies from Merisel in Europe and Latin America and Frank & Walter in Germany. The Company generally seeks acquisition candidates that have strong entrepreneurial management teams and experience in the local market and that could benefit from the economies of scale that the Company provides through its focused product lines. In order to reduce financial risk and enhance operating performance, in many cases the Company structures an acquisition with an earnout component based on the performance of the acquired company and generally payable in shares of Common Stock one year subsequent to the acquisition. The Company also makes select acquisitions using cash or stock without an earnout component. These local distributors generally are attracted to combining with CHS in order to gain personal financial liquidity, access to key product lines provided by CHS and enhanced vendor credit facilities. After an acquisition, the new CHS subsidiary adopts the policies and financial reporting procedures of the Company but operates as a relatively autonomous business unit, consistent with the Company's decentralized structure. The Company believes its acquisition strategy is advantageous to its vendors because, through their relationship with CHS, vendors may gain entry into new markets with established local distribution companies and can substitute the creditworthiness of CHS for that of the local distributor.


   /bullet/ OPERATE A FOCUSED DISTRIBUTION MODEL. The Company's strategy is to operate as a focused distributor by dealing in each location with a limited and select group of high quality branded vendors in each major product category, such as Hewlett-Packard for printers, Microsoft for software, Novell for networking, Seagate for mass storage and Hewlett-Packard, Compaq and IBM for personal computers. Additionally, the Company seeks to be a significant distributor for each of its major vendors and establish a partnering relationship with them. The Company believes that this focused strategy enables it to respond more quickly to customer requests and gives it greater availability of products, access to new products and improved pricing. The Company believes this strategy also enables it to develop greater expertise in the sale and servicing of the products of these vendors. The Company believes that its focused distribution model also results in more effective asset management. Generally, products from leading vendors are in greater demand, resulting in more efficient inventory management, including greater inventory turns, lower working capital requirements and fewer stock keeping units ("SKUs"). CHS generally maintains up to 10,000 SKUs per location while broadline distributors typically carry greater than 40,000 SKUs.


   /bullet/ FURTHER DEVELOP AND PENETRATE INTERNATIONAL MARKETS. The Company has focused its activities on the distribution of microcomputer products in Western Europe and the emerging markets of Eastern Europe and Latin America, regions which it believes are underserved with respect to the distribution of microcomputer products and therefore provide significant growth opportunities. The Company believes that the markets in Western Europe, Eastern Europe and Latin America are complex due to the diversity of language, regulatory, technical and other factors and provide attractive opportunities for CHS to add value to its relationships with its vendors and customers because of the presence of its knowledgeable local management. Additionally, the Company intends to expand into new regions including Africa, the Middle East and Asia. The Company attempts to limit its exposure to declines in any one area or economy by its presence in a large number of markets.


     In December 1993, CHS commenced its operations as an international distributor of microcomputer products. On March 14, 1996, the Company reincorporated from Utah to Florida and effectuated a one-for-two reverse stock split. The world headquarters of the Company is located at 2153 N.W. 86th Avenue, Miami, Florida 33122, where its telephone number is (305) 716-8273.



                                 THE OFFERING


Common Stock offered by the Company:



  U.S. Offering   ....................................  9,000,000

  International Offering   ...........................  3,000,000
                                                       ----------
   Total ............................................. 12,000,000

Common Stock outstanding after the Offering(1)  ...... 26,746,914


Use of Proceeds   .................................... To provide funds for the cash portion of the
                                                       Karma acquisition, amounts due to sellers under
                                                       other acquisition agreements, future acquisitions,
                                                       working capital to be used principally to take
                                                       advantage of discounts for early payment to
                                                       vendors and other general corporate purposes.
                                                       See "Use of Proceeds."

Nasdaq National Market Symbol ........................ CHSE

----------------
(1) Does not include 3,815,478 shares of Common Stock reserved for issuance upon exercise of currently outstanding options, additional options which may be granted under the Company's 1994 Stock Incentive Plan, the Directors and Officers 1997 Stock Option Plan and 1996 and 1997 Chief Executive Officer Stock Option Plans (collectively, the "Plans") and warrants.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE DATA AND OTHER DATA)


                                      PREDECESSOR(1)                             THE COMPANY
                                      ---------------- ---------------------------------------------------------------
                                                                  YEARS ENDED DECEMBER 31,
                                      --------------------------------------------------------------------------------
                                           1992          1993(2)     1994(2)(3)    1995(4)             1996
                                      ---------------- ------------- ------------ ---------- -------------------------
                                                                                                              PRO
                                                                                               ACTUAL      FORMA(5)
                                                                                             ------------ ------------

INCOME STATEMENT DATA:
Net sales    ........................     $79,884       $ 146,408      $359,169     $936,703   $1,855,540   $4,279,961
Gross profit    .....................       7,178           9,440        25,186       67,987      131,108      286,047
Operating earnings    ...............       2,078             365         3,388       10,799       28,873       60,900
Earnings (loss) before income
 taxes and minority interest   ......       1,812            (482)        1,568        6,102       20,360       38,960
Net earnings (loss)   ...............       1,156            (723)          965        4,305       12,166       23,214
Net earnings (loss) per share:
 primary  ...........................        N/A        $    (.32)     $    .21     $    .59   $     1.16   $     1.23
 fully diluted  .....................        N/A             (.32)          .21          .59         1.16         1.23
Weighted average shares
 outstanding:
 primary  ...........................        N/A            2,269         4,693        7,283       10,438       18,868
 fully diluted  .....................        N/A            2,269         4,693        7,283       10,438       18,868
OTHER DATA:
Number of countries at
 period end  ........................           1               2            10           15           28           34
Inventory turns(7)    ...............          17              23            10           10           12           10
Days receivable at period end(8)   .           32              26            35           33           36           28




                                             THREE MONTHS ENDED
                                                  MARCH 31,
                                      ---------------------------------
                                        1996              1997
                                      ---------- ----------------------
                                                               PRO
                                                  ACTUAL     FORMA(6)
                                                 ---------- -----------

INCOME STATEMENT DATA:
Net sales    ........................   $302,995   $877,103   $1,118,402
Gross profit    .....................     22,542     62,463       76,217
Operating earnings    ...............      4,692     14,625       20,249
Earnings (loss) before income
 taxes and minority interest   ......      3,366      9,776       14,045
Net earnings (loss)   ...............      1,988      6,711       10,141
Net earnings (loss) per share:
 primary  ...........................   $    .25   $    .44   $      .47
 fully diluted  .....................        .24        .44   $      .47
Weighted average shares
 outstanding:
 primary  ...........................      7,862     15,343       21,527
 fully diluted  .....................      8,183     15,423       21,607
OTHER DATA:
Number of countries at
 period end  ........................         23         29           35
Inventory turns(7)    ...............         10         10            9
Days receivable at period end(8)   .          33         34           30



                                                     AT MARCH 31, 1997
                                     --------------------------------------------------
                                                                       PRO FORMA
                                     ACTUAL      AS ADJUSTED(9)     AS ADJUSTED(9)(10)
                                     ---------   ----------------   -------------------

BALANCE SHEET DATA:
Cash and cash equivalents   ......     $32,699      $ 360,224            $ 286,224
Working capital    ...............      37,005        402,730              350,577
Total assets    ..................     901,443      1,228,968            1,441,414
Notes payable   ..................     172,497        172,497              191,409
Long-term debt  ..................      51,017         51,017               51,143
Shareholders' equity  ............     130,439        496,164              564,964

----------------
 (1) In December 1993, the Company acquired its operating subsidiary in Germany (the "Predecessor"). The Predecessor information provided represents the operations of this acquired company prior to the acquisition and is derived from the financial statements of the acquired company.
 (2) Restated to give effect to the acquisition in 1995 of CHS Portugal and 16% of CHS Czechia as of January 1, 1993, the date Comtrad, Inc. ("Comtrad") acquired these companies. Comtrad is the former majority shareholder of the Company and is currently a principal shareholder. See "Principal Shareholders" and Note B to the Company's Consolidated Financial Statements.
 (3) Restated to give effect to the acquisition in 1995 of CHS England, CHS France and CHS Belgium as of September 1, 1994, the date Comtrad acquired these companies. See Note B to the Company's Consolidated Financial Statements.
 (4) Restated to give effect to the acquisition in 1995 of CHS Finland, CHS Sweden and CHS BEK as of July 1, 1995, CHS Poland as of November 1, 1995, and the acquisition in 1996 of CHS Brazil, CHS Slovakia, CHS Baltic, CHS Bulgaria, CHS Romania and CHS Croatia as of December 31, 1994, the dates Comtrad or Comtrad Holdings, Inc. ("CHI"), the sole shareholder of Comtrad, acquired these companies. See Note B to the Company's Consolidated Financial Statements.
 (5) Gives effect to the acquisition in 1996 of CHS Hungary (51% ownership), CHS Switzerland, CHS Merisel Mexico, CHS Merisel Latin America, CHS
     Merisel Austria, CHS Merisel France, CHS Merisel Germany, CHS Merisel Switzerland, CHS Merisel UK, Frank & Walter and Karma, assuming such transactions had occurred as of January 1, 1996. See "Recent Developments" and Note B to the Company's Consolidated Financial Statements and Pro
     Forma Condensed Consolidated Financial Statements.
 (6) Gives effect to the acquisition of Karma as if such transaction had occurred as of January 1, 1996. See "Recent Developments" and Pro Forma Condensed Consolidated Financial Statements.
 (7) Calculated by dividing cost of sales by the average of beginning and ending inventory, except for the year ended December 31, 1996. For the year ended December 31, 1996, due to the impact of the acquisitions from Merisel, the cost of sales for the fourth quarter of 1996 was multiplied by four and divided by the average of the beginning and ending inventory for the quarter.
 (8) Calculated by dividing ending receivables by the average sales per day for the last quarter for each period.
 (9) Adjusted to give effect to the sale of 12,000,000 shares of Common Stock offered by the Company at an assumed public offering price of $32.125 per share and the application of net proceeds therefrom, as described under "Use of Proceeds."
(10) Gives effect to the acquisition of Karma as if it had occurred on March 31, 1997.

                                 RISK FACTORS


     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE RISKS DESCRIBED BELOW. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE SHARES OFFERED HEREBY.


     THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WHICH REPRESENT THE COMPANY'S EXPECTATIONS OR BELIEFS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING GROSS MARGINS AND SALES OF THE COMPANY'S PRODUCTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING THE LEVEL OF ACQUISITION OPPORTUNITIES AVAILABLE TO THE COMPANY AND THE COMPANY'S ABILITY TO EFFICIENTLY PRICE AND NEGOTIATE SUCH ACQUISITIONS ON A FAVORABLE BASIS, THE FINANCIAL CONDITION OF THE COMPANY'S CUSTOMERS, THE FAILURE TO PROPERLY MANAGE GROWTH AND SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES AND OPERATIONS, CHANGES IN ECONOMIC CONDITIONS, DEMAND FOR THE COMPANY'S PRODUCTS AND CHANGES IN COMPETITIVE ENVIRONMENT.


     THE COMPANY CAUTIONS THAT THE FACTORS DESCRIBED ABOVE COULD CAUSE ACTUAL RESULTS OR OUTCOMES TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS OF THE COMPANY MADE BY OR ON BEHALF OF THE COMPANY. ANY FORWARD-LOOKING STATEMENT SPEAKS ONLY AS OF THE DATE ON WHICH SUCH STATEMENT IS MADE, AND THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT OR STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE ON WHICH SUCH STATEMENT IS MADE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. NEW FACTORS EMERGE FROM TIME TO TIME, AND IT IS NOT POSSIBLE FOR MANAGEMENT TO PREDICT ALL OF SUCH FACTORS. FURTHER, MANAGEMENT CANNOT ASSESS THE IMPACT OF EACH SUCH FACTOR ON THE BUSINESS OR THE EXTENT TO WHICH ANY FACTOR, OR COMBINATION OF FACTORS, MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS.


ACQUISITIONS


     The Company intends to use a significant portion of the net proceeds from this Offering for the Karma transaction and to continue to pursue the acquisition of other companies, assets or product lines that the Company believes would complement or expand its existing business. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including (i) the diversion of management's attention; (ii) the assimilation of the operations and personnel of the acquired companies; (iii) the amortization of acquired intangible assets; (iv) the assumption of potential liabilities, disclosed or undisclosed, associated with the businesses acquired, which liabilities may exceed the amount of indemnification available from the seller;
(v) the risk that the financial and accounting systems utilized by the businesses acquired will not meet the Company's standards; (vi) the risk that the businesses acquired will not maintain the quality of services that the Company has historically provided; (vii) the dilutive effect of the use of the Company's Common Stock as consideration for acquisitions; and (viii) the inability to attract and retain qualified local management. There can be no assurance that the Company will consummate future acquisitions, including the Karma transaction, on satisfactory terms, if at all, that adequate financing will be available on terms acceptable to the Company, if at all, or that any acquired operations will be successfully integrated or that such operations will ultimately have a positive impact on the Company, its financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Strategy."


MANAGEMENT OF GROWTH


     The Company has rapidly expanded its operations in recent years. Since its public offering in June 1996, the Company has acquired 14 distributors in 12 countries, primarily in Western Europe and Latin America. The Company intends to continue its acquisition strategy. The Company's significant growth and recent acquisitions have placed, and are expected to continue to place, substantial demands on the Company's managerial, operational, financial and other resources. There can be no assurance that the

Company will be able to successfully integrate the operations and management of these acquired businesses. Further acquisitions will require the Company to continue to invest in its operations, including its financial and management information systems, and to increase its efforts to retain, motivate and effectively manage its employees, all of which may significantly increase the Company's operating expenses. There can be no assurance that the management skills and systems currently in place will be adequate to implement its strategy. Any failure by the Company to achieve and manage its growth as planned could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy."


RISKS ASSOCIATED WITH INTERNATIONAL SALES



     Substantially all of the Company's sales are to customers outside of the United States. Approximately 87% of the Company's sales were denominated in currency other than the United States dollar as of March 31, 1997. Changes in the value of foreign currencies relative to the United States dollar could adversely affect the Company's results of operations and financial position, and transaction gains and losses could contribute to fluctuations in the Company's results of operations. When possible, the Company engages in currency hedging transactions and certain other practices to reduce these risks. There can be no assurance that fluctuations in foreign currency rates will not have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset Management" and "Business--Competition."



     The Company's existing and planned international operations are subject to political and economic uncertainties, including among others, inflation, hyperinflation, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, transportation, tariffs, export controls, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, governmental challenges to the Company's tax reduction strategies, hostilities and confiscation of property. Changes related to these matters could have a material adverse effect on the Company's business, financial condition and results of operations.


RELIANCE ON KEY VENDORS


     The Company obtains its products from its vendors under non-exclusive distribution agreements which are subject to renewal annually and may be canceled by either party on short notice. While the Company distributes the products of approximately 35 vendors, approximately 49%, 35%, 34% and 26% of its net sales during the years ended December 31, 1994, 1995, 1996 and the first quarter of 1997, respectively, were derived from the sale of products supplied by Hewlett-Packard. An additional 12% of net sales during 1996 and 10% during the first quarter of 1997 were derived from the Company's next largest supplier, Microsoft. The loss of these relationships would, and the loss of certain other relationships could, have a material adverse effect on the Company. See "Business--Vendor Relations."


DEPENDENCE ON KEY PERSONNEL


     The Company is highly dependent upon its ability to retain its current personnel and to continue to attract and retain qualified personnel. The Company is particularly dependent on the services of its Chairman of the Board, Chief Executive Officer and President, Claudio Osorio. The Company does not possess any key-man life insurance policies with respect to Mr. Osorio or any other officer of the Company. There is intense competition for qualified personnel, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key personnel could have a material adverse effect on the Company.


COMPETITION; DECLINING GROSS PROFIT MARGINS


     The Company's business is highly competitive. Certain of the Company's competitors have greater financial, marketing, service and technical support resources than the Company. There can be no assurance that the Company's resources will be sufficient to allow the Company to compete effectively in the future. Continued increases in competition could have a material adverse effect on the Company's results of operations because of price reductions and potential loss of market share. Certain of the Company's competitors may sell products at prices below those charged by the Company. As a result of this price competition, the Company and its competitors currently are experiencing downward pressure on gross margins, which the Company expects to continue for the foreseeable future. The Company intends to offset the impact of declines in its gross margins by reducing its operating expenses as a percentage of net sales, although there can be no assurance of the success of this strategy in future periods. See "Business--Competition."


RELIANCE ON CERTAIN MARKETS


     Certain markets within which the Company operates represent a high percentage of the Company's total operating earnings and net sales. While net sales in Eastern Europe represented only 11.6% and 9.2% of the Company's total sales for the year ended December 31, 1996 and the quarter ended March 31, 1997, respectively, operating income related to such sales accounted for 36.1% and 19.0%, respectively, of the Company's total operating income as a result of higher margins applicable to sales in Eastern Europe. Additionally, sales in Germany represented 35% of net sales for the quarter ended March 31, 1997 as a result of the Frank & Walter and Merisel acquisitions. Decreases in the volume of sales in such regions or declines in operating margins could have a material adverse effect on the Company's results of operations or financial condition.


VARIABILITY OF CUSTOMER REQUIREMENTS; NATURE OF CUSTOMER COMMITMENTS ON ORDERS


     The level and timing of orders placed by the Company's customers vary due to a number of factors, including customer attempts to manage inventory, changes in customers' strategies and variations in demand for products. The Company relies on its estimate of anticipated future volumes when making commitments regarding the quantities and the mix of products that it intends to carry in inventory. The Company does not have long term contracts with its customers and a variety of conditions could cause customers to reduce their orders. Any significant reduction in customer orders could adversely impact the Company. See "Business--Products and Customers."


POTENTIAL QUARTERLY FLUCTUATIONS; SEASONALITY OF SALES


     The Company may experience variability in its net sales and net income on a quarterly basis as a result of many factors, including the condition of the microcomputer industry in general, shifts in demand for software and hardware products and industry announcements of new products or upgrades. The Company's planned operating expenditures are based on sales forecasts. If revenues do not meet expectations in any given quarter, operating results may be materially adversely affected. Sales in Europe in the first and fourth quarters of each year are typically higher than in the second and third quarters. In Latin America, sales in the third and fourth quarters of each year are typically higher than in the first and second quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."


POSSIBLE NEED FOR ADDITIONAL CAPITAL


     The Company has grown through both acquisitions and internal expansion, both of which have resulted in the need for significant amounts of capital. To maintain historical levels of growth, the Company may need to seek additional funding through public or private financing and may, when attractive sources of capital become available, elect to obtain capital in anticipation of such needs. Adequate funds for these purposes may not be available when needed or may not be available on terms favorable to the Company. If additional funds are raised by issuing equity securities, dilution to existing shareholders may result. If funding is insufficient, the Company may be required to delay, reduce the scope of or eliminate some or all of its expansion programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

EFFECTS OF TECHNOLOGICAL CHANGE


     The products sold by the Company are characterized by rapidly changing technology, frequent new product introductions and evolving industry standards that can render the products marketed by the Company obsolete or unmarketable in a relatively short period of time. The Company's future success will depend upon its ability to limit its exposure to obsolescence in its inventory and to gain access to its vendors' new product lines, as well as product lines of any additional vendors that release new and desirable technology. Although the Company attempts to enter into stock rotation agreements with its vendors permitting the return of inventory, there can be no assurance that these efforts will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset Management."


CHANGING METHODS OF MICROCOMPUTER PRODUCTS AND SOFTWARE DISTRIBUTION


     The methods by which microcomputer products manufacturers distribute their products to the end-user are constantly changing and alternative strategies are continually being evaluated. Several major manufacturers have announced that they are considering distribution strategies whereby distributors such as the Company may be required to perform more value-added services during the distribution process. These services could include basic assembly and configuration of products before distribution to customers. Performing such activities would require the Company to expand its existing competencies. The Company has only limited experience in performing services of this type, and its relationships with its vendors could be adversely affected if it fails to meet vendors' distribution service requirements. The Company cannot predict whether or to what extent its vendors will modify their distributor service requirements.


     In the quarter ended March 31, 1997, approximately 14% of the Company's sales were related to software products. The manner in which microcomputer software is distributed and sold is changing and new methods of distribution and sale may emerge or expand. Software vendors have sold, and may intensify their efforts to sell, their products directly to end-users. From time to time certain vendors have instituted programs for the direct sale of large order quantities of software to certain major corporate accounts and these types of programs may continue to be developed and used by various vendors. In addition, certain major vendors have implemented programs for master copy distribution (site licensing) of software. These programs generally grant an organization the right to make any number of copies of software for distribution within the organization provided that the organization pays a fee to the vendor for each copy made. Also, vendors may attempt to increase the volume of software products distributed electronically via the Internet or through CD-ROM. Any of these competitive programs, if successful, could have a material adverse effect on the Company's business, financial condition and results of operations.


SHARE PRICE VOLATILITY


     The market for securities of technology companies historically has been more volatile than the market for stocks in general. The price of the Common Stock of the Company may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcement of acquisitions, vendor additions or cancellations and the availability of new products. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."


CONCENTRATION OF COMMON STOCK OWNERSHIP AND ANTI-TAKEOVER CONSIDERATIONS


     The Company's Board of Directors has the authority to issue 5,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote or action by the Company's shareholders. The issuance of Preferred Stock could dilute the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company's Articles of Incorporation provide that the holders of a majority of the Preferred Stock, voting separately from the holders of the Common Stock, must approve certain transactions. These, and certain other provisions of the Company's Articles of Incorporation and By-laws, as well as Florida law, may operate in a manner that could discourage or render more difficult a takeover of the Company or the removal of management or may limit the price certain investors may be willing to pay in the future for shares of Common Stock. See "Principal Shareholders" and "Description of Capital Stock."


SHARES ELIGIBLE FOR FUTURE SALE



     Sales of substantial amounts of Common Stock in the public market after this Offering, including sales pursuant to Rule 144 promulgated under the Securities Act or otherwise, or the perception that such sales could occur, may adversely affect the market price of the Company's Common Stock. Upon completion of this Offering, the Company will have 26,746,914 shares of Common Stock outstanding. Of these shares, all of the 12,000,000 shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act. Of the remaining 14,746,914 shares, 6,599,111 shares are deemed "restricted shares" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act. Of those shares, 5,804,105 shares are held by persons deemed "affiliates" of the Company as such term is defined in Rule 144 and 795,006 shares are held by persons who are not affiliates of the Company. The restricted shares may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration such as the exemption provided by Rule 144 under the Securities Act. Of the restricted shares (i) 465,029 shares held by non-affiliates are eligible for immediate resale under the provisions of Rule 144(k), and (ii) 5,804,105 shares held by executive officers, directors and certain shareholders are subject to lock-up agreements that prohibit their resale prior to 90 days from the date of this Prospectus without the prior consent of Raymond James & Associates, Inc. and thereafter may be sold subject to the volume limitations and other provisions of Rule 144. See "Description of Capital Stock" and "Underwriting."

                              RECENT DEVELOPMENTS


ACQUISITIONS



     On June 20, 1997, the Company entered into an agreement to purchase Karma International S.A., a distributor of personal computer components to over 10,000 customers in Europe, the Middle East and Asia. Karma's product line includes mass storage products, CPUs, memory chips, motherboards, sound, video and other cards and monitors. Karma is a focused distributor which carries approximately 500 SKUs from 14 vendors including Quantum, Western Digital, Maxtor, Cyrix and AMD. These products represent the basic components of a personal computer and may be used without regard to the specific language, regulatory and technical factors of individual markets. As a result of the universal nature of these products, Karma is able to centralize warehousing and ship approximately 75% of its products from a single facility in Amsterdam, The Netherlands. Karma's customers are primarily personal computer assemblers, systems integrators and value-added resellers ("VARs"). The Company believes that Karma's principal competitive advantages are its low cost operating model and efficient distribution system. Karma operates in 18 countries through 28 offices in Europe, the Middle East and Asia.


     Karma was organized in July 1990 and, for the twelve months ended December 31, 1996, had net sales of approximately $700.2 million, operating earnings of $18.5 million and net profits of $15.1 million.



     The acquisition of Karma provides the Company entry into the high growth, emerging markets of Asia and the Middle East and enhances its position as a leading distributor of mass storage products throughout Europe. The acquisition of Karma will also provide the Company with additional economies of scale with regard to purchasing and logistics and enable it to further broaden its customer base. Upon completion of the acquisition, the Company believes it will be the largest distributor of mass storage products in the world.



     The contract purchase price for Karma is $160 million to be paid by delivery of (i) $74 million in cash and (ii) $86 million in Common Stock, with the number of shares determined based upon the average closing price over a specified period. Karma's existing management will continue to operate Karma as a subsidiary of CHS. The transaction is expected to be completed in August 1997, but is subject to a number of conditions including the completion of this Offering. Upon completion of the acquisition of Karma, one representative of Karma will immediately be elected to the Board of Directors of CHS with an additional member to be added in 1998.



     On June 4, 1997, the Company announced it had signed definitive agreements for the purchase of four privately held distribution companies operating in South America and Eastern Europe: Ameritech Exports, Inc., a Miami-based distributor of Compaq products throughout South America with 1996 net sales of $13 million; Ameritech Argentina, S.A., an Argentina-based distributor of microcomputer products with 1996 net sales of $18 million; CompExpress Informatica Ltda., one of the largest IBM distributors in Brazil with 1996 net sales of $51 million; and Atlantis Skupina, a distributor of microcomputer products in Slovenia with 1996 net sales of $6 million.

     On May 15, 1997, the Company exercised an option to acquire Lars Krull Holding A/S, a distributor of microcomputer products with operations in Denmark, Norway, Sweden and Ireland. The company is being acquired through an earnout based on future financial performance payable in a combination of stock and cash. The net sales for the year ended April 1997 were $43 million. The Company expects to complete the acquisition in July 1997.


     On March 20, 1997, the Company completed its acquisition of the operations of Frank & Walter, which the Company believes is the fourth largest computer distributor in Germany with over 10,000 active dealers, for 2,200,000 unregistered shares of Common Stock. As a result of this acquisition, the Company believes it is the largest distributor of microcomputer products in Germany. The Company intends to combine the operations of Frank & Walter, based in Braunschweig, with its operation in Germany. Carsten Frank, the founder of Frank & Walter, has become a director of CHS and the CHS executive vice president responsible for the Company's operations in Europe.


     The Company has acquired certain other companies in 1997 that individually or in the aggregate are not deemed to be significant to the operations of the Company.


     On October 4, 1996, the Company completed the acquisition of the assets and the assumption of the liabilities of the distribution businesses of Merisel in Austria, France, Germany, Switzerland and the

United Kingdom as well as Merisel's export operations serving Latin America from Miami, Florida and a distribution business in Mexico. The purchase price, as adjusted, was approximately $148 million and was funded through cash of $30 million and $118 million of debt assumed or refinanced.



     The following table sets forth acquisitions made by the Company since its public offering in June 1996, the service areas of the operations acquired and the acquisition date. Except as noted below, these acquisitions have been included in the Company's financial statements from the date the entity was acquired.

SUBSIDIARY(1)                             SERVICE AREA       ACQUISITION DATE
---------------------------------------   ----------------   -----------------
CHS Dinexim                               Latin America      May 1997
CHS Access and Agora                      Czech Republic     May 1997
CHS International High Tech Marketing     Africa             April 1997
Frank & Walter(2)                         Germany            March 1997
CHS Estonia                               Estonia            January 1997
CHS Merisel Austria                       Austria            September 1996
CHS Merisel France                        France             September 1996
CHS Merisel Germany                       Germany            September 1996
CHS Merisel Switzerland                   Switzerland        September 1996
CHS Merisel UK                            UK                 September 1996
CHS Merisel Latin America                 Latin America      September 1996
CHS Merisel Mexico                        Mexico             September 1996
CHS Ecuador(3)                            Ecuador            June 1996
CHS Russia                                Russia             June 1996

----------------
(1) The names are those by which the Company refers to its subsidiaries and are not necessarily the legal names of the entities.
(2) The results of operations of Frank & Walter have been included as of January 1, 1997.
(3) The Company owns 51% of CHS Ecuador.


POTENTIAL MERGER TRANSACTION


     The Company is currently engaged in discussions with the shareholders of CHI concerning the possible merger of CHI and its wholly owned subsidiary, Comtrad, into the Company. Substantially all of the consolidated assets of CHI and Comtrad are shares of Common Stock (24.4% of the shares outstanding prior to the Offering). The terms of the merger are still under negotiation and there can be no assurance that agreement on these or any other terms will be reached. It is currently contemplated that the shareholders of CHI will receive newly issued shares of the Company in an aggregate value equal to the difference between the fair value of the assets of CHI and Comtrad at the time of the merger and the fair value of the liabilities of CHI and Comtrad assumed by the Company pursuant to the merger.


     The Company believes that the transaction will be in the best interest of the Company's shareholders as it will reduce the concentration of shareholder ownership in the Company through the termination of Comtrad and CHI and the corresponding payment of shares of Common Stock to the prior shareholders of such entities. Claudio Osorio, the Chairman, Chief Executive Officer and President of the Company, is the President of Comtrad and CHI. It is currently contemplated that conditions to the consummation of the merger will include (i) the receipt by the Company of an opinion from Raymond James & Associates, Inc., one of the representatives of the Underwriters, to the effect that the terms of the merger are fair to the Company from a financial point of view and (ii) completion by the Company of its tax and general due diligence review. Approval by the shareholders of the Company will not be required to effectuate the merger.

                                USE OF PROCEEDS



     The net proceeds to the Company (after deducting underwriting discounts and commissions and estimated offering expenses) from the sale of 12,000,000 shares of Common Stock offered by the Company, assuming a public offering price of $32.125 per share, are estimated to be approximately $365.7 million ($395.9 million if the U.S. Underwriters' and International Managers' over-allotment options are exercised in full). In the event that the over-allotment option is exercised, the Company will not receive any portion of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."



     The Company expects to use $74.0 million of the proceeds of the Offering for payment of the cash portion of the Karma acquisition. See "Recent Developments." The balance of the proceeds will be used for payments to sellers under acquisition agreements ($38.2 million), future acquisitions (approximately $20 million) and working capital to be used principally to take advantage of discounts for early payment to vendors. At the present time, the Company has not entered into binding contracts with respect to certain contemplated acquisitions and no assurance can be given that any such acquisitions will be consummated or when additional acquisitions will occur. See "Risk Factors--Possible Need for Additional Capital" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Pending utilization as described above, the net proceeds of this Offering will be invested in short- term, high-grade, interest-bearing securities.



                                DIVIDEND POLICY


     The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future, but intends instead to retain any future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                          PRICE RANGE OF COMMON STOCK


     The following table sets forth for the periods indicated the high and low closing prices of the Company's Common Stock (symbol: CHSE) from January 1, 1995 through April 16, 1995 in the over- the-counter market, from April 17, 1995 through June 6, 1996 on the Nasdaq Small-Cap Market and thereafter on the Nasdaq National Market. The Company effected a one-for-two reverse stock split on March 14, 1996. Prices for prior periods have been adjusted to reflect the effect of the reverse stock split.




FISCAL YEAR     PERIOD                                            HIGH       LOW
-------------   -----------------------------------------------   --------   -------

1995            First Quarter    ..............................     $ 8-1/2  $ 6
                Second Quarter   ..............................      11        8-3/4
                Third Quarter    ..............................      11-1/2    8
                Fourth Quarter   ..............................      11-1/2    7-1/2
1996            First Quarter    ..............................     $16-1/2  $ 8
                Second Quarter   ..............................      17       10
                Third Quarter    ..............................      14-1/2   10
                Fourth Quarter   ..............................      18-3/4   10-3/4
1997            First Quarter    ..............................     $24      $16
                Second Quarter   ..............................      26-5/8   17-1/4
                Third Quarter (through July 22, 1997) .........      34       26

     The last reported sale price of the Common Stock as reported on the Nasdaq National Market on July 22, 1997 was $32.125 per share. As of July 22, 1997, the outstanding Common Stock was held of record by 197 shareholders. The Company believes that it has in excess of 400 beneficial owners.

                                CAPITALIZATION



     The following table sets forth as of March 31, 1997 the capitalization of the Company, and as adjusted to give effect to the sale by the Company of the 12,000,000 shares of the Common Stock offered hereby at an assumed public offering price of $32.125 per share and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto contained elsewhere in this Prospectus.




                                                                            MARCH 31, 1997
                                                          --------------------------------------------------
                                                                                              PRO FORMA
                                                            ACTUAL        AS ADJUSTED(2)     AS ADJUSTED(3)
                                                          -------------   ----------------   ---------------
                                                                   (IN THOUSANDS)

Notes payable   .......................................    $ 172,497         $ 172,497         $ 191,409
                                                           =========         =========         =========
Long-term debt  .......................................    $  51,017         $  51,017         $  51,143
Shareholders' equity:
 Preferred Stock, $.001 par value, 5,000,000 shares
  authorized;
  no shares outstanding  ..............................           --                --                --
 Common Stock, $.001 par value, 100,000,000 shares
  authorized; 14,692,760 shares outstanding; 24,692,760
  shares outstanding,
  as adjusted(1)   ....................................           15                27                30
 Additional paid-in capital    ........................      120,380           486,093           554,890
Retained earnings  ....................................       23,435            23,435            23,435
Foreign currency translation adjustment    ............      (13,391)          (13,391)          (13,391)
                                                           ---------         ---------         ---------
 Total shareholders' equity    ........................      130,439           496,164           564,964
                                                           ---------         ---------         ---------
   Total capitalization  ..............................    $ 181,456         $ 547,181         $ 616,107
                                                           =========         =========         =========

----------------
(1) Does not include 2,532,361 shares of Common Stock reserved for issuance upon exercise of currently outstanding options, additional options which may be granted under the Plans and warrants.



(2) Adjusted to give effect to the sale of 12,000,000 shares of Common Stock offered by the Company at an assumed offering price of $32.125 per share.

(3) Adjusted to give effect to the sale of 12,000,000 shares of Common Stock offered hereby by the Company at an assumed offering price of $32.125 per share and the acquisition of Karma as if it had occurred on March 31, 1997.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
     The following tables set forth certain financial data for each year in the five-year period ended December 31, 1996 and for the three-month periods ended March 31, 1996 and 1997. The information presented as of and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 is derived from the audited consolidated financial statements of the Company, which statements have been audited by Grant Thornton LLP, independent certified public accountants. The Selected Consolidated Financial Data for the three-month periods ended March 31, 1996 and 1997 have been derived from the Company's unaudited consolidated financial statements. In the opinion of management, all unaudited consolidated financial statements used to derive the information presented have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for the periods presented. The pro forma information presented below has been prepared based upon the historical financial statements of the Company and the acquired subsidiaries for the periods stated above. Such pro forma information may not be indicative of the results that would have occurred if the acquisitions had been consummated on January 1, 1996, or of the operating results that may be achieved by the combined companies in the future. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                            PREDECESSOR(1)                  THE COMPANY
                                           ------------------ ----------------------------------------
                                                            YEARS ENDED DECEMBER 31,
                                           -----------------------------------------------------------
                                                 1992           1993(2)     1994(2)(3)     1995(4)
                                           ------------------ ------------- ------------ -------------
INCOME STATEMENT DATA:
Net sales   ..............................     $ 79,884       $ 146,408     $ 359,169    $ 936,703
Cost of goods sold   .....................       72,706         136,968       333,983      868,716
Gross profit   ...........................        7,178           9,440        25,186       67,987
Operating expenses   .....................        5,100           9,075        21,798       57,188
Operating earnings   .....................        2,078             365         3,388       10,799
Interest income   ........................          (97)           (229)         (250)      (1,757)
Interest expense  ........................          363           1,076         2,070        6,454
Earnings (loss) before income taxes and
 minority interest   .....................        1,812            (482)        1,568        6,102
Income taxes   ...........................          656             241           603        1,797
Minority interest ........................           --              --            --           --
Net earnings (loss)  .....................        1,156            (723)          965        4,305
Net earnings (loss) per share:
 primary    ..............................        N/A              (.32)          .21          .59
 fully diluted    ........................        N/A              (.32)          .21          .59
Weighted average shares outstanding:
 primary    ..............................        N/A             2,269         4,693        7,283
 fully diluted    ........................        N/A             2,269         4,693        7,283
OTHER DATA:
Number of countries at period end   ......            1               2            10           15
Inventory turns(7)   .....................           17              23            10           10
Days receivable at period end(8)    ......           32              26            35           33



                                                                                     THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                          -----------------------------------------
                                                        1996                  1996                 1997
                                           ------------------------------ ------------- ---------------------------
                                               ACTUAL      PRO FORMA(5)                    ACTUAL     PRO FORMA(6)
                                           --------------- --------------               ------------- -------------

INCOME STATEMENT DATA:
Net sales   .............................. $ 1,855,540     $ 4,279,961    $ 302,995     $ 877,103     $1,118,402
Cost of goods sold   .....................   1,724,432       3,993,914      280,453       814,640      1,042,185
Gross profit   ...........................     131,108         286,047       22,542        62,463         76,217
Operating expenses   .....................     102,235         225,147       17,850        47,838         55,968
Operating earnings   .....................      28,873          60,900        4,692        14,625         20,249
Interest income   ........................      (3,199)         (4,166)        (614)       (1,767)        (1,911)
Interest expense  ........................      11,712          26,106        1,940         6,616          8,115
Earnings (loss) before income taxes and
 minority interest   .....................      20,360          38,960        3,366         9,776         14,045
Income taxes   ...........................       6,086          13,457        1,059         2,641          3,412
Minority interest ........................       2,108           2,289          319           424            492
Net earnings (loss)  .....................      12,166          23,214        1,988         6,711         10,141
Net earnings (loss) per share:
 primary    ..............................        1.16            1.23          .25           .44            .47
 fully diluted    ........................        1.16            1.23          .24           .44            .47
Weighted average shares outstanding:
 primary    ..............................      10,438          18,868        7,862        15,343         21,527
 fully diluted    ........................      10,438          18,868        8,183        15,423         21,607
OTHER DATA:
Number of countries at period end   ......          28              34           23            29             35
Inventory turns(7)   .....................          12              10           10            10              9
Days receivable at period end(8)    ......          36              28           33            34             30


                                   PREDECESSOR(1)                     THE COMPANY
                                   ---------------- -----------------------------------------------
                                                           AT DECEMBER 31,
                                   ----------------------------------------------------------------
                                        1992          1993(2)    1994(2)(3)    1995(4)     1996
                                   ---------------- ------------ ------------ ---------- ----------
BALANCE SHEET DATA:
Cash and cash equivalents   ......      $  210       $    603      $ 8,368      $ 11,171   $ 35,137
Working capital (deficit)   ......         662         (1,426)      14,004         9,843     31,506
Total assets    ..................      16,013         29,058      164,468       265,804    861,949
Notes payable   ..................       2,988          6,949       15,198        46,438    155,932
Long-term debt  ..................          --             --        8,104         8,801     45,327
Shareholders' equity  ............         988          1,930       19,870        29,892    104,533


                                         AT MARCH 31, 1997
                                   ------------------------------
                                                  PRO FORMA
                                    ACTUAL    AS ADJUSTED(9)
                                   ---------- -------------------
BALANCE SHEET DATA:
Cash and cash equivalents   ......   $ 32,699      $ 286,224
Working capital (deficit)   ......     37,005        350,577
Total assets    ..................    901,443      1,441,414
Notes payable   ..................    172,497        191,409
Long-term debt  ..................     51,017         51,143
Shareholders' equity  ............    130,439        564,964

----------------
 (1) In December 1993, the Company acquired the Predecessor. The Predecessor information provided represents the operations of this acquired company prior to the acquisition and is derived from the financial statements of the acquired company.
 (2) Restated to give effect to the acquisition in 1995 of CHS Portugal and 16% of CHS Czechia as of January 1, 1993, the date Comtrad acquired these companies. See Note B to the Company's Consolidated Financial Statements.
 (3) Restated to give effect to the acquisition in 1995 of CHS England, CHS France and CHS Belgium as of September 1, 1994, the date Comtrad acquired these companies. See Note B to the Company's Consolidated Financial Statements.
 (4) Restated to give effect to the acquisition in 1995 of CHS Finland, CHS Sweden and CHS BEK as of July 1, 1995, CHS Poland as of November 1, 1995, and the acquisition in 1996 of CHS Brazil, CHS Slovakia, CHS Baltic, CHS Bulgaria, CHS Romania and CHS Croatia as of December 31, 1994, the dates Comtrad or CHI acquired these companies. See Note B to the Company's Consolidated Financial Statements.
 (5) Gives effect to the acquisition in 1996 of CHS Hungary (51% ownership), CHS Switzerland, CHS Merisel Mexico, CHS Merisel Latin America, CHS Merisel Austria, CHS Merisel France, CHS Merisel Germany, CHS Merisel Switzerland, CHS Merisel UK, Frank & Walter, and Karma assuming such transactions had occurred as of January 1, 1996. See "Recent Developments" and Note B to the Company's Consolidated Financial Statements and Pro Forma Condensed Consolidated Financial Statements (unaudited).
 (6) Gives effect to the acquisition of Karma assuming said transaction had occurred as of January 1, 1996.
 (7) Calculated by dividing cost of sales by the average of beginning and ending inventory, except for the year ended December 31, 1996. For the year ended December 31, 1996, due to the impact of the acquisitions from Merisel, the cost of sales for the fourth quarter of 1996 was multiplied by four and divided by the average of the beginning and ending inventory for such quarter.
 (8) Calculated by dividing ending receivables by the average sales per day for the last quarter for each period.
 (9) Adjusted to give effect to the acquisition of Karma and the sale of 12,000,000 shares of Common Stock offered by the Company at an assumed public offering price of $32.125 per share and the application of net proceeds therefrom, as if such events had occurred on March 31, 1997, as described under "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO AND THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) APPEARING ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW


     CHS distributes microcomputer products, including personal computers, peripherals, networking products and software, in 29 countries across Western Europe, Eastern Europe and Latin America. The Company has pursued and expects to continue to pursue an aggressive strategy of growth through acquisitions of distributors in these and other regions. Together with growth in its existing business, such acquisitions have enabled the Company to significantly increase net sales and achieve strong operating results. In the three-year period ended December 31, 1996, the Company's net sales increased from $359.2 million in 1994 to $1.9 billion in 1996, and operating earnings increased from $3.4 million in 1994 to $28.9 million in 1996. The Company attributes these increases in sales to increased consumer demand for the Company's products and, more recently, to the expansion of the range of products offered. The Company has experienced reduced gross margins in recent years due to increasing competition, particularly in Western Europe, and due to the increased portion of the Company's sales represented by this region after the Company's acquisition of certain operations of Merisel in October 1996.


     The Company derives all of its operating income and cash flow from its operating subsidiaries, most of which are organized and operated outside the United States. Generally, the Company purchases its inventory with United States dollars and sells in other currencies. The Company seeks to limit its exposure to the risk of currency fluctuations through hedging. See "--Currency Risk Management."



     The following table sets forth acquisitions made by the Company, the service areas of the operations acquired and the dates as of which the results of operations of the acquired company were included in the Company's financial statements.




                                                             DATE INCLUDED IN
SUBSIDIARY(1)                             SERVICE AREA       FINANCIAL STATEMENTS
---------------------------------------   ----------------   ---------------------
CHS Dinexim                               Latin America      May 1997
CHS Access and Agora                      Czech Republic     May 1997
CHS International High Tech Marketing     Africa             April 1997
Frank & Walter                            Germany            January 1997
CHS Estonia                               Estonia            January 1997
CHS Merisel UK                            UK                 September 1996
CHS Merisel France                        France             September 1996
CHS Merisel Switzerland                   Switzerland        September 1996
CHS Merisel Germany                       Germany            September 1996
CHS Merisel Austria                       Austria            September 1996
CHS Merisel Latin America                 Latin America      September 1996
CHS Merisel Mexico                        Mexico             September 1996
CHS Ecuador(2)                            Ecuador            June 1996
CHS Russia                                Russia             June 1996
CHS Switzerland                           Switzerland        April 1996
CHS Peru                                  Peru               March 1996
CHS Hungary(3)                            Hungary            February 1996
CHS Poland                                Poland             November 1995
CHS Sweden                                Sweden             July 1995
CHS Finland                               Finland            July 1995
CHS BEK                                   Latin America      July 1995

                                                      DATE INCLUDED IN
SUBSIDIARY(1)       SERVICE AREA                      FINANCIAL STATEMENTS
-----------------   -------------------------------   ---------------------
CHS Brazil          Brazil                            November 1994
CHS England         England                           September 1994
CHS France          France                            September 1994
CHS Belgium         Belgium and Luxembourg            September 1994
CHS Croatia         Croatia                           September 1994
CHS Bulgaria        Bulgaria                          September 1994
CHS Baltic          Lithuania, Latvia and Estonia     September 1994
CHS Promark         Latin America(4)                  July 1994
CHS Slovakia        Slovakia                          January 1994
CHS Czechia (5)     Czech Republic                    January 1993
CHS Portugal        Portugal                          January 1993
CHS Germany         Germany                           January 1993

----------------
(1) The names are those by which the Company refers to its subsidiaries and are not necessarily the legal names of the entities.
(2) The Company owns 51% of CHS Ecuador.
(3) The Company owns 51% of CHS Hungary.
(4) Includes operating subsidiaries in Argentina, Chile, Colombia and
    Venezuela.
(5) The Company acquired a 16% interest in CHS Czechia in January 1993 and acquired the remaining 84% in October 1995.


RESULTS OF OPERATIONS

     The following table sets forth, for the periods presented, the percentage of net sales represented by certain items in the Company's Consolidated Statements of Earnings:



                                                                                              THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                          MARCH 31,
                                      ----------------------------------------------- -----------------------------------
                                         1994        1995              1996              1996              1997
                                      ----------- ----------- ----------------------- ----------- -----------------------
                                                                             PRO                                 PRO
                                                                ACTUAL      FORMA                   ACTUAL      FORMA
                                                              ----------- -----------             ----------- -----------

Net sales    ........................    100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
Cost of goods sold    ...............     93.0        92.7        92.9        93.3        92.6        92.9        93.2
                                       -------     -------     -------     -------     -------     -------     -------
Gross profit    .....................      7.0         7.3         7.1         6.7         7.4         7.1         6.8
Operating expenses    ...............      6.1         6.1         5.5         5.3         5.9         5.4         5.0
                                       -------     -------     -------     -------     -------     -------     -------
Operating earnings    ...............       .9         1.2         1.6         1.4         1.5         1.7         1.8
Interest income    ..................      (.1)        (.1)        (.1)        (.1)        (.2)        (.2)        (.2)
Interest expense   ..................       .6          .6          .6          .6          .6          .8          .7
                                       -------     -------     -------     -------     -------     -------     -------
Earnings before income taxes   ......       .4          .7         1.1          .9         1.1         1.1         1.3
Income taxes    .....................       .1          .2          .3          .3          .3          .3          .4
Minority interest  ..................       --          --          .1          .1          .1          --          --
                                       -------     -------     -------     -------     -------     -------     -------
Net earnings    .....................       .3%         .5%         .7%         .5%         .7%         .8%         .9%
                                       =======     =======     =======     =======     =======     =======     =======

FIRST QUARTER 1997 COMPARED TO FIRST QUARTER 1996

     NET SALES. Net sales increased $574.1 million, or 189.5%, from $303.0 million in the first quarter of 1996 to $877.1 million in the first quarter of 1997 due to acquisitions and, to a lesser extent, internal growth. Of the increase in net sales, new subsidiaries having no first quarter 1996 operations contributed $307.4 million. Net sales of subsidiaries consolidated for both 1996 and 1997, excluding operations where CHS companies were integrated with operations acquired from Merisel, grew from $140.3 million to $184.3 million, or 31.4%. This growth is attributed to increased consumer demand for microcomputer products offered by the Company and the expansion of sales by the Company's subsidiaries to include a full range of products. Due to the combined financial reporting of the Merisel subsidiaries with the CHS subsidiaries, it is not possible to present comparable growth rates for sales of CHS subsidiaries consolidated for both 1996 and 1997.



     GROSS PROFIT. Gross profit increased $39.9 million, or 177.1%, from $22.5 million in the first quarter of 1996 to $62.5 million in the first quarter of 1997 due principally to acquisitions and, to a lesser extent, internal growth. Newly acquired companies contributed $22.9 million of gross profit. Gross profit of subsidiaries consolidated for both 1997 and 1996, excluding operations where CHS companies were integrated with former Merisel operations, grew from $11.4 million to $14.8 million, or 30.4%.



     Gross margin decreased from 7.4% in the first quarter of 1996 to 7.1% in the first quarter of 1997. The decrease was due to lower gross margins from subsidiaries located in Eastern Europe and Latin America. The Company attributes the decrease in gross margin to competitive pressures in these regions, and the fact that the gross margin of the former Merisel companies acquired by the Company in Latin America has been generally lower than that of the Company. The gross margin was also negatively affected in the first quarter of 1997 by lower gross margins from subsidiaries in the United Kingdom and France acquired from Merisel, offset by increased gross margins in German operations. This increase in gross margins in Germany from those in the first quarter of 1996 is attributed to the German operation acquired from Merisel, which has a wider product offering with better margins than the Company's other German operations. The Company expects that overall gross margins may continue to decline in 1997 due to continued competitive pricing pressures across all regions.



     OPERATING EXPENSES. Operating expenses as a percentage of net sales declined from 5.9% in the first quarter of 1996 to 5.5% in the first quarter of 1997. The decline was due to efficiencies gained through increased volume, the cost savings of merging operations in the United Kingdom and France, and the Company's efforts to control costs. Operating expenses for both periods include the results of foreign currency transactions. Such results were a net gain of $75,000 and $564,000 in first quarter of 1996 and 1997, respectively.



     NET INTEREST EXPENSE. Net interest expense increased $3.5 million or 266% from $1.3 million in the first quarter of 1996 to $4.8 million in the first quarter of 1997 due to increased borrowings by the Company to support increased sales.


     INCOME TAXES. Income taxes as a percentage of earnings before income taxes and minority interest in subsidiaries decreased from 31.5% in the first quarter of 1996 to 27.0% in the first quarter of 1997. This change is due to lower tax rates in certain countries, non-taxed income in some countries and the use of net operating loss carryforwards, offset, to some extent, by losses in subsidiaries with no tax benefit and non-deductible goodwill amortization. The Company expects to have an effective tax rate lower than the statutory United States tax rate in 1997 principally due to its ability to use remaining net operating loss carryforwards from certain subsidiaries.



1996 COMPARED TO 1995


     NET SALES. Net sales increased $918.8 million, or 98.1%, from $936.7 million in 1995 to $1.9 billion in 1996 due principally to acquisitions and, to a lesser extent, internal growth. Of the increase in net sales, subsidiaries not included in both 1995 and 1996 contributed $640.7 million. Net comparable sales of subsidiaries consolidated for both 1995 and 1996 grew $278.1 million or 29.7%. This growth is attributed to increased consumer demand for microcomputer products offered by the Company and the expansion of sales by the Company's subsidiaries to include a full range of products.


     GROSS PROFIT. Gross profit increased $63.1 million, or 92.8%, from $68.0 million in 1995 to $131.1 million in 1996 due principally to acquisitions and, to a lesser extent, internal growth. Gross profit on a comparable basis for subsidiaries consolidated for both 1995 and 1996 increased $18.3 million, or 26.9%. Subsidiaries not included in both 1995 and 1996 contributed $44.8 million of gross profit.



     Gross margin decreased from 7.3% in 1995 to 7.1% in 1996. The decrease was due to lower gross margins from subsidiaries located in Western Europe, particularly those operations acquired from Merisel, which, as a result of high volumes of sales by those entities, had a significant impact on the Company's gross margin as a whole. The Company attributes the decrease in gross margins to competitive pressures in this region, especially in Germany. The Company's subsidiaries in Germany had the lowest gross margins of all its European subsidiaries in 1996. The Company expects that overall gross margin may continue to decline in 1997 due to continued competitive pricing pressures and the fact that the gross margins of the acquired Merisel companies have been generally lower than that of the Company and will be included in the consolidation for the full year. In addition, the acquisition of Frank &
Walter, which operates in Germany, where gross margins are generally lower, will also impact overall gross margin. The gross margin of the combined Merisel companies for the nine months ended September 30, 1996 was 6.9%.


     OPERATING EXPENSES. Operating expenses as a percentage of net sales declined from 6.1% in 1995 to 5.5% in 1996. The decline was due to efficiencies gained through increased sales volume and the Company's efforts to control costs. The reduction was achieved even though a provision of $1.4 million was made for restructuring costs incurred by CHS (consisting of severance costs for CHS employees, write-off of CHS leasehold improvements and lease termination costs of CHS closed facilities) to implement consolidation in markets in which a CHS company previously existed and a company was acquired from Merisel. The operating expense ratio without such charge would have been 5.4% for the year.


     NET INTEREST EXPENSE. Net interest expense increased $3.8 million, or 81.2%, from $4.7 million in 1995 to $8.5 million in 1996. The increase is directly related to the increase in average loan amounts outstanding.


     INCOME TAXES. Income taxes as a percentage of earnings before income taxes and minority interest in subsidiaries increased slightly from 29.4% in 1995 to 29.9% in 1996. Management does not believe this change is significant. The difference between this tax rate and the statutory United States tax rate is due to the utilization of net operating loss carryforwards and lower foreign tax rates, offset to some extent by losses in subsidiaries with no tax benefit and non-deductible goodwill amortization. The Company expects to have an effective tax rate lower than the statutory United States tax rate in 1997 principally due to its ability to use remaining net operating loss carryforwards from certain subsidiaries and lower foreign tax rates in other subsidiaries.


1995 COMPARED TO 1994


     NET SALES. Net sales increased $577.5 million, or 160.8%, from $359.2 million in 1994 to $936.7 million in 1995 due principally to acquisitions and to a lesser extent, internal growth. Of the increase in net sales, subsidiaries formed or acquired in 1995 contributed $177.7 million. Net sales of subsidiaries consolidated for part of 1994 and all of 1995 (CHS Promark, CHS England, CHS France and CHS Belgium) contributed $352.2 million of the increase in net sales. Net sales of subsidiaries consolidated for all of 1994 and 1995, which included CHS Germany, CHS Portugal and 16% of CHS Czechia, grew $47.6 million, or 26.3%. This growth is attributed to increased consumer demand for microcomputer products offered by the Company.


     Net sales to Comtrad related companies decreased from $52.4 million in 1994 to $21.1 million in 1995 and had a gross profit margin equivalent to sales to unaffiliated parties for similar products.


     GROSS PROFIT. Gross profit increased $42.8 million, or 169.9%, from $25.2 million in 1994 to $68.0 million in 1995 due principally to acquisitions and, to a lesser extent, internal growth. Gross profit for subsidiaries included in the consolidation for all of 1994 and 1995 did not increase in proportion to sales as a result of the lowering of prices in Germany in response to increased competition. Gross profit from such subsidiaries grew $1.7 million or 17.9%. Gross profit from subsidiaries consolidated for part of 1994 and all of 1995 grew $28.6 million. Newly acquired companies contributed $12.5 million of gross profit.


     Gross margin increased from 7.0% in 1994 to 7.3% in 1995. The increase was due to higher gross margins from subsidiaries consolidated for part of 1994 and all of 1995. The Company attributes the increase in gross margin to greater sales of networking and software products which typically have higher gross margins than other products offered by the Company.


     OPERATING EXPENSES. Operating expenses as a percentage of net sales remained unchanged at 6.1% in 1994 and 1995.

     NET INTEREST EXPENSE. Net interest expense increased $2.9 million, or 158.1%, from $1.8 million in 1994 to $4.7 million in 1995. The increase in interest expense is directly related to the increase in average loan amounts outstanding.


     INCOME TAXES. Income taxes as a percentage of earnings before income taxes decreased from 38.5% in 1994 to 29.4% in 1995. The decrease in the Company's net effective tax rate is attributed to the utilization of net operating loss carryforwards and lower foreign tax rates, offset to some extent by non-deductible goodwill amortization.


SEASONALITY


     The Company typically experiences variability in its net sales and net income on a quarterly basis as a result of many factors, including the condition of the microcomputer industry in general, shifts in demand for software and hardware products and industry announcements of new products or upgrades. Sales in Europe in the first and fourth quarters of each year are typically higher than in the second and third quarters. In Latin America, sales in the third and fourth quarters of each year are typically higher than in the first and second quarters.


LIQUIDITY AND CAPITAL RESOURCES


     Net cash of $8.0 million was provided by operating activities in the first quarter of 1997 as compared to the use of $8.0 million in operating activities in the first quarter of 1996. In the first quarter of 1997 cash was generated as a result of decreases in receivables, inventory and other current assets, offset by decreases in accounts payable. In the first quarter of 1996, cash was used due principally to increases in inventory and other current assets offset by increases in accounts payable and other current liabilities. The factors in 1997 are consistent with a seasonal reduction in sales in the first quarter of 1997 compared to the fourth quarter of 1996. Cash of approximately $1.6 million was used for investing activities in the first quarters of 1997 and 1996 for fixed asset additions. Cash of $2.8 million was provided in the first quarter of 1997 due principally to acquisitions. Cash of $9.7 million was used in financing activities in the first quarter of 1997 and cash of $11.7 million was provided from financing activities in the first quarter of 1996. The transactions in both years principally pertained to borrowing or repayments under financing arrangements.



     CHS Promark and one of its subsidiaries (collectively, the "Borrowers") are parties to a loan and security agreement dated February 5, 1996, as amended, providing for revolving credit advances and the issuance of letters of credit against eligible accounts receivable and inventory up to a maximum of $60 million. Amounts outstanding bear interest, at the election of the Borrowers, at either a variable market rate based on the prime rate of the lender or LIBOR. The agreement limits the ability of the Borrowers to pay dividends to the Company to 50% of net income after taxes. The agreement matures in October 1999 and is secured by a lien on essentially all of the Borrowers' assets. The agreement contains certain restrictive covenants. CHS Promark was in violation of certain covenants at December 31, 1996; however, waivers were granted in March 1997 through June 1997. The Company believes it will be in compliance with such covenants at June 30, 1997 or will obtain an additional waiver. The Company has guaranteed such indebtedness.



     The Company's subsidiaries typically enter into short-term credit agreements with financial institutions in their countries of operations. As of March 31, 1997, the aggregate amount available under these agreements was $201 million and $169 million was then outstanding. Such agreements are usually for a term of one year and are secured by the receivables of the borrower. The weighted average interest rate at March 31, 1997 was 6.7%. The Company typically guarantees these loans.


     The Company's principal need for additional cash in 1997 will be for the purchase of additional inventory to support growth and to take greater advantage of available cash discounts offered by certain of the Company's vendors for early payment. The Company is seeking additional cash for this purpose through this Offering and its existing bank credit lines and through additional credit facilities, but there can be no assurance that financing will be available on terms acceptable to the Company. The unavailability of such financing could adversely affect the growth of the Company.

     The Company derives all of its operating income and cash flow from its subsidiaries and relies on payments from, and intercompany borrowings with, its subsidiaries to generate the funds necessary to meet its obligations. In certain countries, exchange controls may limit the ability of the Company's subsidiaries to make payments to the Company. Restrictions in financing or credit arrangements may also limit such payments. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets and cash flow of such subsidiaries over the claims of the Company or its subsidiaries.


INFLATION


     The Company operates in certain countries that have experienced high rates of inflation and hyperinflation. However, inflation did not have any meaningful impact on the Company's results of operations in the three-year period ended December 31, 1996, and the Company does not expect that it will have a material impact in 1997.


ASSET MANAGEMENT


     INVENTORY. The Company's goal is to achieve high inventory turns and maintain a low number of SKUs and thereby reduce the Company's working capital requirements and improve return on equity. The Company's strategy to achieve this goal is to both effectively manage its inventory and achieve high order fill rates.


     To reduce the risk of loss to the Company due to vendor price reductions and slow moving or obsolete inventory, the Company's contracts with its vendors generally provide price protection and stock rotation privileges, subject to certain limitations. Price protection allows the Company to offset the accounts payable owed to a particular vendor if such vendor reduces the price of products the Company has purchased within a specified period of time and which remain in inventory. Stock rotation permits the Company to return to the vendor for full credit, with an offsetting purchase order for new products, predetermined amounts of inventory purchased within a specified period of time. Such credit is typically used to offset existing invoices due without incurring re-stocking fees.


     ACCOUNTS RECEIVABLE. The Company manages its accounts receivable to balance the needs of its customers to purchase on credit with its desire to minimize its credit losses. Bad debt expense as a percentage of the Company's net sales for the years ended 1994, 1995 and 1996 was 0.4%, 0.3% and 0.2%, respectively. The Company's credit losses have been minimized by its extensive credit approval process and the use of credit insurance and factoring by its Western European subsidiaries. In its sales to customers in Latin America, the Company often receives post-dated checks at the time of sale. Customers who qualify for credit are typically granted payment terms appropriate to the customs of each country.


CURRENCY RISK MANAGEMENT


     FUNCTIONAL CURRENCY. The Company's functional currency, as defined by Statement of Financial Accounting Standards No. 52, is the United States dollar. The local currencies of the countries where subsidiaries conduct operations are considered the functional currencies for such entities. Most of the Company's subsidiaries use the local currencies as their functional currency and translate assets and liabilities using the exchange rates in effect at the balance sheet date and results of operations using the average exchange rates prevailing during the period. Translation effects are reflected in the cumulative foreign currency translation adjustment in equity. The Company's exposure under these translation rules, which is unhedged, may affect the carrying value of its foreign net assets and therefore its equity and net tangible book value, but not its net income or cash flow. Exchange differences arising from transactions and balances in currencies other than the functional currency are recorded as expense or income in the subsidiaries and the Company and affect the Statements of Earnings.


     HEDGING AND CURRENCY MANAGEMENT ACTIVITIES. The Company attempts to limit its risk of currency fluctuations through hedging where possible. In the quarter ended March 31, 1997, a significant amount of the purchases of products by the Company were made in United States dollars and approximately 87% of Company sales were made in currencies other than the United States dollar. The most significant currencies in which sales were made were the German mark (35% of sales), the French franc (10%) and the British pound (10%). At March 31, 1997, approximately $161 million of accounts payable were attributable to foreign currency liabilities denominated in currencies other than the subsidiaries' functional currencies. Of these, $132 million was denominated in United States dollars and $22 million was denominated in German marks. Approximately 60% of these liabilities were unhedged. The most significant unhedged amounts were recorded in Dutch guilders ($22 million), Czech krona ($14 million) and Colombian pesos ($9 million).


     In March 1995, the Company formed CHS Finance, which engages in centralized treasury functions including hedging activities related to foreign currency for the Company and short-term working capital loans to the Company's subsidiaries to enable them to take advantage of early payment discounts offered by certain vendors. These loans are denominated in the functional currency of the borrowing subsidiary or United States dollars. Generally, CHS Finance hedges its receivables denominated in currencies other than its functional currency, the Swiss franc. It attempts to limit the amount of unhedged receivables to an amount which approximates the United States dollar denominated loans payable by the Company's subsidiaries. In the fourth quarter of 1996, the Company modified this policy to allow unhedged receivables, principally in United States dollars and German marks, of an amount approximately equal to its total unhedged liabilities. This modified policy continued through the first quarter of 1997. The Company intends to review this policy periodically and may modify it in the future.


     Through both hedging activities coordinated by CHS Finance and subsidiary hedging activities, the Company makes forward purchases of United States dollars in an attempt to hedge certain European currencies and reduce exposure to fluctuations in exchange rates. Additionally, in certain countries in Eastern Europe and in Latin America where it is not practical to make forward purchases, to minimize exposure to currency devaluations, the Company has adopted a policy of attempting to match accounts receivable with accounts payable and to limit holdings of local currencies. In these countries, the Company attempts to sell products at the United States dollar equivalent rate. Factors which affect exchange rates are varied and no reliable prediction methods are available for definitively determining future exchange rates. In general, countries make an effort to maintain stability in rates for trade purposes. There can be no assurance that these asset management programs will be effective in limiting the Company's exposure to these risks. For financial reporting purposes, the Company marks to market all of its forward currency contracts.

                                   BUSINESS


     CHS is a leading international distributor of microcomputer products, including personal computers, peripherals, networking products and software. CHS operates in 29 countries across three regions, including Western Europe, Eastern Europe and Latin America, and services an active customer base of greater than 66,000 resellers. Substantially all of the products sold by the Company are manufactured by 35 vendors, including such market leaders as Hewlett-Packard, Microsoft, Seagate, IBM, Compaq, Western Digital, Intel, 3Com, Canon, Novell, Epson and Creative Labs. The Company is a focused distributor, as opposed to a broadline distributor, and seeks to represent leading vendors within specific product categories. CHS believes that it is the fourth largest distributor of microcomputer products in the world, the second largest distributor in Europe and the largest distributor in Latin America and Eastern Europe. The Company has no significant sales in the United States.


     The Company has pursued an aggressive strategy of growth through acquisitions which, together with growth in its existing business, has enabled the Company to significantly increase net sales and achieve strong operating results. Most recently, on June 20, 1997, the Company entered into an agreement to purchase, for $160 million, Karma, a distributor of personal computer components to over 10,000 customers in Europe, the Middle East and Asia. Net sales and operating earnings of Karma in 1996 were $700.2 million and $18.5 million, respectively. See "Recent Developments." In the three-year period ended December 31, 1996, net sales of the Company increased from $359.2 million in 1994 to $1.9 billion in 1996 and operating earnings of the Company increased from $3.4 million in 1994 to $28.9 million in 1996. On a pro forma basis, assuming all 1996 acquisitions including the acquisition of the distribution businesses of Merisel, and the 1997 acquisitions of Karma and Frank & Walter were made on January 1, 1996, the Company's 1996 net sales and operating earnings would have been $4.3 billion and $60.9 million, respectively. See "Selected Consolidated Financial Data" and Pro Forma Condensed Consolidated Financial Statements.


     CHS operates under a decentralized structure under which managers familiar with the customs and needs of a particular country are delegated the authority to make daily decisions necessary to satisfy the particular demands of their respective markets. As compared to certain competitors which operate under a more centralized system, the Company believes that its business model of focused distribution through locally managed full service facilities integrating warehousing, purchasing, sales, credit and accounting services provides competitive and operating advantages.


INDUSTRY


     The microcomputer products distribution industry has grown significantly in recent years, primarily due to increasing demand worldwide for computer products and the use of distribution channels by vendors for the distribution of their products. Historically, there have been two types of companies within the industry: those that sell directly to the end-user ("resellers") and those that sell to resellers ("distributors"). Distributors generally purchase a wide range of products in bulk directly from vendors and then ship products in smaller quantities to many different types of resellers, which typically include dealers, VARs, system integrators, mail order resellers, computer products superstores and mass merchants.


     The Company believes that the microcomputer products industry is well-suited for distribution. The large number and diversity of resellers make it cost efficient for vendors to outsource to distributors, such as the Company, a portion of their distribution, credit, inventory, marketing and customer support requirements. Similarly, due to the large number of vendors, resellers generally cannot efficiently establish direct purchasing relationships with each vendor and instead rely on distributors to satisfy a significant portion of their product, financing, marketing and technical support needs.


     The Company believes the distribution segment of the microcomputer products industry will continue to grow. More vendors are using the distribution channel as declining hardware prices, coupled with rising selling costs, make it difficult for vendors to efficiently deal directly with resellers. The Company believes that resellers are increasingly relying on distributors for inventory management and credit rather than stocking large inventories themselves and maintaining credit lines to finance resellers' working capital needs. The Company also believes the distribution industry is consolidating as access to financial resources and economies of scale become more critical and as certain vendors limit the number of authorized distributors of their respective products.


     The Company's Pan-European and Pan-Latin American presence strategically positions the Company to take advantage of the consolidation trend in the distribution industry. According to IDC, in 1996, Western Europe represented approximately 24% of the worldwide personal computer market. Additionally, the regions in which the Company operates are relatively underpenetrated compared to the United States. The penetration rate with respect to computers for 1995 was 18.4% in Western Europe, 2.4% in Eastern Europe and 2.1% in Latin America as compared to a penetration rate of 36.5% in the United States. A significant portion of the Company's sales are in the emerging markets of Eastern Europe and Latin America, regions which the Company believes are underserved relative to the entire industry and offer substantial growth opportunities. According to IDC, Latin America is expected to be the most rapidly growing personal computer market in the world between 1997 and 2001. IDC projects that personal computer sales in Latin America, Eastern Europe, the Middle East, the Mediterranean and Africa, referred to by IDC as the "rest of the world," will grow from $14.9 billion in 1997 to $21.6 billion in 1999, representing a compound annual growth rate of 20.3%. This compares favorably to a 9.0% compound annual growth rate projected by IDC for personal computer sales in the United States over the same period.


     The Western European, Eastern European and Latin American markets are each highly fragmented. Different languages, cultures and technological factors require experienced local management teams and products which meet the requirements of the specific area. Requirements that are unique to an area include customized manuals, approvals of safety factors by local authorities, microcode which permits the generation of characters in local languages, and voltage standards. These factors require distributors in these markets to carry a variety of different SKUs to meet such demands. As a result, vendors depend heavily on distributors such as the Company to meet the differing demands of each locale.


STRATEGY


     To achieve its objectives of strengthening its position as a leading distributor of microcomputer products in Western Europe, Eastern Europe and Latin America and expanding into new regions including Africa, the Middle East and Asia, the Company has adopted the following strategies:


   /bullet/ GROW THROUGH ACQUISITIONS. A major portion of the Company's growth is attributable to acquisitions and the Company intends to continue its practice of making targeted purchases of high quality distributors in selected markets. During the period which began January 1, 1994 and ended March 31, 1997, the Company acquired a total of 34 companies, the most significant of which were seven companies from Merisel in Europe and Latin America and Frank & Walter in Germany. The Company generally seeks acquisition candidates that have strong entrepreneurial management teams and experience in the local market and that could benefit from the economies of scale that the Company provides through its focused product lines. In order to reduce financial risk and enhance operating performance, in many cases the Company structures an acquisition with an earnout component based on the performance of the acquired company and generally payable in shares of Common Stock one year subsequent to the acquisition. The Company also makes select acquisitions using cash or stock without an earnout component. These local distributors generally are attracted to combining with CHS in order to gain personal financial liquidity, access to key product lines provided by CHS and enhanced vendor credit facilities. After an acquisition, the new CHS subsidiary adopts the policies and financial reporting procedures of the Company but operates as a relatively autonomous business unit, consistent with the Company's decentralized structure. The Company believes its acquisition strategy is advantageous to its vendors because, through their relationship with CHS, vendors may gain entry into new markets with established local distribution companies and can substitute the creditworthiness of CHS for that of the local distributor.


   /bullet/ OPERATE A FOCUSED DISTRIBUTION MODEL. The Company's strategy is to operate as a focused distributor by dealing in each location with a limited and select group of high quality branded vendors in each major product category, such as Hewlett-Packard for printers, Microsoft for software, Novell for networking, Seagate for mass storage and Hewlett-Packard, Compaq and IBM for personal computers. Additionally, the Company seeks to be a significant distributor for each of its major vendors and establish a partnering relationship with them. The Company believes that this focused strategy enables it to respond more quickly to customer requests and gives it greater availability of products, access to new products and improved pricing. The Company believes this strategy also enables it to develop greater expertise in the sale and servicing of the products of these vendors. The Company believes that its focused distribution model also results in more effective asset management. Generally, products from leading vendors are in greater demand, resulting in more efficient inventory management, including greater inventory turns, lower working capital requirements and fewer SKUs. CHS generally maintains up to 10,000 SKUs per location while broadline distributors typically carry greater than 40,000 SKUs.


   /bullet/ FURTHER DEVELOP AND PENETRATE INTERNATIONAL MARKETS. The Company has focused its activities on the distribution of microcomputer products in Western Europe and the emerging markets of Eastern Europe and Latin America, regions which it believes are underserved with respect to the distribution of microcomputer products and therefore provide significant growth opportunities. The Company believes that the markets in Western Europe, Eastern Europe and Latin America are complex due to the diversity of language, regulatory, technical and other factors and provide attractive opportunities for CHS to add value to its relationships with its vendors and customers because of the presence of its knowledgeable local management. Additionally, the Company intends to expand into new regions including Africa, the Middle East and Asia. The Company attempts to limit its exposure to declines in any one area or economy by its presence in a large number of markets.


PRODUCTS AND CUSTOMERS


     The Company's sales consist of hardware and software products such as local area networks, disk drives, personal computers and printers to an active customer base, as of March 31, 1997, of more than 66,000 VARs and computer retailers. The Company's products also include components such as random access memory chips, central processing units and integrated circuit boards. For the quarter ended March 31, 1997, the Company's product mix by category was printers (20%), personal computers (19%), mass storage (15%), software (14%), peripherals (11%), semiconductors (7%), networking (6%) and other (8%).


     The Company purchases its products directly from hardware manufacturers and software publishers in large quantities. As a focused distributor, the Company focuses on a small number of leading vendors in each product category and on a small number of high volume items of that manufacturer or publisher. As a result, the Company carries fewer individual products than the broadline distributors and works with fewer vendors. The Company generally maintains up to 10,000 SKUs per location while broadline distributors typically carry greater than 40,000 SKUs.


     The Company's customers typically rely on distributors as their principal source of microcomputer products and financing. The Company's backlog of orders is not considered material to an understanding of its business. No single customer accounted for more than two percent of the Company's net sales in the quarter ended March 31, 1997.

VENDOR RELATIONS


     The Company obtains its products from its vendors under non-exclusive distribution agreements, which are subject to renewal annually and may be canceled by either party on short notice. Under these agreements, the Company has the right to purchase products at discounts from the list prices. The amounts of the discounts are determined each year at the time of renewal on the basis of the projected sales of the Company for the following year and vary for each vendor. The Company is not required to make additional product payments if it fails to achieve its projected sales level for the year, but its product discounts in the following year may be reduced because of the lower sales levels. While the Company distributes the products of approximately 35 vendors, approximately 26% of its net sales during the first quarter of 1997 were derived from the sale of products supplied by Hewlett-Packard. An additional 10% of net sales during the first quarter of 1997 were derived from the Company's next largest supplier, Microsoft.


     The Company's agreements with vendors typically provide a form of price protection specifying that if the list price of a product is reduced by the vendor, the Company will typically receive a credit in the amount of the reduction in distributor cost for each item of the product in inventory.


     The Company also has stock rotation arrangements with substantially all of its vendors. Stock rotation permits the Company to return inventory for full credit in an amount equal to a certain percentage of the Company's purchases from the supplier over a specific period. In certain cases, the Company must purchase inventory at least equal in value to that returned. These agreements permit the Company to maintain higher inventory levels while limiting the amount of committed working capital related to slow-moving items.


     Vendors deliver products against purchase orders tendered by the Company. The Company will often request specific delivery dates in its purchase orders and lead times for delivery from vendors are typically short. Delivery is, however, subject to availability, and vendors have no liability to the Company for failure to meet a delivery date. The Company experiences delivery delays and inventory shortages from time to time. In the opinion of management, these delays and shortages are common to other distributors of microcomputer products, in general, and do not have a significant adverse impact on the Company's operations.


     The Company's vendors have increased available credit to the Company commensurate with its growth. Many of the Company's vendors provide discounts for prompt payment. Generally, the Company is required to make payment within 14 to 90 days following delivery of products. With some vendors, the Company can earn a discount for early payment of between 1.5% and 3% of the invoice amount. To the extent sufficient funds are available, the Company attempts to take advantage of these discounts. The Company believes that after the completion of this Offering it will be better able to utilize such discounts.


     Generally, the Company's vendors have the right to terminate their respective distribution agreements on short notice to the Company. In some cases, the Company must be given a reasonable opportunity to cure any violation of the agreement before it may be terminated. The Company similarly has the right to terminate its distribution agreements on short notice to the vendor. The Company is of the opinion that its relationships with its vendors are good, and has no reason to believe that its current material distribution agreements will be terminated or not renewed in the foreseeable future.


SALES, MARKETING AND CUSTOMER SUPPORT


     In order to effectively address the individual customs, practices and business conventions within countries, each operating subsidiary of the Company maintains general autonomy with respect to sales, marketing and customer support. Oversight and strategic direction are provided by senior management of the Company.



     SALES. The Company markets its products to resellers, who either package the Company's products with other computer equipment or sell the products on an individual basis to end-users. As of

March 31, 1997, the Company distributed products to approximately 43,000 active resellers in Western Europe, 14,000 in Latin America and 9,000 in Eastern Europe.


     Each operating subsidiary maintains a sales staff organized to interface effectively with its respective customer base. As of March 31, 1997, approximately 47% of the Company's employees were involved with sales activities.


     The Company's customers typically place orders with a sales representative. Almost all orders are for pick-up or next day delivery. The Company's computer systems generally allow the salesperson to check customer credit limits, current inventory levels and pricing.


     MARKETING. The Company utilizes a variety of programs to market its major vendors' products, including direct mailings, periodic advertising by facsimiles, advertisements in industry trade publications, product brochures, seminars and participation in select trade shows. Marketing programs are effectuated at the subsidiary level and are designed to build awareness of the Company, its products and their collective capability. Each operating subsidiary maintains staff to provide marketing support.


     Funds for the Company's advertising budget generally are obtained from cooperative advertising reimbursements and market development funds provided by vendors. Cooperative reimbursements typically have represented approximately 1% to 2% of the dollar amount of products purchased from those major vendors. Marketing programs designed for cooperative reimbursement are vendor and product specific and are designed with vendor approval. Market development funds are provided to create market awareness of vendors' products. Cooperative advertising reimbursements and market development funds are recorded in the Company's financial statements as a reduction to selling, general and administrative expenses.


     CUSTOMER SUPPORT. Under several vendor agreements, the Company is required to maintain a staff of qualified and trained sales, repair, and support employees who are able to provide information and advice to resellers, provide warranty repair service and train resellers on the vendor's products, their applications, configurations with other computer products, and installation and support requirements. The employees of the Company fulfilling these functions are required to complete training courses provided by the vendor.


     In addition, the Company supports all products with a full manufacturer's warranty and maintains an industry standard return policy, similar to that of its competitors.


INTERNAL AUDIT


     The Company currently maintains four internal auditors on its staff, three for Europe and one for Latin America. These auditors report directly to the President and the Chief Financial Officer of the Company and to the Audit Committee of the Board of Directors. The Company intends to expand its internal audit staff consistent with its growth.


COMPETITION


     The Company operates in an industry which is characterized by intense competition based on price, product availability, provision of credit to customers, delivery time, customer support services and breadth of product line. Competitors exist in a variety of forms including direct sales by vendors, mail order sales, international distributors, and local distributors. Some of the Company's competitors have greater financial and administrative resources than the Company. The Company believes availability of product is a key element of competitiveness and attempts to differentiate itself from its competition by providing a select number of name brands in each product line and maintaining a sufficient inventory of select products to meet demand. The Company enhances its competitive position by providing responsive customer service through support and employee training programs. The Company believes that its vendors and their products are respected in the industry for high quality and performance.

Vendor contracts frequently limit sales of their products to specific geographic areas. Although these restrictions limit the ability of the Company's subsidiaries to sell outside of their jurisdictions, competition in the subsidiary's area is also reduced.


EMPLOYEES


     At March 31, 1997, the Company employed 2,832 full-time employees of whom 245 were located in the United States. Of the total number of employees, 1,334 worked in marketing and sales, 540 worked in warehousing and delivery and 958 were employed in other positions, including administration. Employees in certain countries are represented by labor councils mandated by government regulations which determine compensation and benefits. With these exceptions, none of the Company's employees are represented by unions. Severance costs associated with termination of employment in many countries are higher than in the United States. There has been no disruption of operations due to a labor dispute. Management considers its employee relations to be good.


FACILITIES


     The corporate headquarters of the Company is located at 2153 N.W. 86th Avenue, Miami, Florida, which is also the principal operational facility for CHS Promark. Approximately 1,200 square feet of this facility is allocated to the Company's offices and the remaining 32,800 square feet are used as administrative, service, and warehouse space for CHS Promark.


     The Company's facilities are described below:


COUNTRY                    SQUARE FEET     LEASE EXPIRATION
------------------------   -------------   -----------------
      Argentina                9,469           *
      Austria                  6,994           2000
      Belgium                 46,354         2001-2003
      Brazil                  16,100           2001
      Bulgaria                 3,443           1997
      Chile                   16,140           2005
      Colombia                   431           *
                              32,292         1997-2000
      Croatia                  1,938           1997
      Czech Republic          25,469           *
                              11,029           1998
      Ecuador                  5,855           1999
      Estonia                 11,580           2010
      Finland                 22,596           1999
      France                 128,980         1998-2001
      Germany                256,676         1998-2010
                             100,373           *
      Hungary                 39,565           2006
      Latvia                   2,873           2002
      Lithuania                  739           *
      Mexico                  24,593         1997-2000
      The Netherlands**      198,522           2005
      Peru                     6,133         2000-2001
      Poland                  26,684           1997
      Portugal                12,500           2002
      Russia                  38,230           2000
      Slovakia                 4,745           1997
      Sweden                  11,840           1998
      Switzerland              3,000(1)        2001
                              45,902(2)      1998-2000

COUNTRY                  SQUARE FEET       LEASE EXPIRATION
---------------------   ----------------   -----------------
      United Kingdom        135,207          2003-2016
                             10,000            *
      United States          18,300(3)       1998-2000
                            157,367(4)         2002
      Uruguay                 8,608            1999
      Venezuela               8,178          1997-2001



----------------
 * Owned facility.
 ** The Company is seeking to sell its Helmond warehouse facility leasehold interest.
(1) CHS Finance facility.
(2) CHS Switzerland facilities.
(3) CHS BEK facility.
(4) CHS Promark and CHS Merisel Latin America facilities.




     In each of the countries, the size set forth above includes sales, administrative and warehousing functions and may be composed of multiple facilities. The Company considers its existing facilities to be adequate for its foreseeable needs.


LEGAL PROCEEDINGS


     The Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

                                  MANAGEMENT


EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


     The executive officers and directors of the Company, as well as certain key employees, and their ages as of June 1, 1997, are as follows:



NAME                     AGE                              POSITION
----------------------   -----   -------------------------------------------------------------

Claudio Osorio           37      Chairman of the Board, Chief Executive Officer and President
Alvin Perlman            70      Executive Vice President--Latin American Region and Director
Carsten Frank            34      Executive Vice President--European Region and Director
Craig Toll               49      Chief Financial Officer and Treasurer
Antonio Boccalandro      30      Secretary and Director
Pasquale Giordano(1)     47      Chief Operating Officer--European Region
Clifford Dyer(1)         59      Chief Operating Officer--Latin American Region
Zbynek Kraus             44      Manager of Czech Republic Operation and Director
Otto Gerlach             70      Director
Pierino Lardi            49      Director
Donald D. Winstead       60      Director


----------------
(1) Each of these persons is a significant employee, but not an executive officer of the Company.


     CLAUDIO OSORIO (full name--Claudio Eleazar Osorio Rodriguez), the founder of the Company's current business and operations, has served as the President, Chief Executive Officer, and a director of the Company since 1993. Mr. Osorio has served as President of Comtrad since 1988. He is a director of Comtrad and the President and a director of CHI.


     ALVIN PERLMAN has been a director and the Executive Vice President--Latin American Region of the Company since 1994. He has served for the past five years as the Chief Executive Officer of Zemex Electronics, Inc., d/b/a CHS Promark, and was the sole owner of CHS Promark prior to its acquisition by the Company in June 1994. Mr. Perlman has also served as a director of CHI since November 1994.


     CARSTEN FRANK has been a director of the Company since May 1997 and has been Executive Vice President--European Region of the Company since January 1997. Mr. Frank founded Frank & Walter in 1988 and has served as such company's Managing Director since its formation. Frank & Walter was acquired by the Company in March 1997.


     CRAIG TOLL has been the Chief Financial Officer of the Company since July 1994 and its Treasurer since June 1995. Mr. Toll was self-employed as a consultant to CHS Promark from April 1994 to June 1994. For over five years prior to April 1994, Mr. Toll was a partner in the accounting firm of Deloitte & Touche.


     ANTONIO BOCCALANDRO has been a director and the Secretary of the Company since 1993. He was Treasurer of the Company from December 1993 to June 1995. He has also been employed in various capacities by Comtrad since 1988. Mr. Boccalandro became a director of Comtrad in 1990 and he has been a director of CHI since June 1994.


     PASQUALE GIORDANO has been the Chief Operating Officer--European Region of the Company since January 1, 1997. From January 1989 through December 31, 1996, Mr. Giordano was the President and Chief Operating Officer of CHS Promark. Prior to such service, he was a Vice President of CHS Promark in charge of its New York office. From 1988 until he joined CHS Promark in 1989, Mr. Giordano was Vice President of the electronics division of Abraham & Strauss, a division of Federated Department Stores, Inc.

     CLIFFORD DYER has been the Chief Operating Officer--Latin American Region since January 1, 1997. From February 1987 until it was acquired by the Company in October 1996, Mr. Dyer was President of Merisel Latin America, Inc. and was responsible for all Latin American operations. He was the founder in 1982 of the predecessor company to Merisel Latin America, Inc. Prior to 1982, Mr. Dyer was President of GTE Venezuela and held directorships in various companies.



     ZBYNEK KRAUS has been a director of the Company since March 1996 and, since 1993, the General Manager of the Company's Czech Republic operation. From January 1996 to December 31, 1996, Mr. Kraus served as Vice President - East European Region of the Company. From 1990 to 1993, he was an owner and the sales director of the Czech Republic operation.



     OTTO GERLACH has been a director of the Company since August 1994, and is a principal owner and has served for over five years as the President of Larco, C.A., a privately-owned wholesale import/ export and manufacturing company based in Caracas, Venezuela.


     PIERINO LARDI has been a director of the Company since May 1997. Mr. Lardi has been Chief Executive Officer and President of Banca Commerciale Lugano since 1995. Mr. Lardi served as Executive Vice President of United Overseas Bank from 1985 through 1995.



     DONALD D. WINSTEAD has been a director of the Company since 1993 and was self-employed as a business consultant from June 1991 through February 1997. Since March 1997, Mr. Winstead has been Chairman and Chief Executive Officer of Puris, Inc. In connection with his consulting activities he served from October 1993 through June 1997 as the Chief Executive Officer and a director of Medical Resource Group Inc., a closely held Nevada corporation engaged in the business of medical equipment leasing and rental. For over three years prior to June 1991, Mr. Winstead was the Chairman of the Board and Chief Executive Officer of Netcor Inc., a company engaged in the manufacture and sale of communications equipment.



     The term of office of each director of the Company ends at the next annual meeting of the Company's shareholders or when his successor is elected and qualified. Officers of the Company serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with the Company. There are no family relationships among any of the Company's executive officers and directors.


     Comtrad and CHI have agreed to vote their shares of Common Stock in favor of Mr. Frank's election to the Company's Board of Directors at the Company's pending 1997 Annual Meeting of Shareholders and thereafter.



     All of the Company's directors who are not employees of the Company receive $250 for attendance at each Board of Directors meeting and are reimbursed for travel expenses incurred to attend such meetings. Directors who are employees of the Company do not receive separate compensation for their service as directors. No separate payment is made for attending committee meetings.



     The Company has an Audit Committee and a Compensation Committee. The Audit Committee, composed of Messrs. Gerlach and Winstead, is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. The Compensation Committee, composed of Messrs. Gerlach and Winstead, is responsible for making recommendations to the Board of Directors regarding compensation arrangements for senior management, recommendations concerning the adoption of any compensation plans in which management is eligible to participate and grants of stock options or other benefits under such plans.


EMPLOYMENT ARRANGEMENTS


     The Company has entered into three-year employment agreements with Messrs. Osorio, Toll and Frank. Mr. Osorio's agreement was effective January 1, 1996, Mr. Toll's agreement was effective July 1, 1996 and Mr. Frank's agreement was effective as of January 1, 1997. The agreements for Messrs. Osorio

(as amended), Toll and Frank provide for annual salaries of $750,000, $200,000 and $350,000, respectively, and in the case of Mr. Osorio, requires him to devote substantially all of his time and attention to the business and affairs of the Company, and, in the case of Messrs. Toll and Frank, requires them to devote their full time and attention to the business and affairs of the Company. Mr. Frank's agreement provides for a minimum bonus of $150,000 per year. The agreements also provide that upon termination of employment without "cause" or termination by the executive for "good reason" (which includes a change of control of the Company), the executive is entitled to receive, in addition to all accrued or earned but unpaid salary, bonus or benefits, an amount equal to two and one-half times base salary paid to the executive during the last full year prior to termination of employment, together with an amount equal to the bonus paid to the executive in the prior year multiplied by a fraction, the numerator of which is the number of days elapsed in the then current year through termination and the denominator of which is 365. The agreements also provide that the executive will not compete with the Company during his employment and for two years thereafter unless the Company terminates the executive without "cause" or the executive terminates his employment for "good reason."


     Under the terms of the Company's employment agreement with Alvin Perlman dated June 30, 1994, Mr. Perlman is employed as an executive vice president of the Company, and Chief Executive Officer and Chairman of the Board of CHS Promark. The term of the agreement is five years. Mr. Perlman receives an annual salary of $500,000 and other benefits commensurate with his position, and is entitled to participate in any group or employee benefit or insurance plans. Upon termination of Mr. Perlman's employment as a result of death or disability, he (or his estate) receives 50% of his compensation for the balance of the term of the agreement. Mr. Perlman may terminate the agreement upon a change in more than 50% of the ownership of CHS Promark in which case he is to receive his full compensation for the balance of the term of the agreement. Under the agreement, Mr. Perlman is prohibited from competing with the Company for two years in the Western Hemisphere after his employment terminates.

                       PRINCIPAL AND SELLING SHAREHOLDERS



     The following table sets forth certain information concerning the beneficial ownership of the Common Stock as of July 22, 1997 and as adjusted to reflect the sale of 12,000,000 shares by the Company by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and executive officer of the Company, and (iii) all executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that all beneficial owners named below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                                     PERCENTAGE
                                                                 BENEFICIALLY OWNED
                                                               ----------------------
                                        NUMBER OF SHARES       BEFORE       AFTER
NAME OF BENEFICIAL OWNER(1)(2)(3)       BENEFICIALLY OWNED     OFFERING     OFFERING
-------------------------------------   --------------------   ----------   ---------
Claudio Osorio(4)(5)  ...............        3,959,385            26.2%        14.6%
Alvin Perlman(4)   ..................        3,959,385            26.2%        14.6%
Carsten Frank(5)   ..................        2,200,000            14.9%         8.2%
Antonio Boccalandro(6)   ............              938               *            *
Otto Gerlach(7)    ..................                -               -            -
Zbynek Kraus(8)    ..................                -               -            -
Pierino Lardi   .....................                -               -            -
Donald D. Winstead(9)    ............           22,500               *            *
Craig Toll(10)   ....................           67,500               *            *
All officers and directors as a group
 (9 persons)    .....................        6,250,323            41.2%        23.0%
Comtrad(4)(11)  .....................        3,959,385            26.2%        14.6%
Merrill Lynch & Co., Inc.(12)........        1,006,400             6.8%         3.8%
Marsh & McLennan Companies, Inc.(13).          928,423             6.3%         3.5%

----------------
 *  Less than 1%
 (1) The address for each of the executive officers and directors is 2153 N.W. 86th Avenue, Miami, Florida 33122, except for Carsten Frank which is Hansestrasse 47, 38112 Braunschweig Germany.
 (2) Except as noted, all shares are held beneficially and of record.
 (3) Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding as of June 16, 1997.
 (4) Includes 367,029 shares held of record by Comtrad, a wholly-owned subsidiary of CHI, 3,169,500 shares held of record by CHI, 47,576 shares held of record by Penrose Trading Co. S.A. ("Penrose") (a shareholder of CHI and of which Mr. Osorio has effective control) and currently exercisable options to purchase 375,280 shares held by Mr. Osorio. Claudio Osorio and Alvin Perlman together own and control a majority of the issued and outstanding capital stock of CHI, and Messrs. Osorio and Perlman have entered into an agreement pursuant to which they have agreed to vote their shares of CHI common stock together on certain matters submitted to the shareholders of CHI. Alvin Perlman, CHI and Comtrad have agreed to vote all shares of the Common Stock they own or control, together on any matter submitted to the shareholders of the Company. In addition, Messrs. Osorio and Perlman and CHI are parties to an agreement which grants to Mr. Osorio and Comtrad, until June 30, 1997, the right to acquire all, but not less than all, of the shares of Common Stock of the Company and the shares of Comtrad Common Stock owned by Mr. Perlman. Mr. Perlman may reject all or a portion of such exercise; provided, however, that any shares as to which the option exercise is rejected are excluded from a right granted by the agreement to Mr. Perlman to put the referenced shares to Mr. Osorio. The put option may be exercised during the period beginning July 1 and ending July 31, 1997. CHI has guaranteed Mr. Osorio's obligations and has pledged 676,006 shares of Common Stock in connection therewith, which shares are included in the above aggregate ownership. Subject to the claims of certain creditors, the holders of CHI Class A common stock (which includes Penrose Trading Co. S.A.) have a liquidation preference on the 965,000 shares of Company Common Stock owned by CHI. Further, subject to the claims of certain creditors and subject to the rights of holders of CHI Class A common stock, the holders of CHI Class B common stock have a liquidation preference on 287,500 shares of Company Common Stock held by CHI or any subsidiary thereof. Based on the foregoing relationships and agreements, Claudio Osorio, Alvin Perlman, CHI, and Comtrad may be deemed to have shared voting and investment control over the above-indicated aggregate number of shares of Common Stock. Such shares exclude 100,000 shares of Common Stock which Comtrad is obligated to deliver to the sellers of three entities purchased by Comtrad and subsequently sold to the Company.
(5) Messrs. Osorio and Frank and Penrose (the "Selling Shareholders") have granted to the U.S. Underwriters and the International Managers options exercisable during the 30-day period after the date of this Prospectus to purchase up to an aggregate of 272,779, 500,000 and 38,465 shares of Common Stock, respectively, at the same price per share as the Company receives for the 12,000,000 shares offered hereby. See "Underwrting." Mr. Osorio will exercise options to the extent that the Underwriters and the International Managers exercise such over-allotment options. The options to be exercised by Mr. Osorio have been granted to him pursuant to a plan upon which the shareholders of the Company will vote at the 1997 Annual Meeting of Shareholders of the Company to be held on July 31, 1997. If the over-allotment option is exercised in full, Mr. Osorio will be deemed to own 3,920,920 shares of Common Stock after the Offering constituting 14.6% of the shares outstanding, Mr. Frank will own 1,700,000 shares of Common Stock constituting 6.4% of the shares outstanding and Penrose will own 9,111 shares of Common Stock.
(6) Mr. Boccalandro holds currently exercisable options to purchase 938 shares of Common Stock. Mr. Boccalandro is a director of CHI, who serves at the discretion of the controlling shareholders of CHI, Messrs. Osorio and Perlman. Accordingly, Mr. Boccalandro disclaims any investment or voting control with respect to the Common Stock owned and controlled by CHI.
 (7) Mr. Gerlach owns approximately 11.8% of the outstanding common shares of CHI and 16.7% of the shares of Class A common stock of CHI which, subject to the claims of certain creditors, have a liquidation preference on 965,000 shares of Common Stock owned by CHI. Mr. Gerlach disclaims beneficial ownership of the shares of Common Stock held by CHI and Comtrad.
 (8) Mr. Kraus is a shareholder of Penrose Trading Co. S.A. which is a shareholder of CHI and the Company. Mr. Kraus disclaims beneficial ownership of the shares of the Company held by Penrose Trading Co. S.A.
     and CHI.
 (9) Mr. Winstead is the holder of currently exercisable options to purchase 22,500 shares of Common Stock.
(10) Mr. Toll is the holder of currently exercisable options to purchase a total of 47,500 shares of Common Stock.
(11) The address for Comtrad and CHI is P.O. Box 660708, Miami Springs, Florida 33266.
(12) The address for Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281. The information relating to the Common Stock is based on a Schedule 13G, dated February 14, 1997.
(13) The address for Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, New York 10036. The information relating to the Common Stock is based on a Schedule 13G, dated January 27, 1997.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.

PREFERRED STOCK

     The Company is authorized to issue Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock and, in certain instances, could adversely affect the market price of such stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. No shares of Preferred Stock are outstanding and the Company has no present intention to issue any shares of its Preferred Stock.

     The holders of Common and Preferred Stock vote as a single group on all matters except the following, which require the affirmative vote of a majority of the holders of Common Stock and a majority of the holders of Preferred
Stock: (a) any merger or consolidation of the Company with or into any other corporation except in the case of a merger into the Company of a subsidiary of the Company 90% or more of which is owned by the Company and which does not require a vote of shareholders of either corporation pursuant to the laws of the State of Florida; (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of stock of the Company pursuant to a vote of shareholders of the Company; (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Company to any other corporation, person or entity; or (d) any amendment to the Articles of Incorporation.

REGISTRATION RIGHTS

     Under a June 30, 1994 agreement, the Company granted to Comtrad registration rights with respect to 1,540,000 shares of Common Stock of which 1,150,000 were sold in the Company's offering in June 1996. Comtrad may, until August 31, 1997, require the Company to file a registration statement with respect to the remaining shares. Until June 30, 1999, Comtrad may also include these shares in certain other offerings by the Company. Comtrad has agreed with Carsten Frank that any exercise by Comtrad of such rights will include a pro rata number of the shares of Common Stock owned by Mr. Frank. On October 16, 1996, the Company granted Hugo Wyrsch the right to register a certain number of his shares of Common Stock, the aggregate market value of which is not to exceed $1 million, in the event the Company proposes to register the sale of its securities. Such right terminates on March 28, 1998. Further, under the terms of various other acquisition agreements, the Company may be required to register additional shares of Common Stock to be issued to sellers of certain companies upon the determination of the purchase prices for such companies based on earnout purchase price formulas contained in such agreements. See "Principal Shareholders" and "Underwriting."

CERTAIN FLORIDA LEGISLATION

     The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles of Incorporation also authorize the Company to indemnify the Company's directors, officers, employees and agents. In addition, Florida law and the Company's Articles of Incorporation presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct. The Company may also indemnify any person who was or is a party to any proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company in such a position for another entity) against liability to be in the best interests of the Company and, with respect to criminal proceedings, had no reasonable cause to believe his conduct was unlawful.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

     The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

CERTAIN LIMITATIONS ON SHAREHOLDER ACTIONS

     NOTICE PROCEDURES FOR SHAREHOLDER PROPOSALS AT ANNUAL MEETING. The Articles of Incorporation of the Company establish advance notice procedures with respect to shareholder proposals to be brought before an annual meeting of shareholders. These procedures, which are in addition to any other applicable requirements of law, require that a shareholder must give notice to the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the notice of annual meeting provided with respect to the previous year's annual meeting.

     AMENDMENTS TO CHARTER. The Articles of Incorporation of the Company include a provision requiring the affirmative vote of a majority of both the holders of the Common Stock and the Preferred Stock to amend its Articles of Incorporation.

     SPECIAL MEETINGS OF SHAREHOLDERS. Special meetings of a Florida corporation's shareholders may be called by its board of directors, by the persons authorized to do so in its Articles of Incorporation or bylaws or by the holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting, unless a greater percentage, not to exceed 50%, is required by the articles of incorporation. The Articles of Incorporation of the Company contain a 50% requirement for the calling of special meetings by the shareholders.


     SHAREHOLDER VOTES ON CERTAIN MATTERS. The holders of the Company's Common and Preferred Stock vote as a single group on all matters except the following, which require the affirmative vote of a majority of the holders of the Company's Common Stock and a majority of the holders of the Company's Preferred
Stock: (a) any merger or consolidation of the Company with or into any other corporation except in the case of a merger into the Company of a subsidiary of the Company 90% or more of which is owned by the Company and which does not require a vote of shareholders of either corporation pursuant to the laws of the State of Florida; (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of stock of the Company pursuant to a vote of shareholders of the Company; (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Company to any other corporation, person or entity; or (d) any amendment to the Articles of Incorporation of the Company.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Interwest Transfer Company.

                                 UNDERWRITING



     The U.S. Underwriters named below, acting through their representatives, Raymond James & Associates, Inc., Montgomery Securities, J.C. Bradford & Co. and Cleary Gull Reiland & McDevitt Inc. (the "U.S. Representatives"), have severally agreed, subject to the terms and conditions of the underwriting agreement by and among the Company, the Selling Shareholders and the U.S. Underwriters (the "Underwriting Agreement"), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below:




                                               NUMBER OF
NAME                                           SHARES
--------------------------------------------   ----------
Raymond James & Associates, Inc.   .........
Montgomery Securities  .....................
J.C. Bradford & Co.    .....................
Cleary Gull Reiland & McDevitt Inc.   ......











                                               ---------
  Total    .................................   9,000,000
                                               =========



     The Company and the Selling Shareholders have also entered into a Subscription Agreement (the "Subscription Agreement") with certain underwriters outside the United States and Canada (the "International Managers"), for whom Raymond James & Associates, Inc., Montgomery Securities and J.C. Bradford & Co. are acting as representatives (the "International Representatives"), relating to the International Offering. The closing of the International Offering is a condition to the closing of the U.S. Offering and the closing of the U.S. Offering is a condition to the closing of the International Offering.


     The Underwriting Agreement and the Subscription Agreement provide that the respective obligations of the several U.S. Underwriters and International Managers to pay for and accept delivery of the shares of Common Stock being sold pursuant to each such agreement are subject to certain conditions. The U.S. Underwriters and the International Managers are obligated to purchase all of the shares being sold pursuant to each such agreement if any are purchased. The Company and the Selling Shareholders have been advised by the U.S. Representatives that the U.S. Underwriters propose initially to offer the shares to the public at the offering price set forth on the cover page of this Prospectus and to certain selected dealers, including the U.S. Underwriters, at such price less a concession not in excess of $ per share. The U.S. Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the Offering, the public offering price, concession and discount may be changed. The U.S.

Representatives have informed the Company that the U.S. Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.



     The Underwriting Agreement provides for indemnification among the Company, the Selling Shareholders and the U.S. Underwriters against certain liabilities in connection with this Offering, including liabilities under the Securities Act.




     The Company, each of its executive officers and directors, the Selling Shareholders, CHI and Comtrad have agreed not to offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or in the case of the Company, file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act relating to, shares of Common Stock, or securities convertible into or exchangeable or exercisable for shares of Common Stock, without the consent of Raymond James & Associates, Inc., for a period of 90 days following the closing of this Offering. This restriction does not apply to certain issuances of Common Stock by the Company pursuant to its stock option plans. See "Shares Eligible for Future Sale."


     The Company and the Selling Shareholders have granted to the U.S. Underwriters an option exercisable during the 30-day period after the date of this Prospectus to purchase up to an aggregate of 1,350,000 additional shares of Common Stock at the same price per share as the Company receives for the 9,000,000 shares which the U.S. Underwriters have agreed to purchase from the Company, for the sole purpose of covering over-allotments, if any. To the extent that the U.S. Underwriters exercise such option, each U.S. Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to each U.S. Underwriter's initial commitment. The Company and the Selling Shareholders have granted the International Managers a similar option to purchase up to an aggregate of 450,000 additional shares of Common Stock.


     The public offering price, the aggregate underwriting discounts and commissions per share and the per share concession and discount to dealers for the U.S. Offering and the concurrent International Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and the International Managers (the "Intersyndicate Agreement") relating to the Offering, changes in the public offering price, the aggregate underwriting discounts and commissions per share and the per share concession and discount to dealers will be made on behalf of the U.S. Underwriters and the International Managers by Raymond James & Associates, Inc.


     Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed that, as part of the U.S. Offering and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States or Canada or to any other dealer who does not so agree. Each of the International Managers has agreed or will agree that, as part of the International Offering and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person in the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the International Managers pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction. "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) an individual resident in the United States or Canada or (ii) a corporation, partnership, pension, profit sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.



     Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the International Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price, less such amount as may be determined by Raymond James & Associates, Inc., but not exceeding the selling concession applicable to such shares. To the extent there are sales between the U.S. Underwriters and the International Managers pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the International Managers may be more or less than the amount appearing on the cover page of this Prospectus. Neither the U.S. Underwriters nor the International Managers are obligated to purchase from the other any unsold shares of Class A Common Stock.



     This Prospectus may be used by underwriters and dealers in connection with sales of shares in the International Offering to persons located in the United States and Canada, to the extent such sales are permitted by the contractual limitations on sales described above.



     The U.S. and International Representatives, on behalf of the U.S. Underwriters and the International Managers, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In "passive" market making, market makers in the Common Stock who are U.S. Underwriters, International Managers or prospective underwriters or managers may, subject to certain limitations, make bids for or purchases of the Common Stock until the time, if any, at which a stabilizing bid is made. Penalty bids permit the U.S. and International Representatives to reclaim a selling concession from a syndicate member when shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.



                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida. The validity of the Common Stock offered hereby will be passed upon for the Underwriters by King & Spalding, Atlanta, Georgia.


                                    EXPERTS


     The financial statements included in this Prospectus have been audited by Grant Thornton LLP independent certified public accountants, and KPMG Cevdet Suner Denetim ve Yeminli Mali Musavirlik A.S., independent auditors, as indicated in their respective reports as listed in the Index to Financial Statements, and are included herein in reliance upon the authority of said firms as experts in giving said reports.



                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, such reports, proxy statements and other information can be obtained from the Commission's web site at http://www.sec.gov. Quotations relating to the Common Stock appear on the Nasdaq National Market. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to such Registration Statement, including the exhibits thereto. Copies of such Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the prescribed fees, or may be examined without charge at such facilities. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by the Company with the Commission under the Exchange Act are incorporated by reference in and made a part of this
Prospectus:


          (a) the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996;


          (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;


          (c) The Company's Current Reports on Form 8-K dated October 4, 1996, as amended, and April 4, 1997, as amended, respectively;


          (d) the Company's Proxy Statement relating to its 1997 Annual Meeting of Shareholders; and


          (e) the description of the Common Stock contained in the Company's Registration Statement on Form 10 dated May 26, 1994.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated herein by reference. Exhibits to any of such documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to the Company's principal executive offices: Attn: Secretary, 2153 N.W. 86th Avenue, Miami, Florida 33122, telephone number (305) 716-8273.

                         INDEX TO FINANCIAL STATEMENTS



                                                                         PAGE
                                                                         -----
CHS Electronics, Inc.--Pro Forma Financial Information
  Basis of Presentation ................................................ F-2
  Pro Forma Condensed Consolidated Balance Sheet   ..................... F-3
  Pro Forma Condensed Consolidated Statement of Earnings ............... F-4
  Notes to Pro Forma Condensed Consolidated Financial Statements  ...... F-6

CHS Electronics, Inc.--Historical Financial Statements
  Report of Independent Certified Public Accountants  .................. F-8
  Consolidated Balance Sheets    ....................................... F-9
  Consolidated Statements of Earnings  ................................. F-10
  Consolidated Statements of Shareholders' Equity  ..................... F-11
  Consolidated Statements of Cash Flows   .............................. F-12
  Notes to the Financial Statements    ................................. F-14

Karma International S.A. (formerly Bluefin S.A.)
  Independent Auditors' Report   ....................................... F-32
  Consolidated Balance Sheets .......................................... F-33
  Consolidated Statements of Income .................................... F-34
  Consolidated Statements of Shareholders' Equity  ..................... F-35
  Consolidated Statements of Cash Flows   .............................. F-36
  Notes to Consolidated Financial Statements ........................... F-37

                             CHS ELECTRONICS, INC.
       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                             BASIS OF PRESENTATION


     The following Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1997 and the Pro Forma Condensed Consolidated Statements of Earnings for the year ended December 31, 1996 and the three months ended March 31, 1997 give effect to the acquisition by the Company of an operation in Hungary (CHS Hungary), effective February 1996, an operation in Switzerland (CHS Switzerland), effective April 1996, the European, Latin American and Mexican subsidiaries of Merisel, Inc. (ELM) effective October 1996, and an operation in Germany effective January 1, 1997 (F&W), and a probable acquisition of the operations of Karma International S.A. (Karma). Each acquisition has been accounted for using the purchase method of accounting. The Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1997 is presented as if the acquisition of Karma (the only acquisition not already reflected in the historical financial statements) had taken place on March 31, 1997. The Pro Forma Condensed Consolidated Statements of Earnings for the year ended December 31, 1996 and for the three months ended March 31, 1997 present the pro forma results assuming all acquisitions occurred January 1, 1996. A list of the companies included in each period is shown below.



                COMPANIES INCLUDED IN ACQUIRED COMPANIES COLUMN
         IN THE PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS


  YEAR ENDED          THREE MONTHS ENDED
DECEMBER 31, 1996      MARCH 31, 1997
-------------------   -------------------
F&W                   Karma
ELM
CHS Switzerland
CHS Hungary
Karma

     The Pro Forma Condensed Consolidated Financial Statements have been prepared based upon the historical financial statements of the Company and the acquired subsidiaries for the periods stated above. Such pro forma statements may not be indicative of the results that would have occurred if the acquisitions had been consummated on the indicated dates, or of the operating results that may be achieved by the combined companies in the future. The Pro Forma Statements should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto.

                             CHS ELECTRONICS, INC.
          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                MARCH 31, 1997
                                 (In thousands)



                                                     CHS          ACQUIRED         PRO FORMA
                                                  HISTORICAL      COMPANY         ADJUSTMENTS          COMBINED
                                                  ------------   -------------   -----------------   ---------------
ASSETS
Current Assets:
  Cash  .......................................    $  32,699      $      --      $     74,000(b)      $    32,699
                                                                                      (74,000)(a)
  Accounts receivable, net   ..................      335,599         37,315                               372,914
  Inventories .................................      349,246         98,980                               448,226
  Other current assets ........................       35,298         28,878                                64,176
                                                   ---------      ---------      ------------         -----------
   Total current assets   .....................      752,842        165,173                --             918,015
Property and equipment, net  ..................       36,706          2,214                                38,920
Costs in excess of assets acquired, net  ......      105,105                          117,588(c)          222,693
Other assets  .................................        6,790          1,471           142,800(a)            8,261
                                                                                     (142,800)(c)
                                                   ---------      ---------      ------------         -----------
                                                   $ 901,443      $ 168,858      $    117,588         $ 1,187,889
                                                   =========      =========      ============         ===========
   LIABILITIES
Current Liabilities:
  Notes payable  ..............................    $ 172,497      $  18,912                           $   191,409
  Accounts payable  ...........................      434,713        110,980                               545,693
  Accrued liabilities  ........................       60,365         11,280                                71,645
  Amounts due to sellers under
    acquisition agreements   ..................       42,200             --                                42,200
  Income taxes payable ........................        3,577            917                                 4,494
  Deferred taxes ..............................        2,485          1,237                                 3,722
                                                   ---------      ---------      ------------         -----------
   Total current liabilities ..................      715,837        143,326                --             859,163
Long term debt   ..............................       51,017            126                                51,143
Minority interest   ...........................        4,150            194                                 4,344
Shareholders' Equity:
  Common stock   ..............................           15         10,803                 3(a)               21
                                                                                            3(b)
                                                                                      (10,803)(c)
  Additional paid-in capital ..................      120,380                           68,797(a)          263,174
                                                                                       73,997(b)
  Retained earnings ...........................       23,435         15,258           (15,258)(c)          23,435
  Legal reserve  ..............................           --             53               (53)(c)              --
  Translation adjustment  .....................      (13,391)          (902)              902(c)          (13,391)
                                                   ---------      ---------      ------------         -----------
   Total shareholders' equity   ...............      130,439         25,212           117,588             273,239
                                                   ---------      ---------      ------------         -----------
                                                   $ 901,443      $ 168,858      $    117,588         $ 1,187,889
                                                   =========      =========      ============         ===========

                             CHS ELECTRONICS, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                         YEAR ENDED DECEMBER 31, 1996
                (In thousands, except share and per share data)



                                                CHS         ACQUIRED           PRO FORMA
                                             HISTORICAL     COMPANIES         ADJUSTMENTS         COMBINED
                                             ------------   ------------   --------------------   -----------
Net sales   ..............................   $1,855,540     $2,465,273      $     (40,852)(d)     $4,279,961
Cost of sales  ...........................    1,724,432      2,310,334            (40,852)(d)      3,993,914
                                             -----------    -----------     -------------         -----------
Gross profit   ...........................      131,108        154,939                 --            286,047
Operating expenses   .....................      102,235        119,883              7,539(e)         225,147
                                                                                   (1,817)(f)
                                                                                   (2,054)(g)
                                                                                     (639)(h)
                                             -----------    -----------     -------------         -----------
Operating income  ........................       28,873         35,056             (3,029)            60,900
Interest expense (income)  ...............        8,513         15,162             (1,735)(i)         21,940
                                             -----------    -----------     -------------         -----------
Earnings before income taxes
 and minority interest  ..................       20,360         19,894             (1,294)            38,960
Provision for income taxes    ............        6,086          7,073                298(j)          13,457
                                             -----------    -----------     -------------         -----------
Earnings before minority interest   ......       14,274         12,821             (1,592)            25,503
Minority interest    .....................        2,108             48                133(k)           2,289
                                             -----------    -----------     -------------         -----------
Net earnings   ...........................   $   12,166     $   12,773      $      (1,725)        $   23,214
                                             ===========    ===========     =============         ===========
Weighted average number of
 common shares outstanding ...............   10,438,019      8,429,873                            18,867,892
Net earnings per share  ..................   $     1.16                                           $     1.23

                             CHS ELECTRONICS, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                       THREE MONTHS ENDED MARCH 31, 1997
                (In thousands, except share and per share data)



                                                CHS         ACQUIRED      PRO FORMA
                                             HISTORICAL     COMPANY       ADJUSTMENTS     COMBINED
                                             ------------   -----------   -------------   -----------
Net sales   ..............................   $  877,103     $ 241,299                     $1,118,402
Cost of sales  ...........................      814,640       227,545                      1,042,185
                                             -----------    ----------    ----------      -----------
Gross profit   ...........................       62,463        13,754            --           76,217
Operating expenses   .....................       47,838         6,708         1,422(e)        55,968
                                             -----------    ----------    ----------      -----------
Operating income  ........................       14,625         7,046        (1,422)          20,249
Interest expense (income)  ...............        4,849         1,355                          6,204
                                             -----------    ----------    ----------      -----------
Earnings before income taxes
  and minority interest ..................        9,776         5,691        (1,422)          14,045
Provision for income taxes    ............        2,641           771                          3,412
                                             -----------    ----------    ----------      -----------
Earnings before minority interest   ......        7,135         4,920        (1,422)          10,633
Minority interest    .....................          424            68                            492
                                             -----------    ----------    ----------      -----------
Net earnings   ...........................   $    6,711     $   4,852     $  (1,422)      $   10,141
                                             ===========    ==========    ==========      ===========
Weighted average number of
  common shares outstanding   ............   15,343,087     6,184,123                     21,527,210
Net earnings per share  ..................   $      .44                                   $      .47

                             CHS ELECTRONICS, INC.
   NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


a) In June 1997, the Company signed an agreement to purchase 100% of the stock of Karma for $74 million in cash and $86 million in shares of unregistered common stock of the Company. Karma is engaged principally in the distribution of computer components in 18 countries in Europe, the Middle East and Asia. For purposes of the Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1997, the purchase price of Karma is recorded at $142,800,000. This price consists of the $74 million cash component added to the discounted value of the unregistered shares to be delivered. The discount used was 20%, based on the large size and the restricted nature of the block of shares. Assuming a price of $26.50 per share, the Company would deliver 3,245,283 shares.


   In December 1996, the Company signed an agreement to purchase 100% of the stock of F&W for 2,200,000 shares of unregistered common stock. F&W is a distributor of computers and computer products located in Germany.


   On October 4, 1996, the Company acquired certain assets as well as 100% of certain European, Latin American and Mexican subsidiaries of ELM for total consideration of $147.6 million resulting in goodwill of $10.5 million. The operations acquired serve the market areas of Austria, France, Germany, Switzerland, the United Kingdom, Mexico and Latin America. The facilities acquired are in Austria, France, Germany, Switzerland, the United Kingdom, Mexico, Miami, Florida and a warehouse in The Netherlands. The business of ELM is distribution of computers and peripherals in a manner similar to that of the Company.


   In April 1996, the Company acquired 100% of Wyrsch Trading SA (CHS Switzerland) for 183,237 shares of common stock of the Company, which resulted in goodwill of $870,000. CHS Switzerland is a distributor of computers and computer peripherals located in Lucerne, Switzerland.


   In January 1996, effective February 1, 1996, the Company acquired 51% of Kventa KFT. (CHS Hungary) for $17.6 million, resulting in $15.8 million of goodwill. CHS Hungary is based in Budapest, Hungary and is a distributor and retailer of products similar to those distributed by the Company.


     All these transactions have been accounted for under the purchase method of accounting.


b) To record the issuance and sale of 2,938,840 of the 10,000,000 shares of common stock of the Company offered hereby at an assumed offering price of $26.50 per share (net proceeds at $25.18 per share) to raise the cash consideration to be paid in connection with the acquisition of Karma.


c) To eliminate the investment account and Karma equity accounts and to record goodwill of $117,588,000 for Karma. For purposes of the Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1997, the goodwill was computed by subtracting from the $142.8 million estimated purchase price of the Karma acquisition the fair value of the net assets acquired of $25,212,000.



d) To eliminate intercompany sales between the Company and F&W.


e) To record amortization of goodwill over a period of 20 years. Amortization was provided for F&W, ELM, CHS Switzerland, CHS Hungary and Karma based on goodwill of $27,618,000, $10,523,000, $870,000, $15,827,000 and
   $113,740,000, respectively, for the period of time each company was added to the Pro Forma Condensed Consolidated Statements of Earnings for the year ended

                             CHS ELECTRONICS, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED)--(CONTINUED)


   December 31, 1996 and for the three months ended March 31, 1997. For purposes of the Pro Forma Condensed Consolidated Statements of Earnings for the year ended December 31, 1996 and for the three months ended March 31, 1997, the goodwill of Karma was computed based on the difference between the estimated purchase price of $142,800,000 and the estimated fair value of net assets to be acquired as of the projected closing date of the transaction.


f) To eliminate operating costs of ELM European headquarters personnel no longer employed by the Company after the acquisition. The European headquarters was not purchased in the acquisition.


g) To eliminate Merisel corporate overhead charged to ELM. The Company has recorded all of its overhead and does not anticipate hiring additional staff to manage ELM.


h) To eliminate the cost of the computer system that ELM rented from Merisel in excess of the cost of running the system currently.


i) To reduce interest expense from the rates charged by Merisel on the intercompany debt to the interest rates being incurred on the debt that replaced the intercompany debt.


j) To adjust tax benefit based on the above adjustments based on the 1996 blended rate for the European subsidiaries of ELM.


k) To record an adjustment for minority interest of CHS Hungary.


l) Details of the Acquired Companies column in the accompanying Statement of Earnings for the year ended December 31, 1996 are as follows (in thousands):



                                                                 CHS         CHS
                                     F&W          ELM        SWITZERLAND   HUNGARY     KARMA     COMBINED
                                  ---------- --------------- ------------- --------- ---------- -----------
  Net sales    ..................   $686,115  $ 1,059,912       $17,196      $1,847    $700,203   $2,465,273
  Cost of sales   ...............    638,318      986,549        15,675       1,461     668,331    2,310,334
                                   ---------  -----------       --------    -------   ---------  -----------
  Gross profit    ...............     47,797       73,363         1,521         386      31,872      154,939
  Operating expenses    .........     36,890       68,351         1,240          49      13,353      119,883
                                   ---------  -----------       --------    -------   ---------  -----------
  Operating income   ............     10,907        5,012           281         337      18,519       35,056
  Interest expense (income)   ...      4,591        9,577            65           5         924       15,162
                                   ---------  -----------       --------    -------   ---------  -----------
  Earnings (loss) before income
    taxes and minority interest        6,316       (4,565)          216         332      17,595       19,894
  Provision for income taxes  ...      2,807        1,690            47          59       2,470        7,073
                                   ---------  -----------       --------    -------   ---------  -----------
  Earnings before minority
    interest   ..................      3,509       (6,255)          169         273      15,125       12,821
  Minority interest  ............         --           --            --          --          48           48
                                   ---------  -----------       --------    -------   ---------  -----------
  Net earnings (loss)   .........   $  3,509  $    (6,255)      $   169      $  273    $ 15,077   $   12,773
                                   =========  ===========       ========    =======   =========  ===========

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
CHS Electronics, Inc.


     We have audited the accompanying consolidated balance sheets of CHS Electronics, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CHS Electronics, Inc. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




Grant Thornton LLP
Miami, Florida
March 7, 1997

                             CHS ELECTRONICS, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)



                                                                 DECEMBER 31     DECEMBER 31     MARCH 31,
                                                                    1995            1996           1997
                                                                 -------------   -------------   ------------
                                                                 (RESTATED)                      (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash   ......................................................     $ 11,171       $  35,137       $  32,699
 Accounts receivable:
  Trade, less allowance for doubtful accounts of
    $4,388 in 1995, $14,830 in 1996 and $15,465 in 1997 ......      112,501         340,098         331,580
  Affiliates  ................................................          843           3,241           4,019
                                                                   ---------      ---------       ---------
                                                                    113,344         343,339         335,599
 Inventories  ................................................      102,159         321,770         349,246
 Deferred tax asset ..........................................          456              --              --
 Prepaid expenses   ..........................................        9,824          39,374          35,298
                                                                   ---------      ---------       ---------
  Total current assets .......................................      236,954         739,620         752,842
PROPERTY AND EQUIPMENT, NET  .................................        9,126          30,947          36,706
COST IN EXCESS OF ASSETS ACQUIRED, NET   .....................       17,305          78,780         105,105
OTHER ASSETS  ................................................        2,419          12,602           6,790
                                                                   ---------      ---------       ---------
                                                                   $265,804       $ 861,949       $ 901,443
                                                                   =========      =========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Notes payable   .............................................     $ 46,438       $ 155,932       $ 172,497
 Accounts payable, trade  ....................................      165,494         452,569         434,713
 Accrued liabilities   .......................................       14,242          44,873          60,365
 Amounts due to sellers under acquisition agreements .........           --          49,200          42,200
 Income taxes payable  .......................................          937           5,120           3,577
 Deferred income taxes .......................................           --             420           2,485
                                                                   ---------      ---------       ---------
  Total current liabilities  .................................      227,111         708,114         715,837
LONG TERM DEBT   .............................................        8,801          45,327          51,017
MINORITY INTEREST   ..........................................           --           3,975           4,150
SHAREHOLDERS' EQUITY:
 Preferred stock, authorized 5,000,000 shares;
   0 shares issued and outstanding ...........................           --              --              --
 Common stock, authorized 100,000,000 shares
   at $.001 par value; issued and outstanding
   7,582,534 shares in 1995, 12,400,384 shares
   in 1996 and 14,692,760 in 1997  ...........................            8              12              15
 Additional paid-in capital  .................................       24,976          92,850         120,380
 Retained earnings  ..........................................        4,558          16,724          23,435
 Cumulative foreign currency translation adjustment  .........          350          (5,053)        (13,391)
                                                                   ---------      ---------       ---------
TOTAL SHAREHOLDERS' EQUITY   .................................       29,892         104,533         130,439
                                                                   ---------      ---------       ---------
                                                                   $265,804       $ 861,949       $ 901,443
                                                                   =========      =========       =========

              The accompanying notes are an integral part of these statements.

                             CHS ELECTRONICS, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                       (In thousands, except share data)



                                                                                                       THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                         MARCH 31,
                                                -----------------------------------------------   -----------------------------
                                                   1994            1995             1996             1996            1997
                                                -------------   -------------   ---------------   -------------   -------------
                                                                  (RESTATED)                               (UNAUDITED)
Net sales (including sales to
 affiliates of $52,421, $21,063,
 $0, $0, and $0, respectively)...............    $ 359,169       $ 936,703       $ 1,855,540       $ 302,995       $ 877,103
Cost of goods sold   ........................      333,983         868,716         1,724,432         280,453         814,640
                                                 ---------       ---------       -----------       ---------       ---------
Gross profit   ..............................       25,186          67,987           131,108          22,542          62,463
Operating expenses   ........................       21,798          57,188           102,235          17,850          47,838
                                                 ---------       ---------       -----------       ---------       ---------
Operating income  ...........................        3,388          10,799            28,873           4,692          14,625
Other (income) expense:
 Interest income  ...........................         (250)         (1,757)           (3,199)           (614)         (1,767)
 Interest expense ...........................        2,070           6,454            11,712           1,940           6,616
                                                 ---------       ---------       -----------       ---------       ---------
                                                     1,820           4,697             8,513           1,326           4,849
                                                 ---------       ---------       -----------       ---------       ---------
Earnings before income taxes and
 minority interest in subsidiaries  .........        1,568           6,102            20,360           3,366           9,776
Income taxes   ..............................          603           1,797             6,086           1,059           2,641
Minority interest in subsidiaries   .........           --              --             2,108             319             424
                                                 ---------       ---------       -----------       ---------       ---------
Net earnings   ..............................    $     965       $   4,305       $    12,166       $   1,988       $   6,711
                                                 =========       =========       ===========       =========       =========
Net earnings per common share-primary  ......    $     .21       $     .59       $      1.16       $     .25       $     .44
                                                 =========       =========       ===========       =========       =========
Net earnings per common
 share-fully diluted ........................    $     .21       $     .59       $      1.16       $     .24       $     .44
                                                 =========       =========       ===========       =========       =========

              The accompanying notes are an integral part of these statements.

                             CHS ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      Three Years Ended December 31, 1996
                     and Three Months Ended March 31, 1997
                                (In thousands)



                                                                                             CUMULATIVE
                                                                                               FOREIGN
                                                     ADDITIONAL    RETAINED                   CURRENCY
                                            COMMON     PAID-IN     EARNINGS     DEFERRED     TRANSLATION
                                             STOCK     CAPITAL    (DEFICIT)   COMPENSATION   ADJUSTMENT      TOTAL
                                            -------- ------------ ----------- -------------- ------------ ------------
Balance at January 1, 1994  ............... $  6      $  3,247     $  (712)     $     --      $    (611)   $  1,930
Issuance of common stock through
  private offering ........................    2         3,998          --            --             --       4,000
Issuance of common stock
  in acquisitions  ........................    6        18,841          --            --             --      18,847
Issuance of compensatory
  stock options ...........................   --           280          --          (280)            --          --
Deferred compensation recognized           .  --            --          --           142             --         142
Net earnings ..............................   --            --         965            --             --         965
Foreign currency translation
  adjustment ..............................   --            --          --            --            734         734
                                            -----     --------     -------      --------      ---------    --------
Balance at December 31, 1994,
  as previously reported ..................   14        26,366         253          (138)           123      26,618
Adjustment for acquisition of six
  companies (Note B)  .....................   --        (6,748)         --            --             --      (6,748)
                                            -----     --------     -------      --------      ---------    --------
Balance at December 31, 1994,
  as restated   ...........................   14        19,618         253          (138)           123      19,870
Adjustment for 1 for 2 reverse split       .    (7)          7          --            --             --          --
Deferred compensation recognized           .  --            --          --           138             --         138
Issuance of common stock
  in acquisitions  ........................    1         5,351          --            --             --       5,352
Net earnings ..............................   --            --       4,305            --             --       4,305
Foreign currency translation
  adjustment ..............................   --            --          --            --            227         227
                                            -----     --------     -------      --------      ---------    --------
Balance at December 31, 1995   ............    8        24,976       4,558            --            350      29,892
Common stock or other
  consideration issued in
  acquisitions (Note B)  ..................   --        16,982          --            --             --      16,982
Common stock issued in
  public offering  ........................    4        50,610          --            --             --      50,614
Stock options exercised  ..................   --           282          --            --             --         282
Net earnings ..............................   --            --      12,166            --             --      12,166
Foreign currency translation
  adjustment ..............................   --            --          --            --         (5,403)     (5,403)
                                            -----     --------     -------      --------      ---------    --------
Balance at December 31, 1996   ............   12        92,850      16,724            --         (5,053)    104,533
Stock options exercised
  (unaudited)   ...........................    1           604          --            --             --         605
Common stock issued
  in acquisitions (unaudited)  ............    2        26,926          --            --             --      26,928
Net earnings (unaudited) ..................   --            --       6,711            --             --       6,711
Foreign currency translation
  adjustment (unaudited) ..................   --            --          --            --         (8,338)     (8,338)
                                            -----     --------     -------      --------      ---------    --------
Balance at March 31, 1997
  (unaudited)   ........................... $ 15      $120,380     $23,435      $     --      $ (13,391)   $130,439
                                            =====     ========     =======      ========      =========    ========

              The accompanying notes are an integral part of these statements.

                             CHS ELECTRONICS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                                                                        THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                     --------------------------------------------   --------------------------
                                                       1994           1995            1996            1996           1997
                                                     ------------   ------------   --------------   ------------   -----------
                                                     (RESTATED)     (RESTATED)                             (UNAUDITED)
Increase (decrease) in cash and cash
equivalents:
Cash flows from operating activities:
 Net earnings ....................................    $    965       $   4,305      $   12,166       $  1,988       $  6,711
Adjustments to reconcile net earnings
 to net cash provided by (used in)
 operating activities:
 Depreciation and amortization  ..................         874           2,456           6,632            891          3,658
 Deferred compensation amortized   ...............         138             148              --             --             --
 Minority interest in net earnings ...............          --              --           2,108            319            424
 Changes in assets and liabilities
   excluding effects of acquisitions:
  Accounts receivable-trade, net   ...............      (9,242)        (37,724)       (118,694)         2,461         48,531
  Accounts receivable-affiliates, net ............      (1,022)        (12,285)         (2,398)        (1,631)          (778)
  Inventories ....................................     (18,798)        (32,204)       (129,357)       (11,357)        17,155
  Prepaid expenses and other
    current assets  ..............................      (2,429)         (1,742)        (22,345)        (4,019)        23,305
  Accounts payable  ..............................      36,617          51,818         173,244          1,821        (94,381)
  Accrued liabilities and income taxes   .........         758           3,175         (20,481)         1,545          3,420
                                                      --------       ---------      ----------       --------       --------
 Net cash provided by (used in)
   operating activities:  ........................       7,861         (22,053)        (99,125)        (7,982)         8,045
Cash flows from investing activities:
   Purchase of fixed assets  .....................      (1,728)         (6,866)        (11,624)        (1,618)        (1,658)
  Cash provided from (used in)
    acquisitions .................................       4,890           1,317         (26,876)            --          2,800
                                                      --------       ---------      ----------       --------       --------
 Net cash provided by (used in)
   investing activities:  ........................       3,162          (5,549)        (38,500)        (1,618)         1,142
Cash flows from financing activities:
 Proceeds from public offering  ..................          --              --          50,614             --             --
 Proceeds from private placement   ...............       4,000              --              --             --             --
 Proceeds from stock options exercised   .........          --              --             282             --            605
 Payments on notes to affiliate ..................      (3,771)             --              --             --             --
 Proceeds from affiliate notes  ..................       1,650              --              --             --             --
 Net borrowing from (repayments to) banks         .     (5,254)         29,855         112,452         11,657        (10,317)
                                                      --------       ---------      ----------       --------       --------
 Net cash provided by (used in)
   financing activities:  ........................      (3,375)         29,855         163,348         11,657         (9,712)
Effect of exchange rate changes on cash  .........         117             550          (1,757)          (228)        (1,913)
                                                      --------       ---------      ----------       --------       --------
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS   ..............................       7,765           2,803          23,966          1,829         (2,438)
Cash and cash equivalents at beginning of
 period ..........................................         603           8,368          11,171         11,171         35,137
                                                      --------       ---------      ----------       --------       --------
Cash and cash equivalents at end of period  ......    $  8,368       $  11,171      $   35,137       $ 13,000       $ 32,699
                                                      ========       =========      ==========       ========       ========

                             CHS ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS--CONTINUED
                                 (In thousands)



                                                                                                THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,               MARCH 31,
                                                      ---------------------------------------   ------------------
                                                        1994           1995          1996       1996       1997
                                                      ------------   ------------   ---------   --------   -------
                                                      (RESTATED)     (RESTATED)                    (UNAUDITED)
Supplemental disclosure of cash flow information:
 Cash paid during the period for:
  Interest  .......................................      $1,532       $4,944        $10,064       $2,154   $7,251
  Income taxes ....................................      $  747       $1,753        $ 3,892       $  291   $3,231

Non cash investing and financing activities:


These statements of cash flows do not include non-cash investing and financing transactions associated with the common stock issued for various acquisitions. The components of the transactions in each year are as follows:



                                                                                                THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,             MARCH 31,
                                                           ---------------------------------   --------------------
                                                            1994        1995        1996       1996        1997
                                                           ---------   ---------   ---------   --------   ---------
                                                                                                   (UNAUDITED)
Fair value of assets acquired including
 cash acquired   .......................................   $92,049     $19,216     $14,691       $7,284   $131,498
Less: Common stock or other consideration issued  ......    26,647       7,152       3,278        2,515     26,928
                                                           --------    --------    --------     -------   ---------
Liabilities assumed ....................................   $65,402     $12,064     $11,413       $4,769   $104,570
                                                           ========    ========    ========     =======   =========

In 1996, $13.7 million was credited to additional paid-in capital representing additional consideration paid by Comtrad, Inc. (Comtrad) under acquisition agreements for subsidiaries now held by the Company.


In 1994 and 1995, a $6.7 million and a $5.2 million, respectively, reduction in receivable from affiliate was charged to additional paid-in capital. Compensatory stock options of $280,000 were issued in 1994.




















        The accompanying notes are an integral part of these statements.

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE A--SUMMARY OF ACCOUNTING POLICIES


1. Formation of Business


     On January 1, 1993, CHS Electronic Publishing Service GmbH, (CHS Germany) was acquired by Comtrad, a U.S. corporation based in Miami, Florida. In December 1993, Comtrad transferred CHS Germany to a publicly held, inactive Utah corporation which then changed its name to CHS Electronics, Inc. (the Company). This transaction has been accounted for as a reverse acquisition so that in all periods prior to 1994, CHS Germany is the reporting entity.


2. NATURE OF OPERATIONS


     The Company is an international distributor of computer equipment, peripherals and software. The products are sold, principally to resellers, in Western Europe, Latin America and Eastern Europe.


3. RESTATEMENTS


     The 1994 and 1995 financial statements have been restated for the effects of companies acquired in a manner similar to a pooling of interests due to a common control (see Note B). All share and per share information have been restated for a one-for-two reverse stock split approved by the shareholders in March 1996.


4. PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements include the accounts of the Company and its subsidiaries, wholly owned and majority owned. All significant intercompany accounts and transactions have been eliminated in consolidation.


5. FOREIGN CURRENCY TRANSLATION


     Assets and liabilities of foreign subsidiaries are translated into United States dollars at the exchange rate in effect at the end of the year. Revenues and expenses of these subsidiaries are translated at the average exchange rate during the year. The aggregate effect of translating the financial statements of foreign subsidiaries is included in a separate component of shareholders' equity entitled cumulative foreign currency translation adjustment. In the normal course of business, the Company advances funds to certain of its foreign subsidiaries, which are not expected to be repaid in the foreseeable future. Translation adjustments resulting from these advances are included in cumulative foreign currency translation adjustment. For entities in highly inflationary countries, the United States dollar is considered the functional currency and a combination of current and historical rates are used in translating assets and liabilities. The related exchange adjustments are included in earnings.


6. CASH EQUIVALENTS


     For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE A--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

7. CONCENTRATION OF CREDIT RISK


     The Company's credit risk on trade receivables is diversified over a wide geographic area and many customers. The largest customer accounts for less than 1% of sales. The Company performs ongoing credit evaluations of its customers. In Latin America, the Company obtains guarantees from its customers in some cases. The Company uses credit insurance in several locations (covering $223 million in receivables at December 31, 1996) and factoring without recourse in other locations to mitigate risk and provides for estimated credit losses at time of sale.


8. INVENTORIES


     Inventories, consisting of finished products, are stated at the lower of cost or market, with cost being determined principally by current replacement cost, which approximates the first-in first-out method.


9. DEPRECIATION AND AMORTIZATION


     Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of respective leases or the service lives of the improvements, whichever is shorter.


     The straight-line and accelerated methods of depreciation are followed for financial reporting purposes. The useful lives are as follows:


                                         YEARS
                                         ------
Buildings  ...........................   30-50
Leasehold improvements    ............    3-7
Computer equipment  ..................    2-5
Office equipment and furniture  ......   3-10

     Expenditures for renewals and improvements that significantly extend the useful life of an asset are capitalized. The costs of software used in business operations are capitalized and amortized over their expected useful lives. Expenditures for maintenance and repairs are charged to operations when incurred. When assets are sold or retired, the cost of the asset and the related accumulated depreciation are removed from the accounts and any gain or loss is recognized at such time.


10. INCOME TAXES


     The Company utilizes the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES. Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE A--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

     The Company intends to invest the undistributed earnings of its foreign subsidiaries indefinitely. At December 31, 1995 and 1996, the cumulative amount of undistributed earnings on which the Company has not recognized United States income taxes was approximately $6 million and $13 million, respectively. However, it is anticipated that United States income taxes on such amounts would be partially offset by available foreign income tax credits.


11. REVENUE RECOGNITION


     The Company recognizes sales upon shipment, as there is no significant post-sale obligation and collectibility is reasonably assured. Income from vendor rebates, discounts, and cooperative advertising is recognized when earned, as a reduction of the cost of inventory sold or as a reduction of operating expenses.


12. COST IN EXCESS OF ASSETS ACQUIRED, NET


     The cost in excess of assets acquired is being amortized to earnings over a 20-year period on a straight-line basis. The Company evaluates its goodwill in accordance with SFAS No. 121 to determine potential impairment by comparing the carrying value to undiscounted future cash flows of the related assets. The Company modifies or adjusts the value of a subsidiary's goodwill if an impairment is indicated by the difference between the undiscounted cash flows and the carrying value. All of the Company's goodwill is identified with the assets acquired and falls under the scope of SFAS No. 121. Accumulated amortization was $1.2 million and $2.2 million at December 31, 1995 and 1996, respectively.


13. EARNINGS PER COMMON SHARE


     Earnings per share for each year is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents (common stock options and warrants) outstanding during the year, unless such inclusion is anti-dilutive. The weighted average number of shares for primary earnings per share was 4,693,332 in 1994, 7,282,785 in 1995, 10,438,019 in 1996
and 7,862,349 and 15,343,087 for the three-month periods ended March 31, 1996 and 1997, respectively. The weighted average number of shares used in the computation of fully diluted earnings per share was 8,183,391 and 15,423,433 for the three-month periods ended March 31, 1996 and 1997, respectively.


14. STOCK OPTIONS


     Options granted under the Company's 1994 Stock Option Plan and 1996 Chief Executive Officer Stock Option Plan are accounted for under APB Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. As to grants requiring shareholder approval, the Company considers the date of grant to be the date of action by the Board of Directors when, on such date, shareholder approval is deemed to be perfunctory.

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE A--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

15. USE OF ESTIMATES


     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.


16. INTERIM FINANCIAL INFORMATION


     The financial statements at March 31, 1997 and for the quarters ended March 31, 1996 and 1997 are unaudited and prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such interim financial statements included all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods. The results of operations for the quarter ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year or any other interim period.


17. NEW ACCOUNTING PRONOUNCEMENT


     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", and SFAS No. 129, "Disclosure of Information about Capital Structure."


     SFAS No. 128 simplifies the earnings per share ("EPS") calculations required by Accounting Principles Board ("APB") Opinion No. 15, and related interpretations, by replacing the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to the fully diluted EPS of APB Opinion No.
15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. When adopted, SFAS No. 128 will require restatement of all prior-period EPS data presented. The Company has not sufficiently analyzed SFAS No. 128 to determine what effect SFAS No. 128 will have on its historical reported EPS amounts.


NOTE B--ACQUISITIONS


     In 1996 the Company acquired eighteen companies in as many countries. The largest acquisition was of seven companies comprising the European and Latin American businesses of a competitor, Merisel. These seven companies were acquired for cash and debt assumptions. The total consideration paid was approximately $148 million consisting of $30 million of cash and $118 million of debt assumed or refinanced. The Company financed the acquisition primarily through borrowing or factoring at each subsidiary acquired. Approximately $11 million is owed to Merisel at December 31, 1996. The acquisition has been accounted for as a purchase, effective as of September 30, 1996. Therefore,

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE B--ACQUISITIONS--(CONTINUED)

operations of these companies are included only in the 1996 fourth quarter. The cost of the acquisition has been allocated to the assets acquired based on their fair values. This resulted in approximately $10.5 million of goodwill.


     In connection with this acquisition, the Company intends to consolidate former Merisel operations and CHS operations in the five countries where each had operations. Additionally, the Company intends to dispose of the former Merisel warehouse located in The Netherlands and has entered into a letter of intent to sell the warehouse. The consolidation of the operations in the United Kingdom and France is complete and the remainder of the consolidations should be completed in 1997. The Company has accrued approximately $15 million for these activities, consisting of severence cost-$1 million, lease termination-$4.6 million, loss on sale of the warehouse in The Netherlands-$6.4 million and write-offs of leasehold improvements and computer systems-$3 million. Through December 31, 1996, $2 million has been charged against this reserve, consisting principally of severance costs, lease termination costs and write-offs of leasehold improvements.


     In June 1996, the Company acquired 100% of an unaffiliated company in Russia for consideration based on a multiple of that company's net income in 1996. The acquisition was initially recorded at no consideration, which approximated the value of net assets acquired. Subsequently, the agreement was modified to measure the value of the Company based 50% on 1996 results and 50% on 1997 results. The 1996 portion is payable in cash and the 1997 portion is payable in cash or stock at the seller's option. In 1996, $20.6 million was recorded as purchase price and goodwill.


     In April 1996, the Company acquired 100% of an unaffiliated company in Switzerland for consideration based on a multiple of the acquired company's 1996 net earnings but not less than $1.7 million. The acquisition was initially recorded at $1.7 million resulting in no goodwill. Subsequently, the agreement was modified to base the price on results through September 30, 1996. In the 1996 fourth quarter 183,237 CHS shares were issued and there was an adjustment to the purchase price based on a revaluation of the assets at the date of purchase, which resulted in goodwill of $870,000.


     In March 1996, the Company acquired six companies from Comtrad for a reduction of indebtedness of $7.8 million. These acquisitions have been accounted for as an exchange between entities under common control in a manner similar to a pooling of interests. Accordingly, these acquisitions have been included in the accompanying financial statements from the date acquired by Comtrad. As a result, financial statements for 1995 have been restated. The companies in Bulgaria, Croatia, Lithuania and Romania were started by Comtrad in 1993 and 1994 for a minimal investment and have insignificant operations. They are treated as if Comtrad acquired them on December 31, 1994. Sixty-five percent of a company in Slovakia was acquired in early 1994 for a minimal investment and 1994 results were insignificant. The remaining 35% was acquired by Comtrad for a contingent payment in CHS shares to be based on 1996 results. This acquisition has been recorded as of December 31, 1994 based on the cost of the 65% interest acquired with the remaining cost to be recorded as goodwill when known. The contingent amount is not known at this time. Comtrad acquired the Brazil company in November 1994 for Comtrad common shares valued at $762,000. The acquisition was recorded by the Company as of December 31, 1994 at this value, resulting in goodwill of $2.5 million. An additional

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE B--ACQUISITIONS--(CONTINUED)

amount of $240,000 was paid by Comtrad in 1996 to complete its acquisition of this company, which had the effect of increasing goodwill to $2.75 million.


     The combined and separate CHS results of the companies for 1995 are as shown below (in thousands):



                          CHS (AS
                        ORIGINALLY
                        PRESENTED)                                                                    COMBINED
                         COMBINED    BALTIC     BRAZIL     BULGARIA   CROATIA   ROMANIA   SLOVAKIA   (RESTATED)
                        ------------ -------- ------------ ---------- --------- --------- ---------- -----------
Sales   ...............   $862,324     $2,610  $ 45,934     $ 4,236   $ 4,820   $ 3,592   $ 13,187     $936,703
Net earnings (loss)          4,743         63      (147)        (25)    (100)     (152)       (77)        4,305

     In February 1996, the Company acquired 51% of an unaffiliated company in Hungary for consideration based on 51% of the book value of equity at December 31, 1996 plus a multiple of 51% of 1996 net earnings. Based on a history of profitable operations, the acquisition was initially recorded at 51% of the book value on January 31, 1996. Based on 1996 results the purchase price was increased to $17.6 million resulting in goodwill of $15.8 million. As permitted by the agreement, the sellers have elected to receive the proceeds in cash rather than stock.


     In 1995, the Company acquired nine companies in as many countries. Eight of these were acquired from Comtrad Holdings, Inc. ("CHI") or Comtrad (a wholly owned subsidiary of CHI) and have been accounted for as an exchange between entities under common control in a manner similar to a pooling of interests. Accordingly, these acquisitions have been included in the accompanying financial statements from the date acquired by Comtrad or CHI. The acquisition of the company in the Czech Republic was partially (16%) from Comtrad and partially from an individual. The portion from Comtrad was valued at Comtrad's basis of $758,000. The portion purchased from the unrelated individual has been accounted for as a purchase. Results of the remaining 84% of the Czech Republic company have been included in the accompanying financial statements from October 1, 1995. Information about the pooled acquisitions is shown below:



                                                                    CHS            COMTRAD OR CHI
COMPANY                 SERVICE AREA       CONSIDERATION      ACQUISITION DATE     ACQUISITION DATE
---------------------   ----------------   ----------------   ------------------   -----------------
  CHS England           United Kingdom                             April 1995      September 1994
  CHS France            France              1,750,000              April 1995      September 1994
  CHS Belgium           Belgium             shares                 April 1995      September 1994
  CHS Portugal          Portugal                                   April 1995        January 1993
  CHS BEK               Latin America      287,500 shares        October 1995           July 1995
  CHS Czechia (16%)     Czech Republic     92,000 shares         October 1995        January 1993
  CHS Finland           Finland            $2,300,000           December 1995           July 1995
  CHS Sweden            Sweden             $2,400,000           December 1995           July 1995
  CHS Poland            Poland             $2,300,000           December 1995       November 1995

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE B--ACQUISITIONS--(CONTINUED)

     In these transactions, assets and liabilities were transferred to the Company at Comtrad's or CHI's original cost basis. In several of these transactions Comtrad's cost is subject to adjustment from earnout agreements. Comtrad's purchase price for the three companies in the United Kingdom, France and Belgium consisted of a $7 million note and an amount determined by an earnout based on 1994 and 1995 earnings. In accounting for this transaction initially, after reducing fixed assets to zero, there was an excess of net assets acquired over cost ($4,161,000 at December 31, 1994). In May 1995, the acquisition agreement was modified to reduce to 100,000 the maximum number of additional Company shares that could become due to such sellers based on 1995 operating results, in return for Comtrad's payment to the sellers of $794,000 and 500,000 shares of Company stock owned by Comtrad. The 100,000 additional shares were issued by Comtrad in early 1996. The value of this additional purchase price ($5,344,000), less what had previously been recorded as a liability for the 1994 earnout ($617,000), has been recorded in the accompanying consolidated balance sheet as an increase in additional paid-in capital, a reduction of the excess of net assets acquired over cost to zero and restoration of a portion of fixed assets. In 1995, $975,000 of depreciation which would have applied to fixed assets reduced to zero was not incurred.


     As consideration for the acquisition of the company in Portugal, Comtrad delivered common stock valued at $800,000. The acquisition was recorded at this value, resulting in goodwill of $450,000.


     As consideration for the acquisition of BEK, CHI delivered CHI class B common shares which have preference rights in liquidation to a specified number of Company shares held by CHI depending on a one-year earnout. As of December 31, 1995, the acquisition was recorded at CHI's basis of approximately $1.75 million, based on the six month results. In 1996 the amount was adjusted to $2.4 million based on the final results resulting in total goodwill of $2.4 million.


     Comtrad acquired two companies in Sweden and Finland for a number of Company shares owned by Comtrad to be determined by an earnout based on 1996 results. At December 31,1996 the amount was recorded based on such results, at $11.2 million by charging costs in excess of assets acquired and crediting additional paid-in capital.


     In consideration for the acquisition of the company in Poland, CHI delivered shares of its stock, a $600,000 note and an unknown number of Company shares to be determined by an earnout based on 1996 results. The value given by CHI was determined to be $1.8 million and the difference of $500,000 between that amount and the price paid by the Company has been charged to additional paid-in capital. Costs in excess of assets acquired of $.7 million has been recorded on this transaction. At December 31, 1996, the earnout amount was recorded based on 1996 results at $2.2 million which increased goodwill and additional paid-in capital.


     As noted above, terms of several of the acquisitions by Comtrad provided for contingent consideration. The Company believes such contingent consideration payments are additional purchase price. The Company's conclusion is based on the terms of each agreement, which provide that the contingent consideration is not dependent on the continued employment of sellers, is based on a multiple of earnings over a short time period, is the major portion of the purchase price and is in addition to fair compensation paid to the former owner through salary and bonus.

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE B--ACQUISITIONS--(CONTINUED)

     The Company acquired 84% of the Czech Republic company from an individual by issuing 483,000 shares which were valued at their market value of $3,246,000. This produced goodwill of $2.4 million.


     On June 30, 1994, the Company entered into a Plan of Acquisition ("Plan"), with Comtrad, CHI, and Alvin Perlman ("Perlman"), the sole shareholder of CHS Promark and the owner of the minority interests in certain subsidiaries. Under the terms of the Plan, the Company acquired from CHI 77% of the capital stock of CHS Promark and 30% of the outstanding capital of three companies operating in Argentina, Chile and Colombia (the South American subsidiaries) in exchange for 1,540,000 shares of the Company's common stock. In a simultaneous transaction, the Company acquired the remaining 23% of the stock of CHS Promark (which owned the remaining 70% of the South American subsidiaries) from Perlman in exchange for 460,000 shares of the Company's common stock. In July 1994, CHS Promark acquired the Venezuelan operations of Comtrad for nominal consideration. The exchange between the Company and CHI has been accounted for as an exchange between entities under common control with CHI's cost basis in the acquired assets being pushed down to the Company. The exchange between the Company and Perlman for the remaining 23% interest in CHS Promark has been accounted for by the Company as a purchase. The Company recorded a total investment of $11.3 million, which was the fair market value of CHS Promark as determined by an independent appraisal. The excess of the cost over the fair value of the net assets acquired was approximately $8.4 million and is being amortized over 20 years.


     The following represents the unaudited pro forma results of operations assuming all of these acquisitions had taken place on January 1, 1995:


                                     YEAR ENDED DECEMBER 31,
                                    --------------------------
                                      1995           1996
                                    ------------   -----------
                                     (IN THOUSANDS EXCEPT PER
                                           SHARE DATA)
  Sales  ........................   $2,449,861     $2,940,792
  Net earnings    ...............      1,995         4,317
  Net earnings per share   ...... $      .25           .41

     Pro forma adjustments have been made to eliminate a non-recurring loss in the operations acquired from Merisel and to add goodwill amortization and interest expense on the amounts payable to selling shareholders at 7.5%. The pro forma information is not necessarily indicative of the actual results of operations that would have occurred had the acquisitions taken place on January 1, 1995, or of results which may occur in the future.

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)

NOTE C--ALLOWANCE FOR DOUBTFUL ACCOUNTS


                                                   YEAR ENDED DECEMBER 31,
                                           ----------------------------------------
                                            1994          1995           1996
                                           ----------   ------------   ------------
                                                        (IN THOUSANDS)
  Allowance for doubtful accounts
   Beginning balance  ..................    $  546       $  3,358       $  4,388
   Provision for bad debt   ............     1,596          3,035          3,412
   Write-offs   ........................      (473)        (2,161)        (3,775)
   Acquired through acquisition   ......     1,689            156         10,805
                                            ------       --------       --------
   Ending balance  .....................    $3,358       $  4,388       $ 14,830
                                            ======       ========       ========

NOTE D--PROPERTY AND EQUIPMENT


                                                               DECEMBER 31,
                                                            -------------------
                                                            1995       1996
                                                            --------   --------
                                                              (IN THOUSANDS)
  Land and buildings    .................................   $1,943     $ 3,167
  Furniture and fixtures   ..............................    6,973      15,126
  Leasehold improvements   ..............................    1,790       4,914
  Computers and office equipment    .....................    2,498      25,000
  Vehicles and other    .................................    1,992       5,414
                                                            -------    --------
                                                            15,196      53,621
  Less accumulated depreciation and amortization   ......    6,070      22,674
                                                            -------    --------
                                                            $9,126     $30,947
                                                            =======    ========

NOTE E--INCOME TAXES


     The components of earnings before income taxes and minority interest in subsidiaries consist of the following:


                         YEAR ENDED DECEMBER 31,
                      ------------------------------
                      1994       1995       1996
                      --------   --------   --------
                              (IN THOUSANDS)
  Domestic   ......     $1,258     $  741   $ 1,361
  Foreign    ......        310      5,361    18,999
                       -------    -------   --------
  Total   .........     $1,568     $6,102   $20,360
                       =======    =======   ========

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE E--INCOME TAXES--(CONTINUED)

     The provision for income taxes consists of the following:


                                  YEAR ENDED DECEMBER 31,
                           -------------------------------------
                            1994         1995          1996
                           ----------   ----------   -----------
                                      (IN THOUSANDS)
  Current
   U.S. Federal   ......    $  776       $  525       $ 1,721
   U.S. State  .........       122           41           228
   Foreign  ............        35        1,357         4,520
                            ------       ------       -------
                               933        1,923         6,469
                            ------       ------       -------
     Deferred
   U.S. Federal   ......      (289)          67          (258)
   U.S. State  .........       (41)           5           (47)
   Foreign  ............        --         (198)          (78)
                            ------       ------       -------
                              (330)        (126)         (383)
-----                       ------       ------       -------
  Total  ...............    $  603       $1,797       $ 6,086
                            ======       ======       =======

     Deferred tax assets (liabilities) are comprised of the following:


                                                                   DECEMBER 31,
                                                            ---------------------------
                                                              1995           1996
                                                            ------------   ------------
                                                                  (IN THOUSANDS)
  Net operating losses of foreign subsidiaries  .........    $  4,162       $ 11,405
  Employee compensation not currently deductible   ......         127            131
  Inventory differences    ..............................          66         (3,009)
  Allowances for bad debts    ...........................         265          1,788
  Accruals not currently deductible .....................          --            305
  Other  ................................................          --            (34)
                                                             --------       --------
                                                                4,620         10,586
  Valuation allowance   .................................      (4,164)       (11,006)
                                                             --------       --------
  Total  ................................................    $    456       $   (420)
                                                             ========       ========

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE E--INCOME TAXES--(CONTINUED)

     The major elements contributing to the difference between taxes at the U.S. federal statutory tax rate and the effective tax rate are as follows:


                                                                                 YEAR ENDED DECEMBER 31,
                                                                          --------------------------------------
                                                                           1994         1995          1996
                                                                          ---------   -----------   ------------
                                                                                      (IN THOUSANDS)
  Income taxes at the statutory rate  .................................    $ 533       $ 2,070       $  6,922
  Foreign income subject to tax at other than statutory rate  .........      (53)         (212)        (1,356)
  State or local income taxes, less effect of federal benefits   ......       53            55            168
  Losses without tax benefit    .......................................      390           613          1,329
  Goodwill amortization   .............................................      108           190            255
  Utilizations of net operating losses of foreign subsidiaries   ......     (382)         (826)        (1,196)
  Other    ............................................................      (46)          (93)           (36)
                                                                           -----       -------       --------
  Income taxes at the effective tax rate    ...........................    $ 603       $ 1,797       $  6,086
                                                                           =====       =======       ========

     At December 31, 1996, the Company has net operating loss carryforwards in certain foreign jurisdictions that expire as follows:


1998    ..................   $9,480,000
1999    ..................    6,539,000
2000    ..................    1,964,000
No expiration date  ......   14,388,000

NOTE F--NOTES PAYABLE AND LONG TERM DEBT


     Several of the Company's subsidiaries have credit lines with local banks totaling $224 million at December 31, 1996. Generally, borrowings under such lines are collateralized by receivables or inventory. The lines are principally of one year duration and are renewable by the banks. In 1996, the maximum and average amounts outstanding were $172 million and $116 million, respectively. The weighted average interest rate at December 31, 1996 was 7.3%.

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE F--NOTES PAYABLE AND LONG TERM DEBT--(CONTINUED)

     The Company's long-term debt consists of the following at:


                                                                               DECEMBER 31,
                                                                           --------------------   MARCH 31,
                                                                             1995       1996        1997
                                                                           --------   ---------   ------------
                                                                              (IN THOUSANDS)      (UNAUDITED)
CHS Promark has a $60 million revolving credit agreement with a financial institution. The agreement, which expires October 1999, provides for advances and letters of credit based upon eligible accounts receivable and inventories. Interest is at a variable market rate based on the prime rate of the lender or LIBOR, at CHS
 Promark's option. All of CHS Promark's assets, including accounts receivable and inventories totaling $65.5 million at December 31,
 1996, are pledged as collateral. The agreement contains certain restrictive covenants, including limitations on transactions with affiliated companies and employee loans. CHS Promark was in violation of these specific covenants at December 31, 1996, but waivers for these violations were granted by the financial institution in March 1997 through June 1997. The agreement also limits the ability of CHS Promark to pay dividends to the Company to 50% of
 CHS Promark's net income  .............................................   $   --     $34,374       $40,898
CHS Promark had a $12,000,000 revolving credit agreement with a bank. The agreement, which was refinanced in February, 1996, included banker's acceptances and a line of credit. Interest on the advances under the line was at the bank's base rate for the first 5 months of 1995 and at a penalty rate for the remainder of 1995.
 CHS Promark's accounts receivable and inventories were pledged as collateral. In addition, the credit agreement contained certain
 restrictive covenants  ................................................    8,004          --            --
Capitalized leases, collateralized by computer equipment, bearing interest ranging from 7.4% to 11% with maturities through
 September 2002   ......................................................      628      10,626         9,961
Other notes and mortgages on building, interest at 9.5%, with maturities through 2002, collateralized by a building with net book
 value at December 31, 1996 of $674,000   ..............................      343       2,455         3,671
                                                                           -------    --------      --------
Total    ...............................................................    8,975      47,455        54,530
Less current portion of long-term debt, included in notes payable    ...      174       2,128         3,513
                                                                           -------    --------      --------
Total long-term debt    ................................................   $8,801     $45,327       $51,017
                                                                           =======    ========      ========
Scheduled maturities of long-term debt are as follows (in thousands):
 Year ending December 31, 1997   .......................................   $2,128
 1998    ...............................................................    3,851
 1999    ...............................................................   36,945
 2000    ...............................................................    2,539
 2001    ...............................................................
                                                                              883

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)

NOTE G--CONCENTRATIONS

     The Company's operations are substantially all outside the United States. In 1996, the largest amount of sales occurred in Germany, which comprised 17% of total sales. The Company also had sales of almost 13% in each of England and France. While these countries are considered politically stable, there is risk that economic difficulties in any of these countries could adversely affect the Company's business. The Company also has operations in the less politically stable countries of Croatia, Bulgaria and Venezuela.


     Most of the Company's sales are made in local currencies other than the United States dollar. The largest amounts of sales were in German marks (17%), French francs (13%) and British pounds (12%). In some countries, certain purchases and the resulting payables are in currencies (principally the U.S. dollar) different than the functional currency. Further, certain subsidiaries have loans receivable or payable denominated in currencies other than their functional currency. Transaction gains and losses on these receivables and liabilities are included in the determination of earnings for the relevant periods. In 1994, 1995, and 1996, foreign currency gains were $385,000, $74,000, and $1,559,000, respectively.


     The Company enters into foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with its committed exposure. The foreign exchange contracts are valued at market and generally have maturities which do not exceed six months. Gains and losses on foreign exchange contracts offset losses and gains on assets, liabilities and transactions being hedged. As a result, the Company does not anticipate any material adverse effect due to exchange rate movements over the short-term period covered by these contracts. At December 31, 1996, the face value of foreign exchange forward contracts against trade payables was $47 million, which approximated the fair market value of the contracts. At December 31, 1996, accounts payable denominated in United States dollars and German marks were $166 million (principally $120 million in United States dollars and $43 million in German marks). The largest unhedged amounts of trade payables were in subsidiaries in The Netherlands ($43 million), Czech Republic ($16 million), and Poland ($13 million), and various Latin American countries ($25 million).


     In some countries there are risks of continuing periodic devaluations or of large devaluations. In these countries, no hedging mechanism exists. The Company has risks in these countries that such devaluations could cause economic loss and negatively impact future sales since its product cost would increase in local terms after such devaluations. The Company attempts to limit its economic loss through structural mechanisms of limiting its holdings of local currency and receivables to the amount of its local currency payables.


     The Company has a major supplier, Hewlett-Packard (HP), whose products accounted for 49%, 35%, and 34% of sales for 1994, 1995 and 1996, respectively. No other vendor accounted for more than 10% of sales in any year except in 1996 in which one vendor was 12%. HP has the right to terminate its distribution agreement with any Company subsidiary if the subsidiary is unable to cure, within a reasonable period of time, any violation of the agreement after having received notice from HP of the violation. Each Company subsidiary has the right to terminate the HP agreement on 90 days notice. Each Company subsidiary believes that its relationship with HP is good, and has no reason to believe that its distribution arrangement will not be a long-term relationship. No assurance can be given, however, that HP will renew each Company subsidiary's agreement at the time of its annual review or in

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)

subsequent years. Management has not formulated alternative plans of action in the event the HP contracts are terminated. The amounts outstanding to HP at December 31, 1995 and 1996 were $32 million and $70 million, respectively.


NOTE H--LEASE OBLIGATIONS AND OTHER CONTINGENCIES


     The Company leases equipment, offices, sales and warehouse space under non-cancelable leases. The following is a schedule by years of the minimum rental commitments remaining on leased property and equipment (in thousands):


YEAR ENDING DECEMBER 31,      BUILDINGS     EQUIPMENT     VEHICLES AND OTHER     TOTAL
---------------------------   -----------   -----------   --------------------   --------
1997  .....................     $7,578        $1,256             $2,233          $11,067
  1998   ..................      5,367           848              1,495           7,710
  1999   ..................      5,037           497                805           6,339
  2000   ..................      4,513           242                555           5,310
  2001   ..................      3,540            33                128           3,701
  Subsequent years   ......     16,398           202                 --          16,600

     Total rental expense was $1,583,000, $2,503,000, and $6,715,000 for the years ended December 31, 1994, 1995 and 1996, respectively.


     Rental expense includes approximately $734,000 annually for monthly rent due on a CHS facility in Germany under a lease agreement dated November 1993 with a term of 17 years. CHS Germany has the option to purchase the leased property at both the end of the seventh year of the lease term and at the end of the lease, for the net book value of the property as calculated under applicable German tax laws. The option prices at the end of the seventh and seventeenth year would approximate $5.6 million and $2.8 million, respectively. In addition, the lessor has the right to adjust the minimum rental payments at the end of 1999 if certain economic conditions prevail.


     The Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company. The Company is subject to a tax audit in Portugal where the tax authorities have preliminarily found a deficiency of approximately $3 million. The Company believes it has properly reported its income and paid taxes in Portugal and intends to contest the proposed adjustments vigorously. The Company has requested a re-audit, which has been granted, although no specific date is yet scheduled. The Company expects the ultimate resolution of this matter will not have a material adverse effect on the Company's financial position or results of operations.


NOTE I--RELATED PARTY TRANSACTIONS


     At December 31, 1995 and 1996, the Company carried receivables from Comtrad in an amount of $843,000 and $3.2 million respectively. In 1996, this receivable is in the form of a promissory note which Comtrad has agreed to collateralize with 210,000 shares of CHS owned by Comtrad. The amount is due the earlier of a public offering of the Company or 60 days after demand. Interest charged to Comtrad was $162,000, $438,000 and $86,000 in 1994, 1995
and 1996 respectively. In 1995, the Company owed

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE I--RELATED PARTY TRANSACTIONS--(CONTINUED)

amounts to Comtrad which were subsequently extinguished. Interest paid to Comtrad was $117,000 and $126,000 in 1994 and 1995, respectively.


     In 1996, the Company purchased a company in Romania from Comtrad for $375,000 (see Note B). Subsequently, the Company loaned $800,000 to the subsidiary to enable it to purchase an office building. In December 1996, the Company sold this subsidiary back to Comtrad for the original purchase price plus an amount equal to the losses from April to date of sale ($200,000). No gain was recognized on the sale, which had the impact of increasing the amount due from Comtrad by $1.4 million.


     During 1993, various management services were provided to CHS Germany by Comtrad or its affiliates. As compensation for these services, a management charge aggregating $896,000 was levied. In the fourth quarter of 1994, a study was performed of the actual costs relating to the services provided by Comtrad and its affiliates. Based on such study the Company applied for and received a credit from Comtrad against such fees of $579,000. Such amount has been recorded as a reduction of administrative expenses in 1994. In the past the Company billed Comtrad for actual costs of salaries, space and other administrative costs it incurred on Comtrad's behalf. Such amounts were $670,000, $495,000, and $0 in 1994, 1995 and 1996, respectively. In 1995,
Comtrad billed the Company $887,000 for the Company's share of actual costs incurred by Comtrad for salaries, space and other administrative expenses for shared employees.


     Comtrad owned operating subsidiaries in Europe engaged in essentially the same business as CHS Germany. During the ten months ended October 31, 1994, certain Comtrad subsidiaries purchased substantially all of their goods for resale from CHS Germany. These entities were initially invoiced at cost plus 2% for all goods purchased. This arrangement was necessary since formal distributorship agreements between the Comtrad subsidiary companies and the principal supplier of goods, HP had not been finalized. In the last quarter of 1994, a study of the actual handling costs was completed, which concluded the actual costs for the year were 4.5% of such sales. As a result an additional $500,000, representing the cumulative effect of the difference between 4.5% and 2%, was billed to the affiliates and recorded in gross profit in 1994. Handling costs billed to Comtrad, which are recorded as a reduction in operating costs, were $900,000, $73,000 and $0 in 1994, 1995 and 1996 respectively.


     A director of the Company serves the Company as a management consultant under a consulting agreement specifying payments of $4,000 per month. In 1994, 1995, and 1996, $45,700 and $48,000 and $48,000 respectively was paid under this agreement.


     Immediately prior to the Company's acquisition of CHS Promark, CHI, Comtrad, the shareholders of Comtrad, the Company and Alvin Perlman entered into an Agreement and Plan of Exchange ("Exchange Agreement"). Under the terms of the Exchange Agreement, all of the Comtrad shareholders exchanged 100% of the outstanding Comtrad common stock for 770,000 shares of CHI common stock and 100,000 shares of CHI class A common stock. Mr. Perlman exchanged 77% of the issued and outstanding capital stock of CHS Promark for 230,000 shares of CHI common stock. The class A common stock of CHI has no dividend, liquidation, participation or voting rights, except it is redeemable at the election of CHI with 1,540,000 shares of the Company's common stock held by

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE I--RELATED PARTY TRANSACTIONS--(CONTINUED)

Comtrad and has preference in liquidation over the CHI common stock with respect to the same 1,540,000 shares. In a related transaction, Mr. Perlman sold CHI 30% of the capital stock of each of the South American subsidiaries for $2.5 million paid in the form of $100,000 in cash and a 7% promissory note in the principal amount of $2.4 million which has been fully satisfied.


     The Company has guaranteed the obligation of CHI to pay to the former owner of its subsidiary in Poland an earnout amount. Such amount, when known, is to be paid in Company stock.


NOTE J--COMMON STOCK AND STOCK OPTION PLANS


     In June 1996, the Company completed a public offering of common shares in which the Company sold 4,591,539 shares and selling shareholders sold 1,733,461 shares. The Company shares were sold at $12 per share which raised $50.6 million for the Company net of expenses and commissions. As part of the offering the underwriter received warrants entitling the purchase of 300,000 shares of stock in a 4-year period beginning in June 1997 at a price starting at $13.20 and increasing each year.


     In March 1996, the shareholders approved a reincorporation as a Florida company, a reverse one-for-two stock split and the authorization of 5,000,000 shares of preferred stock in such class or series and with such rights as approved by the Board of Directors. All share information has been restated to reflect the one-for-two split. A majority vote by the holders of the preferred stock as well as the holders of common stock is necessary to vote affirmatively on matters of mergers, sales of substantially all the Company's assets, exchanges of stock or changes in the articles of incorporation.


     On February 17, 1994, the Company completed a private placement offering of 896,523 shares of its common stock. The stock was sold to unrelated investors at $4.46 per share. The net proceeds of $3,998,493 were used to partially repay the $4,000,000 promissory note owed to Comtrad.


     In 1994, Claudio Osorio, CHI, and Alvin Perlman entered into an option agreement. The option agreement grants to CHI and Mr. Osorio an option until June 30, 1996, subsequently extended to June 1997, to purchase all shares of the Company's common stock and CHI common stock held by Mr. Perlman for $15 million less any amounts realized by Mr. Perlman on sales of CHS shares he owns. The current option price is approximately $10 million. For the month of July 1997, Mr. Perlman has an option to put all shares of the Company's common stock and the CHI common stock held by him to Mr. Osorio for $15 million less any amounts realized by Mr. Perlman on sales of CHS shares he owns, and CHI has guaranteed Mr. Osorio's performance if the put option is exercised. The payment obligations of CHI under the option agreement, should they arise, are secured by 727,097 shares of the Company's common stock held by CHI.


     In August 1994, a Stock Incentive Plan was adopted by the Company's Board of Directors and subsequently approved by the Company's shareholders in June 1995. The maximum number of shares issuable under the Plan was 497,000. In September 1995, the Board of Directors and subsequently the shareholders approved the issuance of an additional 150,000 shares under the plan. In December 1996, the Board of Directors approved, subject to approval by the Company's shareholders, the issuance of an additional 600,000 shares under the plan. Certain of the grants (423,000 at December 31, 1996) are

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE J--COMMON STOCK AND STOCK OPTION PLANS--(CONTINUED)

intended to qualify as incentive stock options and the remaining are non-qualified options. All options were issued with an exercise price equal to the market price and have a life of 10 years. Vesting periods are generally 25% a year for four years.


     In June 1996, the Board of Directors approved, subject to approval by the Company's shareholders, the 1996 Chief Executive Officer Option Plan. The Plan provides for options covering up to 500,000 shares of CHS stock to be issued to the CEO upon the approval by the Board of Directors of a qualifying acquisition, as defined, or of any acquisition if recommended by the Compensation Committee and approved by the Board. A qualifying acquisition is one where greater than 50% of the purchase price is to be paid by delivery of a number of shares of common stock calculated by an earn out formula. The options are to be granted at market value and vest based on the earnings of the acquired company. In 1996, 432,794 options were granted under this plan.


     In December 1994, when the estimated fair value was $6.00, the Board granted the Company's Chief Executive Officer non-qualified options to purchase 56,080 shares for which the exercise price is $1.00 per share. The vesting period is two years and the options expire in ten years. The compensation element of $280,400 was considered applicable to this individual's year of service beginning July 1, 1994 and the full amount has been amortized to compensation expense in the accompanying financial statements.


     The Company accounts for its stock options under APB 25. No compensation cost has been recognized as the exercise price of such options do not exceed the fair value of the underlying stock at the date of grant. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net earnings per share would have been reduced to the pro forma amounts indicated below.


                                                   1995           1996
                                                 ------------   ------------
Net earnings                     As reported     $4,305,000     $12,166,000
                                 Pro forma        4,241,000     11,777,000
  Primary earnings per share     As reported     $      .59           1.16
                                 Pro forma              .58           1.13

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively; dividend yield of 0% for each year; expected volatility of 70% in each year; risk-free interest rates of 5.81% in 1995 and 6.06% in 1996; and expected lives of 4.5 years for each grant year.

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)


NOTE J--COMMON STOCK AND STOCK OPTION PLANS--(CONTINUED)

     A summary of the status of the Company's stock option plans as of December 31, 1994, 1995, and 1996, and changes during the years ending on those dates is presented below.


                                                   1994                         1995                         1996
                                        --------------------------   --------------------------   --------------------------
                                                        WEIGHTED                     WEIGHTED                      WEIGHTED
                                                        AVERAGE                      AVERAGE                       AVERAGE
                                                        EXERCISE                     EXERCISE                      EXERCISE
                                          SHARES         PRICE         SHARES         PRICE         SHARES         PRICE
                                        -------------   ----------   -------------   ----------   --------------   ---------
  Outstanding at beginning
    of year  ........................           --           --         402,005        $5.30          564,088        $6.90
  Granted    ........................      422,005        $5.34         223,000         9.58        1,055,813        14.63
  Exercised  ........................           --           --              --           --          (41,074)        6.86
  Cancelled  ........................      (20,000)        6.00         (60,917)        6.16          (35,961)       15.42
                                         ---------        ------      ---------        ------      ----------        ------
  Outstanding at end of year   ......      402,005         5.30         564,088         6.90        1,542,866        12.02
                                         =========        ======      =========        ======      ==========        ======
  Options exercisable at year end               --           --         138,855        $4.99          515,628        $8.90
  Weighted - average fair value
    of options granted during
    the year    .....................                       N/A                          N/A                         $8.83

     The following information applies to options outstanding at December 31, 1996:


Number outstanding    ..............................   1,542,866
Range of exercise prices    ........................   $6.00-18.63
Weighted average exercise price   ..................   $12.02
Weighted average remaining contractual life   ......    9.2  years

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)

NOTE K--SEGMENT INFORMATION

     The Company's operations involve a single industry segment distribution of microcomputer equipment and software products. The geographic areas in which the Company operates are Western Europe, Eastern Europe and Latin America. Net sales, operating income (before interest and income taxes) and identifiable assets by geographical area were as follows (in thousands):



                                WESTERN       EASTERN       LATIN
                                EUROPE        EUROPE       AMERICA      ELIMINATIONS     CONSOLIDATED
                               ------------   ----------   ----------   --------------   -------------
1994
Net sales    ...............   $  287,244     $  6,559     $ 65,366       $      --       $  359,169
                               ===========    =========    =========      =========       ==========
Operating income   .........   $    1,809     $     43     $  2,004       $      --       $    3,856
Corporate expenses    ......                                                                    (468)
                                                                                          ----------
                                                                                          $    3,388
                                                                                          ==========
Identifiable assets   ......   $  110,457     $  4,868     $ 49,433       $    (419)      $  164,339
Corporate assets   .........                                                                     129
                                                                                          ----------
                                                                                          $  164,468
                                                                                          ==========
   1995
Net sales    ...............   $  542,438     $ 65,320     $328,945       $      --       $  936,703
                               ===========    =========    =========      =========       ==========
Operating income   .........   $    7,358     $    252     $  3,934       $      --       $   11,544
Corporate expenses    ......                                                                    (745)
                                                                                          ----------
                                                                                              10,799
                                                                                          ==========
Identifiable assets   ......   $  169,442     $ 33,283     $ 85,409       $ (22,677)      $  265,457
Corporate assets   .........                                                                     347
                                                                                          ----------
                                                                                          $  265,804
                                                                                          ==========
   1996
Net sales    ...............   $1,063,997     $215,518     $576,025       $      --       $1,855,540
                               ===========    =========    =========      =========       ==========
Operating income   .........   $    9,559     $ 11,440     $ 10,663       $      --       $   31,662
Corporate expenses    ......                                                                  (2,789)
                                                                                          ----------
                                                                                          $   28,873
                                                                                          ==========
Identifiable assets   ......   $  528,568     $110,656     $207,734       $      --       $  846,958
Corporate assets   .........                                                                  14,991
                                                                                          ----------
                                                                                          $  861,949
                                                                                          ==========

                             CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997--(CONTINUED)
(INFORMATION RELATING TO THE INTERIM PERIODS ENDED MARCH 31, 1996 AND 1997 IS
                                   UNAUDITED)

NOTE L--SUBSEQUENT EVENTS


     In December 1996 the Company signed a definitive agreement to purchase F&W, a privately held company in Germany in the same business as the Company. The agreement is subject to obtaining governmental anti-trust approvals (which has been obtained) and certain other provisions. The transaction is expected to close in March 1997 but be effective January 1997. The purchase price is 2.2 million unregistered shares of common stock. The transaction is expected to be accounted for as a purchase. For 1996, F&W had net sales of $686 million, operating income of $10.8 million and pretax income of $6.3 million (unaudited information)


     In January 1997 the Board of Directors approved, subject to approval by the Company's shareholders, the Directors and Officers 1997 Stock Option Plan. Under the plan 600,000 options will be available for grant to senior officers and directors. All options will be granted at market value and have specific vesting periods, generally pro rata over 3 years. Through March 1997, 540,000 options were granted under this plan.


NOTE M--SUMMARIZED QUARTERLY FINANCIAL DATA FOR 1995 AND 1996 (unaudited)

               (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)


                                    Q1           Q2           Q3              Q4             YEAR
                                  ----------   ----------   ----------   ---------------   -----------
1995
Net sales    ..................   $207,419     $172,744     $239,074      $ 317,466        $  936,703
Gross profit    ...............     14,910       13,400       17,425         22,252            67,987
Net earnings    ...............      1,667          950        1,163            525             4,305
Net earnings per share   ......        .24          .14          .16            .07               .59
   1996
Net sales    ..................   $302,995     $316,506     $376,209      $ 859,830        $1,855,540
Gross profit    ...............     22,542       23,764       27,109         57,693           131,108
Net earnings    ...............      1,988        1,726        2,325          6,127            12,166
Net earnings per share   ......        .25          .21          .19            .48(a)           1.16

----------------
(A) Results for the fourth quarter 1996 include a restructuring charge of $1.4 million ($1.1 million or $.11 per share after tax) for costs incurred by the Company to implement consolidation of its operations with acquired operations from Merisel.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Karma International S.A.


     We have audited the accompanying consolidated balance sheets of Karma International S.A. (formerly Bluefin S.A.) and its subsidiaries (the Company) as of December 31, 1995 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Karma International S.A. (formerly Bluefin S.A.) and its subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States.



KPMG Cevdet Suner Denetim ve
Yeminli Mali Musavirlik A.S.


Istanbul, Turkey
April 16, 1997

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
           CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 1995 AND 1996

                                 (IN THOUSANDS)




                                                                       1995          1996
                                                                      ---------   -------------
ASSETS
Current assets:
 Cash and equivalents (Note 4) ....................................   $ 6,684      $   9,600
 Trade receivables, net (Note 5)  .................................     6,450         26,148
 Due from related parties (Notes 3 and 6)  ........................     6,278          8,926
 Inventories, net (Notes 3 and 7) .................................    35,551         88,579
 Other current assets (Note 8) ....................................     3,338          5,832
 Deferred tax assets (Notes 3 and 12)   ...........................       111            204
                                                                      --------     ---------
    Total current assets ..........................................    58,412        139,289
Property and equipment, net (Notes 3 and 9)   .....................       511          1,694
Intangible and other long term assets, net ........................        16            975
                                                                      --------     ---------
    Total assets   ................................................   $58,939      $ 141,958
                                                                      ========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Borrowings (Note 10) .............................................   $ 5,828      $   7,925
 Trade payables (Note 11)   .......................................    40,125         92,396
 Due to related parties (Notes 3 and 6) ...........................     2,689          6,229
 Taxes payable (Notes 3 and 12)   .................................       456          1,306
 Other current liabilities (Note 13) ..............................     3,550         11,582
 Deferred tax liabilities (Notes 3 and 12) ........................        12          1,159
                                                                      --------     ---------
    Total current liabilities  ....................................    52,660        120,597
Long term liabilities .............................................        --            103
Minority interest (Note 3)  .......................................       386            144
                                                                      --------     ---------
    Total liabilities .............................................    53,046        120,844
Shareholders' equity:
 Common stock, $10 par value, authorized 20,000,000 shares;
  issued and outstanding 1,080,288 shares in 1996 (Note 14)  ......     5,136         10,803
 Legal reserve  ...................................................        --              9
 Accumulated translation adjustment (Note 3)  .....................        49           (148)
 Retained earnings ................................................       708         10,450
                                                                      --------     ---------
    Total shareholders' equity ....................................     5,893         21,114
COMMITMENTS AND CONTINGENCIES (Note 15)
    Total liabilities and shareholders' equity   ..................   $58,939      $ 141,958
                                                                      ========     =========

The accompanying notes are an integral part of the consolidated financial statements.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                 (IN THOUSANDS)




                                                                     1995             1996
                                                                  --------------   --------------
Net sales (Note 3)   ..........................................    $  287,663       $  700,203
Cost of goods sold (Note 3)   .................................      (275,104)        (668,397)
                                                                   ----------       ----------
    Gross profit  .............................................        12,559           31,806
Selling, general and administrative expenses (Note 3) .........        (5,275)         (13,353)
                                                                   ----------       ----------
                                                                        7,284           18,453
Interest income   .............................................           117              967
Interest expense  .............................................          (942)          (1,891)
Other (expense) income, net ...................................          (175)              66
                                                                   ----------       ----------
    Income before taxes on income and minority interest  ......         6,284           17,595
Taxes on income (Notes 3 and 12) ..............................          (405)          (2,470)
                                                                   ----------       ----------
    Income before minority interest ...........................         5,879           15,125
Minority interest (Note 3) ....................................           (77)             (48)
                                                                   ----------       ----------
    Net income ................................................    $    5,802       $   15,077
                                                                   ==========       ==========

The accompanying notes are an integral part of the consolidated financial statements.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                 (IN THOUSANDS)





                                                                 RETAINED
                                                                 EARNINGS/    ACCUMULATED        TOTAL
                                            COMMON    LEGAL    (ACCUMULATED   TRANSLATION    SHAREHOLDERS'
                                            STOCK    RESERVE      LOSSES)      ADJUSTMENT   EQUITY/(DEFICIT)
                                           --------- --------- -------------- ------------- -----------------
BALANCES AT DECEMBER 31, 1994 ............ $    64      $--      $  (164)        $   35         $   (65)
 Capital share transactions (Note 14)  ...    142                                                   142
 Translation adjustments (net of tax $5)                                             14              14
 Net income ..............................                         5,802                          5,802
 Transfer to share capital (Note 14)   ...  4,930                 (4,930)                            --
                                           -------               --------                       -------
BALANCES AT DECEMBER 31, 1995 ............  5,136        --          708             49           5,893
 Transfer to legal reserve ...............                9             (9)                          --
 Capital share transactions (Note 14)  ...    113                                                   113
 Effect of disposition of operations
  (Note 14) ..............................    (19)                   278                            259
 Translation adjustments (net of tax $41)                                          (197)           (197)
 Net income ..............................                        15,077                         15,077
 Transfer to share capital (Note 14)   ...  5,573                 (5,573)                            --
 Other   .................................                           (31)                           (31)
                                                                 --------                       -------
BALANCES AT DECEMBER 31, 1996 ............ $10,803      $ 9      $10,450         $ (148)        $21,114
                                           =======      ====     ========        ======         =======

The accompanying notes are an integral part of the consolidated financial statements.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                 (IN THOUSANDS)




                                                                    1995           1996
                                                                  -----------   -------------
OPERATING ACTIVITIES:
Net income  ...................................................    $  5,802      $  15,077
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation  ................................................          42            118
 Amortization  ................................................          --            107
 Provision for inventories ....................................         319          1,086
 Provision for doubtful receivables ...........................           5              8
 Provision for deferred taxes .................................         (40)         1,095
Changes in assets and liabilities:
 Trade receivables   ..........................................       1,742        (19,706)
 Due from related parties  ....................................      (2,491)        (2,648)
 Inventories   ................................................     (29,630)       (54,114)
 Other current assets   .......................................      (2,366)        (2,494)
 Trade payables   .............................................      20,828         52,271
 Due to related parties .......................................       1,437          3,540
 Taxes payable ................................................         370            850
 Other current liabilities ....................................       3,039          8,032
 Other, net ...................................................         (12)          (735)
                                                                   --------      ---------
    Net cash (used in) provided by operating activities  ......        (955)         2,487
INVESTING ACTIVITIES:
 Additions to property and equipment   ........................        (359)        (1,301)
                                                                   --------      ---------
    Net cash used in investing activities .....................        (359)        (1,301)
FINANCING ACTIVITIES:
 Capital share transactions   .................................         142            113
 Proceeds from issuance of short-term debt   ..................       5,828          8,025
 Payment of short-term debt   .................................        (332)        (5,928)
 Change in minority interest  .................................         386           (242)
                                                                   --------      ---------
    Net cash provided by financing activities   ...............       6,024          1,968
EXCHANGE RATE EFFECT ON CASH, GROSS ...........................          19           (238)
                                                                   --------      ---------
Net increase in cash and equivalents   ........................       4,729          2,916
Cash and equivalents at the beginning of period ...............       1,955          6,684
                                                                   --------      ---------
Cash and equivalents at the end of period .....................    $  6,684      $   9,600
                                                                   ========      =========
SUPPLEMENTAL CASH FLOW DISCLOSURES
 Interest paid ................................................    $    940      $     885
 Taxes on income paid   .......................................          88            219

The accompanying notes are an integral part of the consolidated financial statements.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                 (IN THOUSANDS)


1. DESCRIPTION OF BUSINESS:


     Karma International S.A. ("Karma International"--the Parent company) was incorporated in Luxembourg in 1996, formerly Bluefin S.A. which was incorporated on July 27, 1990. The consolidated financial statements of Karma International include the results of operations and financial position of its wholly owned subsidiaries, majority owned subsidiaries and entities under common control of Karma International and/or the controlling shareholders (Note
14) which are part of a shareholders' agreement whereby the controlling shareholders reached an agreement to contribute their capital in subsidiaries to Karma International AG in 1995 and consequently to Karma International S.A. in 1996. Accordingly, in 1996, the shares of Karma International AG, Karma Components AG, Carre & Ribeiro Informatica Lda, Karma Denmark Aps and Karma Italia Srl were contributed by the controlling shareholders of Karma International. The consolidated financial statements as of and for the year ended December 31, 1995 have been restated to account for the entities under common control "as if" a pooling of interest had occurred.


     The following companies' (subsidiaries) results of operations and financial position have been included in the consolidated financial statements based upon the relative percentage below which represent the earliest period for which such entities were under common control of Karma International and/or the controlling shareholders.



                                                                     OWNERSHIP
                                                                 -----------------
COMPANIES                                                        1995     1996
--------------------------------------------------------------   ------   --------
   Carre & Ribeiro Informatica Lda, Portugal   ...............    75%        75%
   Karma Benelux BV, the Netherlands  ........................   100%       100%
   Karma Components AG, Switzerland   ........................    75%        95%
   Karma Components SA, Spain(1)   ...........................    --        100%
   Karma Computer GmbH, Germany(1) ...........................    --        100%
   Karma Czech a.s., Czech Republic(1)   .....................    --         75%
   Karma Denmark ApS, Denmark   ..............................    75%        75%
   Karma International AG, Switzerland   .....................    95%       100%
   Karma Italia Srl, Italy   .................................    75%        75%
   Karma Polska International Group Limited, Poland(1)  ......    --         75%
   Karma Sarl, France  .......................................   100%       100%
   Karma UK Limited, United Kingdom   ........................   100%       100%
   Riverrise Trading Limited, Ireland(2) .....................   100%        --

----------------
(1) Company began operations in 1996.

(2) Company's operations disposed of in 1996. (Note 14)

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (IN THOUSANDS)--(CONTINUED)


  1. DESCRIPTION OF BUSINESS:--(CONTINUED)

     Karma International and its subsidiaries (the Company) operates in a single industry trading computer components. In principle, the Company purchases components from international suppliers and sells them in the local markets. The companies other than the Parent company and Karma International AG are mostly engaged in marketing and selling the products in their respective local markets. The Company's principal operations are outside of Luxembourg and are conducted by subsidiaries located in various countries in Europe. The subsidiaries are the approved distributors of various international companies in computer hardware, software, networking and data communication markets. The Company has entered into agreements with suppliers and manufacturers of these products. These agreements provide, among other things, that the Company obtains favourable pricing based on certain committed levels of purchases, that the Company is price protected in the event the vendor reduces its prices and that goods can be returned to the vendor within a period of three months effective from the date when such goods become unsaleable due to technological reasons. The agreements are generally renegotiated annually and are subject to termination by the vendor or the Company with thirty to ninety days notice. Although the Company believes it maintains satisfactory relations with these vendors, the discontinuance, termination or non-renewal of certain of these agreements could adversely affect the Company's business.


     In 1996, the shareholders agreed to transfer their ownership interests in Oktabit Hellas A.E. (Greece) and Karma Donanim Yazilim A.S. (Turkey), which are wholly owned by the controlling shareholders, to the Company. The share transfer procedures have not been finalized as of December 31, 1996. Therefore, such companies were not included in the accompanying consolidated financial statements. Had the transfer procedures been completed and had these companies been included in the accompanying consolidated financial statements as of and for the years ended December 31, 1995 and 1996, total assets; total revenues and net income would be higher by $8,095 and $12,404; $5,565 and $31,864, and $295 and $304 in 1995 and 1996, respectively.


2. Adjustments and Reclassifications to Statutory Books of Accounts:


     Karma International and the subsidiaries maintain their books of accounts and prepare their statutory financial statements in their local currencies and in accordance with local commercial practice and tax regulations applicable in the countries where they are resident. The accompanying consolidated financial statements are based on these statutory records with adjustments and reclassifications for the purpose of fair presentation in accordance with accounting principles generally accepted in the United States.


3. Summary of Significant Accounting Policies:


     The major accounting policies followed in the preparation of the consolidated financial statements referred to above are set out below:


(A) REVENUE AND EXPENSE RECOGNITION--


     Revenues are recognized at the time the goods are shipped. Cost of goods sold include material costs only. Selling, general and administrative costs are charged to expense as incurred. Income from vendor rebates and discounts are recognized when earned, as a reduction of the cost of goods sold or as a reduction of operating expenses.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (IN THOUSANDS)--(CONTINUED)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

(B) PRINCIPLES OF CONSOLIDATION--


     The consolidated financial statements of Karma International include the results of operations and financial position of its wholly owned subsidiaries, majority owned subsidiaries and entities under common control of Karma International and/or the controlling shareholders (Note 14) which are part of a shareholders' agreement whereby the controlling shareholders reached an agreement to contribute their capital in subsidiaries to Karma International AG in 1995 and consequently to Karma International S.A. in 1996. Accordingly, in 1996, the shares of Karma International AG, Karma Components AG, Carre & Ribeiro Informatica Lda, Karma Denmark Aps and Karma Italia Srl have been contributed by the controlling shareholders into Karma International. The consolidated financial statements as of and for the year ended December 31, 1995 have been restated to account for the entities under common control "as if" a pooling of interest had occurred.


   The major principles of consolidation are as follows:


     /bullet/ All significant intercompany balances and transactions have been eliminated in consolidation.


     /bullet/ Minority interest in the net assets and net income of the consolidated companies are separately classified in the consolidated balance sheets and consolidated statements of income.


(C) PRINCIPLES OF TRANSLATION OF THE FINANCIAL STATEMENTS INTO U.S. DOLLARS--


     The subsidiaries record transactions in their local currencies which represent their operating currencies. Transactions denominated in currencies other than local currencies are recorded at the exchange rates ruling at the date of the transactions. Assets and liabilities denominated in currencies other than local currencies are converted into the local currencies at the exchange rates ruling at balance sheet date. Resulting exchange differences are recognized in the income for the period.


     Financial statements of the subsidiaries have been translated into U.S. dollars, the reporting currency of the Parent company. Accordingly, balance sheet items are translated at the year-end exchange rates while statement of income items are translated at average rates during the year. All foreign exchange adjustments resulting from translation of the financial statements into U.S. dollars are included in a separate section of shareholders' equity titled `Accumulated translation adjustment'.


(D) PROPERTY AND EQUIPMENT--


     Property and equipment are stated at cost. Depreciation is provided using the straight-line method based on the estimated useful lives of the assets.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (IN THOUSANDS)--(CONTINUED)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

     Depreciation rates used are as follows:


                                              %
                                            --------
Buildings  ..............................         2
Motor vehicles   ........................    12 -25
Furnitures, fixture and equipment  ......    15 -33
Leasehold improvements ..................        20

     The costs of ordinary maintenance and repairs are charged to expense as incurred.


     When assets are otherwise disposed of, the costs and the related accumulated depreciation are removed from the accounts and resulting gain or loss is reflected in net income.


(E) INVENTORIES--


     Inventories are stated at the lower of cost or market. Cost is determined using the first-in first-out method.


(F) INCOME TAXES--


     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


(G) RELATED PARTY TRANSACTIONS--


     For the purpose of the accompanying consolidated financial statements, shareholders and all companies in which there is direct or indirect ownership by the shareholders of the consolidated companies are considered as related parties.


(H) USE OF ESTIMATES--


     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles in the United States. Actual results could differ from those estimates. Significant estimates and assumptions include the amounts reflected as allowance for doubtful receivables, allowance for inventories, amounts due from vendors under incentive programs and deferred tax assets.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (IN THOUSANDS)--(CONTINUED)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

(I) IMPAIRMENT OF LONG-LIVED ASSETS--


     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-
Lived Assets and for Long-Lived Assets to be Disposed of, on January 1, 1996. Adoption of this statement did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.


(J) TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES--


     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and extinguishments of Liabilities. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of SFAS No. 125 will have a material impact on the Company's consolidated financial position, results of operations, or liquidity.


(K) EARNINGS PER SHARE--


     In 1996, the Financial Accounting Standards Board issued SFAS No. 128, which is effective for periods ending after December 15, 1997. The Company has not been required to calculate earnings per share amounts. However, the adoption of this standard would not have an effect on the Company's earnings per share amounts as the Company has no common stock equivalents.


4. Cash and Equivalents:


     At December 31, the breakdown of cash and equivalents is as follows:


                                 1995       1996
                                 --------   -------
Cash  ........................     $6,662   $9,581
  Cash equivalents   .........         22       19
                                  -------   -------
  Cash and equivalents  ......     $6,684   $9,600
                                  =======   =======

5. Trade Receivables, net:


     At December 31, trade receivables consisted of receivables maturing within one year and are as follows:


                                                       1995          1996
                                                     -----------   ------------
Accounts receivable ..............................    $ 6,558       $ 26,264
  Less: Allowance for doubtful receivables  ......       (108)          (116)
                                                      -------       --------
                                                      $ 6,450       $ 26,148
                                                      =======       ========

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (IN THOUSANDS)--(CONTINUED)


5. TRADE RECEIVABLES, NET:--(CONTINUED)
     Allowance for doubtful receivables:


                                    1995     1996
                                    ------   -----
Beginning balance ...............     $103   $108
   Provision for bad debt  ......        5      8
                                     -----   -----
   Ending balance ...............     $108   $116
                                     =====   =====

6. Due From/To Related Parties:


     (a) At December 31, due from related parties comprised of following balances:


                                      1995       1996
                                      --------   -------
Karma Donanim Yazilim A.S.   ......     $  197   $7,266
  Distribution Karma, Dubai  ......         --    1,161
  Riverrise Trading Ltd   .........         --      303
  Joaquim Ribeiro   ...............         --      193
  Mehmet Betil   ..................      2,079       --
  Umur Serter .....................      1,989       --
  Alvi Mazon  .....................        189       --
  Bernd Karre .....................        334       --
  Oktabit Hellas A.E.  ............        768       --
  Others   ........................        722        3
                                       -------   -------
                                        $6,278   $8,926
                                       =======   =======

     (b) At December 31, due to related parties comprised of following balances:


                                                 1995       1996
                                                 --------   -------
Eurocom Computer Systems GmbH, Germany  ......     $2,048   $4,104
  Bernd Karre   ..............................         --    1,040
  Privest SAH, Luxembourg   ..................        420      440
  Oktabit Hellas A.E. ........................         --      312
  Others  ....................................        221      333
                                                  -------   -------
                                                   $2,689   $6,229
                                                  =======   =======

     At December 31, 1996, $4,388 of the balance with Karma Donanim Yazilim A.S. resulted from ordinary trading activities. Remaining $2,878 represents a loan given to this company. Balances with Distribution Karma, Riverrise Trading Ltd, Eurocom Computer Systeme GmbH and Oktabit Hellas A.E. resulted from ordinary trading activities. At December 31, 1996, Distribution Karma was acting as an agent of Karma International AG.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (IN THOUSANDS)--(CONTINUED)
7. Inventories:


     At December 31, inventories comprised:


                                              1995           1996
                                            ------------   ------------
Finished goods   ........................    $ 35,959       $ 89,708
  Less: Allowance for inventories  ......        (408)        (1,129)
                                             --------       --------
                                             $ 35,551       $ 88,579
                                             ========       ========

     At December 31, 1996, inventories amounting to $904 were pledged as guarantees against borrowings obtained from Rabobank (Note 10).


     As of December 31, 1996, inventories were insured to the extent of $83,000.


8. Other Current Assets:


     At December 31, 1995 and 1996, other current assets consist principally of price protection and receivables from returned goods.


9. Property and Equipment:


     Property and equipment at December 31, consist of the following:


                                               USEFUL LIVES      1995         1996
                                               --------------   ----------   ----------
Buildings  .................................      50 years       $   78       $  450
  Motor vehicles ...........................     4-8 years           92          218
  Furnitures, fixture and equipment   ......     3-7 years          452        1,249
  Leasehold improvements  ..................       5 years           --            6
                                                                 ------       ------
      Property and equipment at cost  ......                        622        1,923
  Less: Accumulated depreciation   .........                       (111)        (229)
                                                                 ------       ------
                                                                 $  511       $1,694
                                                                 ======       ======

     At December 31, 1996, buildings at cost $423 were pledged as guarantees against borrowings obtained from Barclay Bank plc (Note 10).

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (IN THOUSANDS)--(CONTINUED)
10. Borrowings:


     At December 31, the balance consists of borrowings from financial institutions as follows:


                                           1995       1996
                                           --------   -------
Yapi Kredi Dankasi A.S., Germany  ......         --   $2,879
  Rabobank B.A., Den Haag   ............         --      716
  Credit Lyonnais Finance Ltd  .........         --    2,031
  Barclay Bank plc .....................         --      951
  Rabobank B.A., Den Haag   ............         --      150
  Rabobank B.A., Den Haag   ............         --       38
  BB Aval ..............................     $2,700       --
  Union de Banques Suisse   ............        964       --
  Union de Banques Suisse   ............        480       --
  National West ........................        804       --
  Lombard ..............................        473       --
  Contrade Private Bank Limited   ......        137       --
  Others  ..............................        270    1,160
                                            -------   -------
                                             $5,828   $7,925
                                            =======   =======

     Several of the Company's subsidiaries have credit lines with local banks totalling $12,942 at December 31, 1996. Generally, borrowings under such lines are collateralized by receivables, bank letters of guarantee, inventory or property. The lines are principally of one year duration and are renewable by the banks. In 1996, the average amounts outstanding were $6,877. The weighted average interest rate at December 31, 1996 was approximately 8.5%.


     At December 31, 1996, the following collaterals were provided to financial institutions against approved lines of credit:


                                         TYPE OF COLLATERAL                  AMOUNT
                                         ---------------------------------   -------
Rabobank B.A., Den Haag   ............   Bank letters of guarantee           $  500
   Rabobank B.A., Den Haag   .........   Pledge on inventories               $  904
   Barclay Bank plc ..................   Mortgage on buildings               $  423
   Credit Lyonnais Finance Ltd  ......   Assignment on trade receivables     $2,031

11. Trade Payables:


     At December 31, trade payables consist principally of international vendor balances mainly resulting from purchase transactions.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (IN THOUSANDS)--(CONTINUED)
12. Taxes on Income:


     Taxes on income is only attributable to income from continuing operations and consists of:


                                  CURRENT     DEFERRED     TOTAL
                                  ---------   ----------   ------
Year ended December 31, 1995:
      Foreign taxes   .........     $ 445      $  (40)     $ 405
  Year ended December 31, 1996:
      Foreign taxes   .........     1,375       1,095      2,470

     Taxes on income attributable to income from continuing operations was $405 and $2,470 for the years ended December 31, 1995 and 1996, respectively, and differed from the amounts computed by applying the federal income tax rate of
9.8 percent of Switzerland, where the main subsidiary (Karma International AG) has its operations, to pretax income from continuing operations as a result of the following:


                                                           1995        1996
                                                          ----------   -------
Computed "expected" tax expense   .....................    $  632      $1,707
  (Reduction) increase in income taxes resulting from:
   Foreign income subject to tax at other rates  ......      (264)        255
   State and other income taxes   .....................        37         508
                                                           ------      -------
                                                           $  405      $2,470
                                                           ======      =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1996 are presented below:


                                                                                1995           1996
                                                                               ----------   -------------
Deferred tax assets:
    Accounts and other receivable principally due to
      allowance for doubtful accounts   ....................................    $ 27         $    81
    Inventory differences   ................................................      54             140
    Net operating loss carryforwards .......................................      40             158
    Accumulated translation adjustment  ....................................       2              67
    Other ..................................................................      --              57
                                                                                -----        --------
  Total gross deferred tax assets ..........................................     123             503
    Less valuation allowances  .............................................        (2)          (10)
                                                                                -----        --------
  Net deferred tax assets   ................................................     121             493
  Deferred tax liabilities:
    Property and equipment, principally due to differences in depreciation          (3)             (8)
    Deferral of taxes, due to incentives per Swiss tax regulation applied on
      inventory amounts  ...................................................      --          (1,343)
    Accumulated translation adjustment  ....................................     (17)            (33)
    Other ..................................................................        (2)          (64)
                                                                                -----        --------
  Total deferred tax liabilities  ..........................................     (22)         (1,448)
                                                                                -----        --------
  Net deferred tax asset (liability) .......................................    $ 99         $  (955)
                                                                                =====        ========

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (IN THOUSANDS)--(CONTINUED)


12. TAXES ON INCOME:--(CONTINUED)

     Management believes that it is more likely than not that the Company will realize the net deferred tax assets.


13. Other Current Liabilities:


     At December 31, other current liabilities consist of the following:


                                    1995       1996
                                    --------   --------
VAT payable .....................     $2,408   $ 6,259
  Advances from customers  ......        249     2,380
  Accrued expenses   ............         14       835
  Withholding taxes  ............         40       528
  Others ........................        839     1,580
                                     -------   --------
                                      $3,550   $11,582
                                     =======   ========

14. Common Stock:


     At December 31, 1996, the Company's common stock consists of 1,080,288 shares par value of $10.00 each.


     At December 31, 1996, the breakdown of common stock by shareholders (controlling shareholders) is as follows:


                                AMOUNT       %
                                ---------   ------
Bren Canmutlu ...............   $ 1,620      15.0
  Ofer Magen  ...............     1,620      15.0
  Mehmet Betil   ............     1,611      14.9
  Bernd Karre ...............     1,611      14.9
  Alvi Mazon  ...............     1,611      14.9
  Umur Serter ...............     1,611      14.9
  Ron Golan   ...............       540       5.0
  Antonis Papaioannou  ......       540       5.0
  Privest SAH ...............        39       0.4
                                --------    ------
                                $10,803     100.0
                                ========    ======

     As explained in Note 1, the consolidated financial statements as of and for the year ended December 31, 1995 have been restated to account for the entities under common control "as if" a pooling of interest had occurred. Therefore, the Company's common stock has been restated accordingly. As of December 31, the Company's common stock as restated consisted of the following companies' common stocks:

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (IN THOUSANDS)--(CONTINUED)


14. COMMON STOCK:--(CONTINUED)


                                        DECEMBER 31,       1995        DECEMBER 31,       1996        DECEMBER 31,
                                           1994          TRANSFERS        1995          TRANSFERS        1996
                                        --------------   -----------   --------------   -----------   -------------
   Karma International S.A. .........      $   40          $   --         $   40        $ 5,573         $ 5,613
   Karma International AG   .........          --           4,930          4,930             --           4,930
   Karma Sarl   .....................         202              --            202             --             202
   Karma UK Limited   ...............         200              --            200             --             200
   Karma Benelux BV   ...............          22              --             22             --              22
   Riverrise Trading Ltd ............          19              --             19             --              19
   Capital share transactions  ......          --             142            142            118             260
   Effect of disposition
    of operations  ..................          --              --             --            (19)            (19)
                                           ------          -------        ------        --------        -------
                                              483           5,072          5,555          5,672          11,227
   Elimination of investments  ......        (419)             --           (419)              (5)         (424)
                                           ------          -------        ------        --------        -------
                                           $   64          $5,072         $5,136        $ 5,667         $10,803
                                           ======          =======        ======        ========        =======

     In 1995 and 1996, retained earnings of $4,930 and $5,573, respectively, have been contributed to Karma International AG and Karma International S.A. and represent the shareholders' contributed capital balances (common stock at par value). Capital share transactions represent common stock of entities owned not only by Karma International S.A. (or Bluefin S.A.), but also by the controlling shareholders; accordingly, the common stock of such entities are included in the financial statements. At December 31, 1996, $260 represents the 5 percent share capital of Karma International AG held by controlling shareholders.


     Effect of disposition of operations represents the disposition of common stock and accumulated losses of Riverrise Trading Limited, a company which was the principal operating company of the controlling shareholders until September 30, 1995, the date when Karma International AG was established. From this date on, Karma International AG became the principal operating company of the controlling shareholders, and accordingly the net assets of Riverrise Trading Limited was disposed of from the consolidated shareholders' equity in 1996.


15. Commitments and Contingencies:


Guarantees


     As of December 31, 1996, the Company is contingently liable in respect of collaterals given to banks and suppliers, as follows:


   Accommodation notes  ............   $50,000
   Bank letters of guarantee  ......     5,716
                                       --------
                                       $55,716
                                       ========

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (IN THOUSANDS)--(CONTINUED)


15. COMMITMENTS AND CONTINGENCIES:--(CONTINUED)

LEASES

     The Company and its subsidiaries' lease agreements consist principally of operating leases. Rent expense for 1996 was $289. The future minimum lease payments as of December 31, 1996, in the aggregate and for each of the five succeeding years, is as follows:


  1997  ......   $312
  1998  ......    241
  1999  ......     82
  2000  ......     77
  2001  ......     59
                 -----
                 $771
                 =====

LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.


16. Fair Value of Financial Instruments:

     The Company's financial instruments consist of cash and equivalents, trade receivables, borrowings and trade payables. The carrying amounts of these financial instruments approximate their fair values because of the short maturity.

17. Related Party Transactions:

     For the year ended December 31, 1996, the breakdown of the related party transaction is as follows:


                                                 SALES       PURCHASES
                                                ----------   ----------
Eurocom Computer Systeme GmbH ...............   $150,273       $22,402
   Karma Donanim Yazilim A.S.    ............     35,560            --
   Oktabit Hellas A.E.  .....................     13,649            --
   Distribution Karma   .....................      3,229            --
   Karma Components Limited   ...............      2,428            --
   Udas Uluslararasi Danismanlik A.S.  ......         --         1,944
   Riverrise Trading Ltd.  ..................         --         4,602
                                                ---------     --------
                                                $205,139       $28,948
                                                =========     ========

     In 1995, sales to related parties was $100,127 and purchases from related parties was $57,753.

     In 1996, the Company also purchased property and equipment amounting to $283 and intangible assets amounting to $4 from Eurocom Computer Systeme GmbH.

18. Concentrations:

     The Company's operations are substantially all inside Europe. In 1996, the largest amount of sales occurred in Germany, which comprised 21% of total sales. The Company also had sales of almost 15%

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (IN THOUSANDS)--(CONTINUED)


18. CONCENTRATIONS:--(CONTINUED)

in Benelux countries. While these countries and other countries where the Company has operations are considered politically stable, there is a risk that economic difficulties in any of these countries could adversely affect the Company's business.


     59% of the Company's sales are made in local currencies other than U.S. dollar. The largest amount of sales was in Dutch Guilders (15%). In some countries, certain purchases and resulting payables are in currencies different than the functional currency. The Company had sales to Eurocom Computer Systeme GmbH, a related party, in the amount of $57,541 and $150,273, in 1995 and 1996, respectively. No other companies represent more than 10% of total sales. Further, certain subsidiaries have loans receivable or payable denominated in currencies other than their functional currency. Transaction gains and losses on these receivables and liabilities are included in the determination of earnings for relevant periods. In 1995 and 1996, such foreign currency gains and losses were not material.


     The Company has a major supplier, Quantum Peripherals (Europe) SA (Quantum), whose products accounted for 42% and 39% of sales for 1995 and 1996, respectively. No other vendor accounted for more than 10% of sales in any year except in 1995 in which one vendor was 26%. The Company or Quantum have the right to terminate the distribution agreement without penalty for any reason or no reason by giving the other party written notice ninety days in advance. The Company believes that its relationship with Quantum is good and has no reason to believe that its distribution arrangement will not be a long term relationship. No assurance can be given, however, that Quantum will renew the Company's agreement at the time of its annual review or in subsequent years. Management has not formulated alternative plans of action in the event the Quantum contract is terminated. The amounts outstanding to Quantum at December 31, 1995 and 1996 were $19,340 and $42,378, respectively.


19. Subsequent Event (Unaudited):


     In June 1997, the Company signed a definitive agreement with CHS Electronics, Inc. (CHS) to sell 100% of the common stock to CHS for $160 million to be paid in cash and unregistered shares of CHS common stock.

[Small map with CHS locations at the top right corner of the page. Below the map are the logos of certain CHS vendors and a list of certain CHS vendors.]

================================================================================


 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY U.S. UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL IS NOT AUTHORIZED, OR IN WHICH THE PERSON IS NOT AUTHORIZED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
          ------------
        TABLE OF CONTENTS
                                         PAGE
                                         -----
Prospectus Summary .....................  3
Risk Factors    ........................  7
Recent Developments   ..................  12
Use of Proceeds    .....................  14
Dividend Policy    .....................  14
Price Range of Common Stock    .........  15
Capitalization  ........................  16
Selected Consolidated Financial Data....  17
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations   .....................  18
Business  ..............................  25
Management   ...........................  32
Principal and Selling Shareholders   ...  35
Description Of Capital Stock   .........  37
Underwriting    ........................  39
Legal Matters   ........................  41
Experts   ..............................  41
Available Information    ...............  41
Incorporation of Certain Documents by
   Reference    ........................  42
Index to Financial
   Statements   ........................ F-1


================================================================================


                               12,000,000 SHARES




                [CHS EXCELLENCE IN DISTRIBUTION GRAPHIC OMITTED]


                                 COMMON STOCK


                               -------------------
                               P R O S P E C T U S
                               -------------------


                                 RAYMOND JAMES
                               & ASSOCIATES, INC.


                             MONTGOMERY SECURITIES


                              J.C. BRADFORD & CO.


                                  CLEARY GULL
                            REILAND & MCDEVITT INC.




                                      , 1997
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                   SUBJECT TO COMPLETION DATED JULY 23, 1997

                               12,000,000 SHARES




                [CHS EXCELLENCE IN DISTRIBUTION GRAPHIC OMITTED]




                                 COMMON STOCK
                               ----------------




     ALL OF THE 12,000,000 SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING ISSUED AND SOLD BY CHS ELECTRONICS, INC. ("CHS" OR THE "COMPANY"). OF THE 12,000,000 SHARES OF COMMON STOCK OFFERED HEREBY, 3,000,000 SHARES ARE BEING OFFERED OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL MANAGERS (AS DEFINED HEREIN) (THE "INTERNATIONAL OFFERING") AND 9,000,000 SHARES ARE BEING OFFERED IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS (AS DEFINED HEREIN) (THE "U.S. OFFERING," AND TOGETHER WITH THE INTERNATIONAL OFFERING, THE "OFFERING"). THE PRICE TO PUBLIC AND THE UNDERWRITING DISCOUNTS AND COMMISSIONS PER SHARE WILL BE IDENTICAL FOR THE U.S. OFFERING AND THE INTERNATIONAL OFFERING. SEE "UNDERWRITING."

     THE COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET UNDER THE TRADING SYMBOL "CHSE." ON JULY 22, 1997, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $32.125 PER SHARE.


                               ----------------
     SEE "RISK FACTORS" ON PAGES 7 THROUGH 11 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


=========================================================
                              UNDERWRITING
                  PRICE TO    DISCOUNTS AND   PROCEEDS TO
                   PUBLIC    COMMISSIONS(1)   COMPANY(2)
---------------------------------------------------------
Per Share  ...... $             $              $
---------------------------------------------------------
Total(3)   ...... $             $              $
=========================================================
(1) The Company and the Selling Shareholders (the "Selling Shareholders") described under "Principal and Selling Shareholders" have agreed to indemnify the International Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."


(2) Before deducting expenses estimated at $500,000, which are payable by CHS.


(3) The Company and the Selling Shareholders have granted to the International Managers a 30-day option to purchase up to 450,000 additional shares of Common Stock, and to the U.S. Underwriters a 30-day option to purchase up to 1,350,000 additional shares of Common Stock, on the same terms and conditions as the Common Stock offered hereby, solely to cover over-allotments, if any. The Company will not receive any of the proceeds from the sales of Common Stock by the Selling Shareholders. If such options are exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See "Principal Shareholders" and "Underwriting."

                               ----------------


     THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL INTERNATIONAL MANAGERS, SUBJECT TO PRIOR SALE, WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THEM, AND SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING THE RIGHT OF THE INTERNATIONAL MANAGERS TO WITHDRAW, CANCEL, MODIFY OR REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT , 1997 AT THE OFFICES OF RAYMOND JAMES & ASSOCIATES, INC., ST. PETERSBURG, FLORIDA.


                               ----------------
RAYMOND JAMES & ASSOCIATES, INC.

                          MONTGOMERY SECURITIES
                                                        J.C. BRADFORD & CO.

                 The date of this Prospectus is        , 1997

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                                 UNDERWRITING



     The institutions named below (the "International Managers"), acting through their representatives, Raymond James & Associates, Inc., Montgomery Securities and J.C. Bradford & Co. (the "International Representatives"), have severally agreed, subject to the terms and conditions of the subscription agreement by and among the Company, Selling Shareholders and the International Managers (the "Subscription Agreement"), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below:


                                            NUMBER OF
NAME                                        SHARES
-----------------------------------------   ----------
Raymond James & Associates, Inc.   ......
Montgomery Securities  ..................
J.C. Bradford & Co.    ..................






                                            ---------
  Total    ..............................   3,000,000
                                            =========


     The Company and the Selling Shareholders have also entered into an underwriting agreement (the "Underwriting Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters") for whom Raymond James & Associates, Inc., Montgomery Securities, J.C. Bradford & Co. and Cleary Gull Reiland & McDevitt Inc. are acting as representatives (the "U.S. Representatives"), relating to the U.S. Offering. The closing of the U.S. Offering is a condition to the closing of the International Offering and the closing of the International Offering is a condition to the closing of the U.S. Offering.



     The Subscription Agreement and the Underwriting Agreement provide that the respective obligations of the several International Managers and U.S. Underwriters to pay for and accept delivery of the shares of Common Stock being sold pursuant to each such agreement are subject to certain conditions. The International Managers and the U.S. Underwriters are obligated to purchase all of the shares being sold pursuant to each such agreement if any are purchased. The Company and the Selling Shareholders have been advised by the International Representatives that the International Managers propose initially to offer the shares to the public at the offering price set forth on the cover page of this Prospectus and to certain selected dealers, including the International
Managers, at such price less a concession not in excess of $         per share.
The International Managers may allow, and such

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]



dealers may reallow, a concession not in excess of $      per share to certain
other dealers. After the Offering, the public offering price, concession and discount may be changed. The International Representatives have informed the Company that the International Managers do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     The Subscription Agreement provides for indemnification among the Company, the Selling Shareholders and the International Managers against certain liabilities in connection with this Offering, including liabilities under the Securities Act.


     The Company, each of its executive officers and directors, the Selling Shareholders, CHI and Comtrad have agreed not to offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or in the case of the Company, file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act relating to, shares of Common Stock, or securities convertible into or exchangeable or exercisable for shares of Common Stock, without the consent of Raymond James & Associates, Inc., for a period of 90 days following the closing of this Offering. This restriction does not apply to certain issuances of Common Stock by the Company pursuant to its stock option plans. See "Shares Eligible for Future Sale."


     The Company and the Selling Shareholders have granted to the International Managers an option exercisable during the 30-day period after the date of this Prospectus to purchase up to an aggregate of 450,000 additional shares of Common Stock at the same price per share as the Company receives for the 3,000,000 shares which the International Managers have agreed to purchase from the Company, for the sole purpose of covering over-allotments, if any. To the extent that the International Managers exercise such option, each International Manager will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to each International Manager's initial commitment. The Company and the Selling Shareholders have granted the U.S. Underwriters a similar option to purchase up to an aggregate of 1,350,000 additional shares of Common Stock.



     The public offering price, the aggregate underwriting discounts and commissions per share and the per share concession and discount to dealers for the International Offering and the concurrent U.S. Offering will be identical. Pursuant to an Agreement between the International Managers and the U.S. Underwriters (the "Intersyndicate Agreement") relating to the Offering, changes in the public offering price, the aggregate underwriting discounts and commissions per share and the per share concession and discount to dealers will be made on behalf of the International Managers and the U.S. Underwriters by Raymond James & Associates, Inc.


     Pursuant to the Intersyndicate Agreement, each of the International Managers has agreed that, as part of the International Offering and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person in the United States or Canada or to any other dealer who does not so agree. Each of the U.S. Underwriters has agreed or will agree that, as part of the U.S. Offering and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the International Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction. "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) an individual resident in the United States or Canada or (ii) a corporation, partnership, pension, profit sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

     Pursuant to the Intersyndicate Agreement, sales may be made between the International Managers and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]



shares so sold shall be the public offering price, less such amount as may be determined by Raymond James & Associates, Inc., but not exceeding the selling concession applicable to such shares. To the extent there are sales between the International Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the International Managers or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus. Neither the International Managers nor the U.S. Underwriters are obligated to purchase from the other any unsold shares of Common Stock.



     This Prospectus may be used by underwriters and dealers in connection with sales of shares in the U.S. Offering to persons located outside the United States and Canada, to the extent such sales are permitted by the contractual limitations on sales described above.



     The International and U.S. Representatives, on behalf of the International Managers and U.S. Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the Offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In "passive" market making, market makers in the Common Stock who are International Managers or U.S. Underwriters or prospective underwriters or managers may, subject to certain limitations, make bids for or purchases of the Common Stock until the time, if any, at which a stabilizing bid is made. Penalty bids permit the International and U.S. Representatives to reclaim a selling concession from a syndicate member when shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.



     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company or shares of Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.


     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.



     Each International Manager has agreed that: (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing of this Offering, will not offer or sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exceptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.


               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                 FOR NON-UNITED STATES HOLDERS OF COMMON STOCK



     The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Common Stock by a "Non-United States Holder" and does not address tax consequences arising under the laws of any foreign, state or local jurisdiction. As used herein, a "Non-United States Holder" is a beneficial owner of Common Stock that, for United States federal income tax purposes, is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of such trust.


     This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change, possibly retroactively. This discussion does not address all aspects of United States federal income and estate taxation and does not address foreign, state and local tax consequences that may be relevant to Non-United States Holders in light of their personal circumstances. Prospective investors who are Non-United States Holders are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of the Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.



DIVIDENDS


     Generally, any dividend paid to a Non-United States Holder will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If the dividend is effectively connected with the conduct of a United States trade or business of the Non-United States Holder, the dividend would be subject to United States federal income tax on a net income basis (and, with respect to corporate holders and under certain circumstances, the branch profits tax) and would be exempt from the 30% withholding tax described above.


     Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations, not currently in effect, however, a Non-United States Holder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.


DISPOSITION OF COMMON STOCK


     A Non-United States Holder generally will not be subject to United States federal income tax on any gain recognized upon the sale or other disposition of Common Stock unless (i) such gain is

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


effectively connected with the conduct of a United States trade or business of the Non-United States Holder or (ii) in the case of a Non-United States Holder who is a non-resident alien individual and holds the Common Stock as a capital asset, such individual is present in the United States for 183 days or more days during the taxable year of disposition and certain other requirements are met. If a Non-United States Holder falls under clause (i) above, the holder will be subject to tax on the net gain derived from the sale on the same basis that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). If an individual Non-United States Holder falls under clause (ii) above, the holder generally will be subject to a flat 30% tax on the gain derived from the sale, which gain may be offset by United States source capital losses.


INFORMATION REPORTING BACKUP WITHHOLDING


     The Company must report annually to the United States Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to such holder and the amount of any tax withheld. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty.


     United States backup withholding tax generally will not apply to the payment of (a) dividends on Common Stock to a Non-United States Holder at an address outside the United States or (b) the proceeds of the sale of Common Stock to or through the foreign office of broker. In the case of the payment of proceeds from such a sale of Common Stock through a foreign office of a United States broker or a foreign broker that has certain types of relationships to the United States, however, information reporting, but not backup withholding, is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and certain other requirements are met or the holder otherwise establishes an exemption. The payment of the proceeds from the sale of Common Stock and dividends paid on Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding at the rate of 31% unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.


     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the United States Internal Revenue Service.



     These information reporting and backup withholding rules are under review by the United States Treasury and their application to holding and disposing of Common Stock could be changed by future regulations. On April 15, 1996, the United States Internal Revenue Service issued proposed Treasury regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed regulations would, among other changes, eliminate the presumption under current regulations with respect to dividends paid to addresses outside the United States. The proposed Treasury regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective purchasers of Common Stock should consult their tax advisors concerning the potential application and effect of such Treasury regulations.



FEDERAL ESTATE TAXES


     Common Stock held by an individual Non-United States Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable tax treaty provides otherwise.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]



================================================================================
 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY INTERNATIONAL MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL IS NOT AUTHORIZED, OR IN WHICH THE PERSON IS NOT AUTHORIZED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                  ------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
Prospectus Summary .....................  3
Risk Factors    ........................  7
Recent Developments   ..................  12
Use of Proceeds    .....................  14
Dividend Policy    .....................  14
Price Range of Common Stock    .........  15
Capitalization  ........................  16
Selected Consolidated Financial Data....  17
Management's Discussion and Analysis
   of Financial Condition and
   Results of Operations................  18
Business  ..............................  25
Management   ...........................  32
Principal and Selling Shareholders   ...  35
Description Of Capital Stock   .........  37
Underwriting    ........................  39
Certain United States Federal Tax
   Considerations for Non-United States
   Holders of Common Stock..............  42
Legal Matters   ........................  44
Experts   ..............................  44
Available Information    ...............  44
Incorporation of Certain Documents by
   Reference    ........................  44
Index to Financial
   Statements   ........................ F-1


================================================================================


                               12,000,000 SHARES


                [CHS EXCELLENCE IN DISTRIBUTION GRAPHIC OMITTED]

                                 COMMON STOCK


                               -------------------
                               P R O S P E C T U S
                               -------------------


                                RAYMOND JAMES
                               & ASSOCIATES, INC.


                             MONTGOMERY SECURITIES


                              J.C. BRADFORD & CO.


                                      , 1997
================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The Company estimates that expenses payable by it in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:



  Securities and Exchange Commission registration fee  ......   $ 89,734.85
  NASD filing fee  ..........................................     30,500.00
  Nasdaq National Market listing fee ........................        17,500
  Printing expenses   .......................................            *
  Accounting fees and expenses ..............................            *
  Legal fees and expenses   .................................            *
  Fees and expenses (including legal fees) for qualifications
    under state securities laws   ...........................            *
  Registrar and Transfer Agent's fees and expenses  .........            *
  Miscellaneous .............................................            *
                                                                -----------
    Total ...................................................   $500,000.00
                                                                ===========


----------------
* To be provided by amendment.


All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company has authority under Florida law to indemnify its directors and officers to the extent provided in such statute. The Articles of Incorporation provide that the Company shall indemnify its directors to the fullest extent permitted by law either now or hereafter. The Company has also entered into an agreement with each of its directors and Craig Toll wherein it has agreed to indemnify each of them to the fullest extent permitted by law.


     At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.


     Pursuant to the Underwriting Agreement and Subscription Agreement filed as
Exhibit 1.1 and Exhibit 1.2, respectively, to this Registration Statement, the U.S. Underwriters and the Managers have agreed to indemnify the directors, officers and controlling persons of the Company against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits:


EXHIBIT     DESCRIPTION
---------   --------------------------------------------

  1.1       Form of Underwriting Agreement(7)
  1.2       Form of Subscription Agreement(7)
  3.1       Articles of Incorporation of the Company(4)
  3.2       Bylaws of the Company(4)
  4.1       Form of Common Stock Certificate(4)

EXHIBIT     DESCRIPTION
---------   ---------------------------------------------------------------------------------------------

  5.1       Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. as to the validity of the Common Stock being registered(7)
 10.1       Plan of Acquisition dated June 30, 1994(2)
 10.2       Form of Registration Agreement(2)
 10.3       Agreement and Plan of Exchange dated June 30, 1994(2)
 10.4       Purchase and Sale Agreement dated June 30, 1994(2)
 10.5       Repurchase Option Agreement dated June 30, 1994(2)
 10.6       Stockholders Agreements dated June 30, 1994(2)
 10.7       Employment Agreement for Alvin Perlman(2)
 10.12      Stock Incentive Plan(2)
 10.15      Loan and Security Agreement by and between Congress Financial Corporation (Florida), as
            Lender and Zemex Electronics International, Inc. as Borrower, dated February 5, 1996 together with the guarantee thereof by the Company(3)
 10.17      Employment Agreement between the Company and Claudio Osorio dated March 22, 1996(4)
 10.18      Employment Agreement between the Company and Craig Toll dated March 22, 1996(4)
 10.19      Form of Indemnity Agreement between the Company and each of the Directors of the
            Company and Craig Toll(4)
 10.20      Noncompetition Agreement dated April 11, 1996 among the Company, Comtrad, Inc. and
            Comtrad Holdings, Inc.(4)
 10.22      Agreement and Plan of Exchange between the Company and Comtrad, Inc. dated April 25,
            1995 (CHS Belgium, CHS England, CHS France and CHS Portugal)(4)
 10.23      Agreement and Plan of Exchange between the Company and Comtrad Holdings, Inc. dated
            October 13, 1995 (CHS BEK)(4).
 10.24      Agreement and Plan of Exchange between the Company, CHS Czechia s.r.o., Comtrad, Inc.
            and Zbynek Kraus dated October 27, 1995 (CHS Czechia)(4).
 10.25      Stock Purchase Agreement between the Company and Comtrad Holdings, Inc. dated
            December 29, 1995 (CHS Poland)(4)
 10.26      Stock Purchase Agreement between the Company and Comtrad, Inc. dated December 29,
            1995 (CHS Sweden)(4)
 10.27      Stock Purchase Agreement between the Company and Comtrad, Inc. dated December 29,
            1995 (CHS Finland)(4)
 10.28      Purchase Agreement dated January 31, 1996 between the Company and Comtrad Holdings,
             Inc. and the individual persons comprising the "KVENTA QUOTAHOLDERS" (CHS
             Hungary)(4)
 10.29      Stock Purchase Agreement between the Company, Comtrad Holdings, Inc. and Comtrad, Inc.
            dated March 27, 1996 (CHS Baltic, CHS Bulgaria, CHS Romania, CHS Croatia, CHS Brazil
            and CHS Slovakia)(4)
 10.30      Stock Purchase Agreement dated March 29, 1996 between the Company and Hugo Wyrsch
            (CHS Switzerland)(4)
 10.31      Loan Agreement dated 29 March 1996 among CHS Finance SA, Singer and Friedlander
            Limited and certain banks named in the Agreement (4)
 10.32      Purchase Agreement by and among the Company, as Buyer, and Merisel, Inc. and Merisel
            Europe, Inc. as Sellers dated as of August 29, 1996 as amended by First Amendment to
            Purchase Agreement dated as of October 4, 1996(5)
 10.33      Second Amendment to Purchase Agreement by and among the Company as Buyer and
            Merisel, Inc. and Merisel Europe, Inc. as Sellers dated as of December 27, 1996(6)

EXHIBIT     DESCRIPTION
---------   ----------------------------------------------------------------------------------------------

10.34       Settlement Agreement and Release by and among the Company as Buyer and Merisel, Inc.
            and Merisel Europe, Inc. as Sellers dated February 13, 1997(6)
10.35       Agreement as of October 31, 1996 between the Company and Comtrad, Inc. regarding the sale of CHS Romania(5)
10.36       Stock Exchange Agreement dated December 19, 1996 between the Company and Frank &
            Walter Computer GmbH(6)
10.37       Modification of Re-Purchase Option Agreement dated July 1996(8)
10.38       Amendment to Stock Purchase Agreement dated October 16, 1996 between CHS Electronics,
            Inc. and Hugo Wyrsch(8)
10.39        Employment Agreement between the Company and Carsten Frank dated December 19,
             1996(8)
10.40       First Amendment to Employment Agreement of Claudio Osorio dated May 12, 1997(8)
10.41       Amendment and Joinder to Loan and Security Agreement between Zemex Electronics
            International, Inc. and Merisel Latin America, Inc. as Borrowers and Congress Financial
            Corporation (Florida) as Lender dated October 4, 1996(8)
10.42       Shareholder Letter Agreement dated December 19, 1996 among Carsten Frank, Comtrad,
            Inc. and Comtrad Holdings, Inc.(8)
10.43       Share Exchange Agreement dated June 20, 1997 among the Company and the shareholders of
            Karma International S.A.(8)
23.1        Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (to be included in its opinion to be filed as Exhibit 5.1)(7)
23.2        Consent of Grant Thornton LLP(7)
23.3        Consent of Moore Stevens, P.C.(7)
23.4        Consent of Deloitte & Touche LLP(7)
23.5        Consent of KPMG Cevdet Suner Denetim ve Yeminli Mali Musavirlik A.S.(7)
24.1        Reference is made to the Signatures section of this Registration Statement for the Power of
            Attorney contained therein(7)
27.1        Financial Data Schedule(7)
27.2        Financial Data Schedule(7)


----------------
(1) To be filed by amendment.

(2) Incorporated herein by this reference from the Company's registration statement on Form 10 filed with the Securities and Exchange Commission on May 26, 1994 and the amendments thereto filed on August 1, 1994, September 9, 1994, December 2, 1994 and January 12, 1995.

(3) Incorporated herein by this reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

(4) Incorporated herein by this reference from the Company's Registration Statement on Form S-1 (File No. 333-03864).

(5) Incorporated herein by this reference from the Company's Current Report on Form 8-K filed on October 18, 1996.

(6) Incorporated herein by this reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

(7) Filed herewith.


(8) Previously filed.


     (b) Financial Statement Schedules:


     All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.


ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     (c) The undersigned registrant hereby undertakes that:


       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.


       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act"), the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 22, 1997.


                                 CHS ELECTRONICS, INC.
                                 By: /s/ CLAUDIO OSORIO

                                       Claudio Osorio
                                       Chairman of the Board,
                                       Chief Executive Officer and President


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Claudio Osorio and Craig Toll his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and any registration statement filed pursuant to Rule 462(b) of the Act prepared in connection therewith, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


        SIGNATURE                              TITLE                         DATE
-----------------------------   ---------------------------------------   --------------

/s/ CLAUDIO OSORIO              Chairman of the Board, Chief              July 22, 1997
-----------------------------   Executive Officer and President
Claudio Osorio                  (principal executive officer)

/s/              *              Executive Vice President                  July 22, 1997
-----------------------------   and Director
Alvin Perlman

/s/              *             Executive Vice President                  July 22, 1997
------------------------------  and Director
Carsten Frank

/s/              *              Secretary and Director                    July 22, 1997
------------------------------
Antonio Boccalandro

/s/ CRAIG TOLL                  Chief Financial Officer and Treasurer     July 22, 1997
------------------------------  (principal financial officer and
Craig Toll                      principal accounting officer)

/s/              *              Director                                  July 22, 1997
------------------------------
Otto Gerlach

/s/              *              Director                                  July 22, 1997
------------------------------
Zbynek Kraus

/s/              *              Director                                  July 22, 1997
------------------------------
Pierino Lardi

/s/              *              Director                                  July 22, 1997
------------------------------
Donald D. Winstead

* By: /s/ CRAIG TOLL
      ------------------------
      Craig Toll
      Attorney-in-fact

                               INDEX TO EXHIBITS

                                                                                               SEQUENTIALLY
EXHIBIT                                                                                         NUMBERED
NUMBER      DESCRIPTION                                                                           PAGE
---------   --------------------------------------------------------------------------------   -------------

 1.1        Form of Underwriting Agreement
 1.2        Form of Subscription Agreement
 5.1        Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel,
            P.A. as to the validity of the Common Stock being registered
23.2        Consent of Grant Thornton LLP
23.3        Consent of Moore Stevens, P.C.
23.4        Consent of Deloitte & Touche LLP
23.5        Consent of KPMG Cevdet Suner Denetim ve Yeminli Mali Musavirlik A.S.

